EX10.1
Execution Version
2023 Third Amended and Restated Credit Agreement
(5-Year Revolving Loan)

dated as of April 21, 2023

TABLE OF CONTENTS
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EXHIBITS AND SCHEDULES
Exhibit 1A    Existing Letters of Credit
Exhibit 1B    Compliance Certificate
Exhibit 1C    List of Subsidiaries
Exhibit 2.3    5-Year Borrowing Notice
Exhibit 2.4    5-Year Facility Note Form
Exhibit 2.9    Form of Adoption Agreement
Exhibit 3.2    Bid Request Form
Exhibit 3.3    Bid Form
Exhibit 3.4    Bid Selection Notice
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Exhibit 5.1    Conversion or Continuation Notice
Exhibit 9.3    Litigation
Exhibit 9.8    Payment of Taxes
Exhibit 9.14    Environmental Compliance
Exhibit 9.23    Labor Matters and Agreements
Exhibit 12.8(f)    Existing Investments
Exhibit 15.29    Wire Instructions
Exhibit 15.31A    U.S. Tax Compliance Certificate (for Non-US Lenders that are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit 15.31B    U.S. Tax Compliance Certificate (for Non-US Participants that are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit 15.31C    U.S. Tax Compliance Certificate (for Non-US Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit 15.31D    U.S. Tax Compliance Certificate (for Non-US Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit 16.15    Assignment and Assumption
Exhibit 16.15.4    Closing Date Voting Participants
Schedule 1    Lenders and Individual Commitments
Schedule 2    5-Year Margins, Facility Fee Factors; Letter of Credit Fees
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2023 THIRD AMENDED AND RESTATED CREDIT AGREEMENT
(5-Year Revolving Loan)
THIS 2023 THIRD AMENDED AND RESTATED CREDIT AGREEMENT (5-Year Revolving Loan) (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”) is entered into as of the 21st day of April, 2023, by and among COBANK, ACB (“CoBank”) for its own benefit as a Lender, and as the Administrative Agent for the benefit of the present and future Lenders (in such capacity, “Administrative Agent”), the Lenders identified on Schedule 1 hereto, and CHS INC., a cooperative corporation formed under the laws of the State of Minnesota, whose address is 5500 Cenex Drive, MS 685, Inver Grove Heights, Minnesota 55077 (“Borrower”).
WHEREAS, Borrower has requested, among other things, that the Lenders (a) extend the “Revolver” under the existing 2019 Second Amended and Restated Credit Agreement (5-Year Revolving Loan) (the “Existing Credit Agreement”) dated as of July 16, 2019 by and among CoBank, the lenders party thereto and Borrower, in an aggregate principal amount of $2,800,000,000, with the proceeds to be used by Borrower (i) to fund working capital requirements, (ii) for general corporate purposes, including funding capital expenditures, (iii) to support the issuance of letters of credit, and (iv) to pay off Swingline Advances (at the request of either Borrower or the Swingline Lender), (b) extend the existing 5-Year Maturity Date to April 21, 2028 and (c) make certain other modifications to the Existing Credit Agreement.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein, the parties hereto agree as follows.
ARTICLE 1.

DEFINED TERMS
As used in this Credit Agreement, the following terms shall have the meanings set forth below (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):
“5-Year Advance” shall have the meaning set forth in Section 2.1.
“5-Year Availability Period” means the period from the Closing Date until the 5-Year Maturity Date.
“5-Year Borrowing Notice” shall have the meaning set forth in Section 2.3.
“5-Year Commitment” means $2,800,000,000, subject to (a) reduction as provided in Section 2.8 hereof and (b) increase as provided in Section 2.9 hereof.
“5-Year Facility” means the loan facility made available to Borrower under Article 2 of this Credit Agreement.
“5-Year Facility Fee” shall have the meaning set forth in Subsection 5.5.1.
“5-Year Facility Fee Factor” means the 5-Year Facility Fee Factor determined as set forth in Schedule 2 hereto and Section 5.6 hereof.
“5-Year Facility Note” shall have the meaning set forth in Section 2.4.
“5-Year Funding Notice” shall have the meaning set forth in Section 2.3.
“5-Year Margin” means the 5-Year Margin determined for Base Rate Loans or Term SOFR Rate Loans, as applicable, in each case as set forth in Schedule 2 hereto and Section 5.6 hereof.

“5-Year Maturity Date” means April 21, 2028.
“Additional Provision” shall have the meaning set forth in Section 16.25.
“Adjusted Consolidated Funded Debt” means Consolidated Funded Debt, plus the net present value of all rentals payable under Operating Leases of Borrower and its Consolidated Subsidiaries as discounted by a rate of 10.0% per annum.
“Adjusted Term SOFR Rate” means, for purposes of any calculation, the rate per annum equal to (a) the Term SOFR Rate for such calculation plus (b) the SOFR Adjustment; provided that if the Adjusted Term SOFR Rate as so determined shall ever be less than the Floor, then the Adjusted Term SOFR Rate shall be deemed to be the Floor.
“Administrative Agent” shall have the meaning set forth in the preamble.
“Administrative Agent Office” means the address set forth at Subsection 16.4.2, as it may change from time to time by notice to all parties to this Credit Agreement.
“Adoption Agreement” shall have the meaning set forth in Section 2.9.
“Advance” means a 5-Year Advance, a Bid Advance, and/or a Swingline Advance, as the context requires.
“Advance Date” means a day (which shall be a Business Day) on which an Advance is made.
“Advance Payment” shall have the meaning set forth in Section 6.8.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Loans” shall have the meaning set forth in Subsection 5.2.3.
“Affiliate” with respect to any Person, means (a) a Subsidiary of such Person, (b) any Person in which such Person, directly or indirectly, owns more than five percent (5.0%) (or, in the case of Section 9.24(a) and (b), ten percent (10.0%)) of the outstanding equity thereof, and (c) any Person which, directly or indirectly, (i) owns more than five percent (5.0%) (or, in the case of Section 9.24(a) and (b), ten percent (10.0%)) of the outstanding equity of such Person, or (ii) has the power under ordinary circumstances to control the management of such Person.
“Amortization” means the total amortization of Borrower and its Consolidated Subsidiaries as measured in accordance with GAAP.
“Anti-Corruption Laws” means any Laws of any Governmental Authority concerning or relating to bribery or corruption, applicable to Borrower or its Subsidiaries.
“Anti-Terrorism Laws” means any Laws of any Governmental Authority concerning or relating to financing terrorism, “know your customer” or money laundering, applicable to Borrower or its Subsidiaries or Affiliates thereof.
“Applicable Lending Office” means, for each Lender and for each Advance, the lending office of such Lender designated as such for such Advance on its signature page hereof or in the applicable Assignment and Assumption or such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and Borrower as the office by which its Advances are to be made and maintained.
“Applicable Percentage” means with respect to any Lender, the percentage of the total 5-Year Commitment represented by such Lender’s Individual 5-Year Commitment. If the Individual 5-Year

Commitments shall have terminated or expired, the Applicable Percentage shall be determined based upon the Individual 5-Year Commitments most recently in effect, giving effect to any assignments.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 16.15.2), and accepted by the Administrative Agent, in substantially the form of Exhibit 16.15 or any other form approved by the Administrative Agent.
“Authorized Officer” shall have the meaning set forth in Subsection 10.1.4.
“Available Tenor” means, as of any date of determination and with respect to the applicable then-current Benchmark, as applicable, (a) if the applicable then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Credit Agreement as of such date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus one half of one percent (0.50%) per annum, and (c) the Adjusted Term SOFR Rate for an Interest Period of one month in effect on each such day plus one percent (1.00%) per annum; provided that, in no event shall the Base Rate be less than the Floor. Any change in the Base Rate due to a change in the Prime Rate, Federal Funds Effective Rate or Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, Federal Funds Effective Rate or Adjusted Term SOFR Rate, respectively, and without necessity of notice being provided to the Borrower or any other Person.
“Base Rate Loans” shall have the meaning set forth in Subsection 5.1.1.
“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to any initial Benchmark or any then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement for such initial or then-current Benchmark to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Subsection 5.2.3(a). Any reference to a “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement” means, for any Available Tenor:
(a)    for the Adjusted Term SOFR Rate, the first alternative set forth below that can be determined by the Administrative Agent
(i)    the sum of (A) the Daily Simple SOFR Rate and (B) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available

Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time, or
(ii)    the sum of (A) the alternate benchmark rate and (B) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time; and
(b)    for all other Benchmarks, the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;
provided that, if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents.
“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of any initial Benchmark or any adjusted initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 6.7 and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent, in consultation with the Borrower, decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).
“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will not be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership of legal entity customers required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Bid” shall have the meaning set forth in Section 3.3.
“Bid Advance” shall have the meaning set forth in Section 3.1.
“Bid Agent” means CoBank.
“Bid Maturity Date” shall have the meaning set forth in Section 3.2.
“Bid Rate” shall have the meaning set forth in Section 3.3.
“Bid Rate Loan” shall have the meaning set forth in Section 3.1.
“Bid Request” shall have the meaning set forth in Section 3.2.
“Bid Results Notice” shall have the meaning set forth in Section 3.3.
“Bid Selection Notice” shall have the meaning set forth in Section 3.4.
“Borrower” shall have the meaning set forth in the preamble.
“Borrower Pension Plan” means each Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is intended to satisfy the requirements of Section 401(a) of the Code.
“Borrower’s Account” means Borrower’s account as set forth on Exhibit 15.29 hereto, or as otherwise specified to the Administrative Agent in writing.
“Business Day” means any day other than a Saturday or Sunday and other than a day on which banks in New York, New York are authorized or required by law to close.
“Capital Leases” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of any asset and the incurrence of a liability in accordance with GAAP.
“Capitalized Lease Obligation” means with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease (net of interest expenses) which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.
“Cash Collateralize” means with respect to the Obligations of the Borrower under this Credit Agreement, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender or Lenders, as collateral for Letter of Credit obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender. “Cash Collateral” shall have meanings correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.
“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means any Person or Persons acting in concert, together with the Affiliates thereof, directly or indirectly controlling or owning (beneficially or otherwise) in the aggregate more than 50% of the aggregate voting power of the issued and outstanding Voting Interests of Borrower.
“CHS Capital” means CHS Capital, LLC (formerly known as Cofina Financial, LLC) or any other Subsidiary of Borrower that makes seasonal and term loans to member cooperatives, businesses and individual producers of agricultural products included in Borrower’s cash flows from investing activities, and each of any such entity’s Subsidiaries.
“CHS Capital Debt” means, on any date of determination, Debt owing by CHS Capital in connection with the sale or financing of CHS Capital Loan Assets, and in respect of which neither Borrower nor any of its other Subsidiaries has any obligation (including, without limitation, any indemnification obligation) or liability.
“CHS Capital Loan Assets” means loan assets owned and loan commitments made by CHS Capital in the ordinary course of business and, the proceeds thereof and receivables of Borrower and the proceeds thereof, in each case sold by Borrower to the extent necessary to make up the shortfall on collections of the CHS Capital Loan Assets pursuant to the terms of the relevant documentation for the CHS Capital Debt.
“CIP Regulations” has the meaning set forth in Section 15.38.
“Closing Date” means April 21, 2023, provided that on or before such date (a) the Administrative Agent, the Bid Agent, the Lenders party hereto on such date, and Borrower have executed all Loan Documents to which they are parties; and (b) the conditions set forth in Section 10.1 of this Credit Agreement have been met.
“CoBank Equities” means any of the Borrower’s stock, patronage refunds issued in the form of stock or otherwise constituting allocated units, patronage surplus (including any such surplus accrued by CoBank for the account of the Borrower) and other equities in CoBank acquired in connection with, or because of the existence of, the Borrower’s patronage loan from CoBank (or its affiliate), and the proceeds of any of the foregoing.
“Code” means the Internal Revenue Code of 1986.
“Commitment Increase” shall have the meaning set forth in Section 2.9.
“Committed 5-Year Advances” means the principal amount of all 5-Year Advances which any Lender is obligated to make as a result of such Lender having received a 5-Year Funding Notice pursuant to Section 2.3 hereof, but which has not been funded.

“Committed Bid Advances” means the principal amount of all Bid Advances which any Lender is obligated to make as a result of such Lender having received a Bid Selection Notice pursuant to Section 3.4 hereof, but which has not been funded as a Bid Rate Loan.
“Commodity” means any commodity or inventory including, without limitation, grain (including rough rice, wheat, corn, and soyabeans), grain by-products, hydrocarbons, ethanol, soyameal, tree nuts, seeds, dried fruit, milled rice, coffee and/or products related to each of the foregoing and any commodity or inventory which replaces, substitutes for or is exchanged for any such commodity or inventory under the applicable Permitted Inventory and Repo Finance Transaction.
“Communications” shall have the meaning set forth in Subsection 16.16.1.
“Compliance Certificate” means a certificate of the chief financial officer of Borrower acceptable to the Administrative Agent and in the form attached hereto as Exhibit 1B.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Cash Flow” means, for any period, the sum of (a) earnings before income taxes of Borrower and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (excluding, in the case of any non-Wholly Owned Consolidated Subsidiary, the portion of earnings attributable to holders of equity interests of such Consolidated Subsidiary, other than Borrower or a Consolidated Subsidiary), plus (b) amounts that have been deducted in the determination of such earnings before income taxes for such period for (i) Consolidated Interest Expense for such period, (ii) Depreciation for such period, (iii) Amortization for such period, and (iv) extraordinary non-cash losses for such period, minus (c) the amounts that have been included in the determination of such earnings before income taxes for such period for (i) one-time gains, (ii) extraordinary income, (iii) non-cash patronage income, and (iv) non-cash equity earnings in joint ventures.
“Consolidated Current Ratio” means, as of any date of determination, the ratio of (a) consolidated current assets of Borrower and its Consolidated Subsidiaries as of such date to (b) consolidated current liabilities of Borrower and its Consolidated Subsidiaries, including the outstanding amount of (i) 5-Year Advances (including Swingline Advances, if any) and (ii) Bid Advances, as of such date, in each case, as determined in accordance with GAAP.
“Consolidated Funded Debt” means, as of any date of determination, the total of all Funded Debt of Borrower and its Consolidated Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between Borrower and its Consolidated Subsidiaries and all other items required to be eliminated in the course of preparation of consolidated financial statements of Borrower and its Consolidated Subsidiaries in accordance with GAAP; provided, that, if the Consolidated Current Ratio as of any such date of determination is less than 1.00 to 1.00, any calculation of Consolidated Funded Debt shall include (notwithstanding anything to the contrary in the definition of Funded Debt) the lesser, as of such date of determination, of (a) all Debt which would, in accordance with GAAP, be required to be classified as a short term liability on the books of Borrower and its Consolidated Subsidiaries, including without limitation borrowings under a revolving credit or similar agreement where such borrowings are outstanding for less than one year (whether or not used for working capital purposes) and (b) the amount (which, if a negative number, shall be deemed zero) by which (i) consolidated current liabilities of Borrower and its Consolidated Subsidiaries as of such date exceeds (ii) consolidated current assets of Borrower and its Consolidated Subsidiaries as of such date.
“Consolidated Interest Expense” means, for any period, all interest expense of Borrower and its Consolidated Subsidiaries, as determined in accordance with GAAP.
“Consolidated Net Worth” means, for any period, the amount of equity accounts plus (or minus in the case of a deficit) the amount of surplus and retained earnings accounts of Borrower and its Consolidated Subsidiaries, excluding (i) accumulated other comprehensive income (or loss) and (ii) non-controlling interests, all as determined in accordance with GAAP.

“Consolidated Subsidiary” means any Subsidiary whose accounts are consolidated with those of Borrower in accordance with GAAP.
“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by Borrower, the Administrative Agent, and the applicable securities intermediary with respect to a Securities Account (as defined in the New York or Colorado Uniform Commercial Code, as applicable) or bank with respect to a deposit account.
“Conversion or Continuation Notice” shall have the meaning set forth in Subsection 5.1.2.
“Covered Entity” means any of the following:
(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Daily Simple SOFR Rate” means, for any day (a “Daily Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “Daily Simple SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such Daily Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Daily Simple SOFR Rate Day or (ii) if such Daily Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Daily Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If, by 3:00 P.M. (Central time) on the second U.S. Government Securities Business Day immediately following any Daily Simple SOFR Determination Date, SOFR in respect of such Daily Simple SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Transition Event with respect to the Daily Simple SOFR Rate has not occurred, then the SOFR for such Daily Simple SOFR Determination Date will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of the calculation of the Daily Simple SOFR Rate for no more than three consecutive Daily Simple SOFR Rate Days. Any change in the Daily Simple SOFR Rate due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower or any other Person.
“Debt” means as to any Person: (a) indebtedness or liabilities of such Person for borrowed money, or for the deferred purchase price of property or services (including trade obligations); (b) all Capitalized Lease Obligations of such Person; (c) obligations of such Person arising under bankers’ or trade acceptance facilities, or reimbursement obligations for drawings made under letters of credit; (d) the CHS Capital Debt, (e) all Guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations of such Person (i) to purchase any of the items included in this definition, (ii) to provide funds for payment, (iii) to supply funds to invest in any other Person, (iv) otherwise to assure a creditor of another Person against loss or (v) with respect to letters of credit (in each case, without duplication); (f) all obligations secured by a lien on property owned by such Person, whether or not the obligations have been assumed; and (g) all obligations of such Person under any agreement providing for an interest rate swap, cap, cap and floor, contingent participation or other hedging mechanisms with respect to interest payable on any of the items described in this definition; provided that (i) Debt of a Consolidated Subsidiary of Borrower shall exclude such obligations and Guarantees, endorsements and other contingent obligations and Guarantees of such Consolidated Subsidiary if owed or guaranteed by such Consolidated Subsidiary to Borrower or a Wholly Owned Consolidated Subsidiary of Borrower, (ii) Debt of Borrower shall exclude such obligations and Guarantees, endorsements and other contingent obligations if owed or guaranteed by Borrower to a

Wholly Owned Consolidated Subsidiary of Borrower and (iii) Debt of Borrower shall exclude any unfunded obligations which may exist now and in the future in Borrower’s pension plans.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Defaulting Lender” means, subject to Section 15.30, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Advances) within two (2) Business Days of the date when due, (b) has notified Borrower, the Administrative Agent, the Swingline Lender or the Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after reasonable written request by the Administrative Agent or Borrower, to confirm in writing to the Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other State or Federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 15.30.3) upon delivery of written notice of such determination to Borrower, the Issuing Lender, the Swingline Lender and each other Lender.
“Default Interest Rate” means a rate of interest equal to (i) in the case of the principal amount of any Loan, two hundred (200) basis points in excess of the rate or rates of interest otherwise being charged on such Loan and (ii) in the case of all other Obligations, two hundred (200) basis points in excess of the Base Rate which would otherwise be applicable at the time.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Departing Lender” means each lender under the Existing Credit Agreement that has indicated to the Administrative Agent in writing that it shall cease to be a party to the Existing Credit Agreement to which it is a party on the Closing Date.
“Depreciation” means the total depreciation of Borrower and its Consolidated Subsidiaries as measured in accordance with GAAP.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Dollars” means dollars in lawful currency of the United States.
“Drawing Date” has the meaning set forth in Section 4.3.1.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 16.15.2(c), (e) and (f) (subject to such consents, if any, as may be required under Section 16.15.2(c)).
“Environmental Laws” means any federal, state, or local law, statute, ordinance, rule, regulation, administration order, or permit now in effect or hereinafter enacted, including any such law, statute, ordinance, rule, regulation, order or permit enacted in any foreign country where Borrower or any of its Subsidiaries has operations or owns property, pertaining to the public health, safety, industrial hygiene, or the environmental conditions on, under or about any of the real property interests of a Person, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Air Act, the Federal Water Pollution Control Act, the Superfund Amendments and Reauthorization Act of 1986, the Federal Toxic Substances Control Act and the Occupational Safety and Health Act, as any of the same may be amended, modified or supplemented from time to time.
“Environmental Regulations” shall have the meaning set forth in the definition of Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Borrower or is under common control (within the meaning of Section 414(c) of the Code) with Borrower, provided, however, that for purposes of provisions herein concerning minimum funding obligations (imposed under Section 412 of the Code or Section 302 of ERISA), the term “ERISA Affiliate” shall also include any entity required to be aggregated with Borrower under Section 414(m) or 414(o) of the Code.
“ESG” has the meaning specified in Section 2.12.1.
“ESG Amendment” has the meaning specified in Section 2.12.1.
“ESG Pricing Provisions” has the meaning specified in Section 2.12.1.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 14.1.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or 5-Year Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or 5-Year Commitment (other than pursuant to an assignment request by Borrower under Section 15.32) or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 15.31 and (d) any withholding Taxes imposed under FATCA.
“Existing Credit Agreement” shall have the meaning set forth in the preamble.
“Existing Letters of Credit” means the letters of credit issued by CoBank as listed on Exhibit 1A hereto.
“Existing Term Loan Credit Agreement” means that certain 2015 Credit Agreement (10 Year Term Loan) dated as of September 4, 2015 by and between Borrower and CoBank, as administrative agent for all lenders thereunder, and as a lender thereunder, and the other lenders set forth on the signature pages thereto, as amended, supplemented or otherwise modified from time to time.
“Fair Market Value” shall have the meaning set forth in Section 12.3.
“Farm Credit Lender” means a federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate of interest per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on such date, or if no such rate is so published on such day, on the most recent day preceding such day on which such rate is so published and (b) 0%.
“Fee Letters” means, collectively, (a) that certain fee letter dated as of January 30, 2023, by and between the Borrower and the Administrative Agent, (b) that certain mandate letter dated as of January 30, 2023, by and between the Borrower, the Administrative Agent and Sumitomo Mitsui Banking Corporation, (c) that certain fee letter dated as of January 30, 2023, by and between the Borrower and Sumitomo Mitsui Banking Corporation and (d) that certain fee letter dated as of April 21, 2023, by and between the Borrower and the Issuing Lender.
“Fiscal Quarter” means each three (3) month period beginning on the first day of each of the following months: September, December, March and June.
“Fiscal Year” means a year commencing on September 1 and ending on August 31.

“Floor” means a rate of interest equal to 0.00%.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s pro rata share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by the Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s pro rata share of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“Fund” means any Person (other than a natural Person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person)) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funded Debt” means with respect to any Person, all Debt which would, in accordance with GAAP, be required to be classified as a long term liability on the books of such Person, and shall include, without limitation (a) any Debt which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, more than one year from the date of creation thereof, (b) any Debt outstanding under a revolving credit or similar agreement providing for borrowings (and renewals and extensions thereof) which would, in accordance with GAAP, be required to be classified as a long term liability of such Person, (c) any Capitalized Lease Obligation of such Person and all obligations to reimburse the Issuing Lender or any Lender or any letter of credit issuer or other credit provider (or related risk-participating lender) with respect to all Letters of Credit or other letters of credit which support long-term debt, with expiration dates in excess of one-year from the date of issuance thereof, and (d) any Guarantee of such Person with respect to Funded Debt of another Person.
For the avoidance of doubt, (w) any borrowings under a revolving credit or similar agreement where such borrowings are not used for working capital purposes would be classified as Funded Debt, (x) borrowings under a revolving credit or similar agreement where such borrowings are outstanding for less than one year and which are used for working capital purposes would not be classified as Funded Debt, (y) borrowings used for working capital purposes outstanding for one year or longer would be classified as Funded Debt and (z) current maturities of long-term debt would be classified as Funded Debt.
“Funding Losses” shall have the meaning set forth in Section 6.7.
“Funding Loss Notice” shall have the meaning set forth in Section 6.7.
“Funding Share” means the amount of any Advance which each Lender is required to fund, which shall be determined as follows: (a) subject to the limitations set forth in Section 2.1.1, for a 5-Year Advance (excluding Swingline Advances), the amount of such 5-Year Advance multiplied by such Lender’s Applicable Percentage as of the date of the 5-Year Funding Notice for, but without giving effect to, such 5-Year Advance; (b) for an Advance under a Bid won by such Lender, the amount of such Bid; and (c) for a Swingline Advance or a risk participation therein, the amount determined as provided in Section 3.9 hereof.
“Funding Source” shall have the meaning set forth in Section 2.9.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.
“Good Faith Contest” means the contest of an item if (a) the item is diligently contested in good faith by appropriate proceedings timely instituted, (b) either the item is (i) bonded or (ii) adequate reserves are established with respect to the contested item if and to the extent required in accordance with GAAP, (c) during the period of such contest, the enforcement of any contested item is effectively stayed, and (d) the failure to pay or comply with the contested item could not reasonably be expected to result in a Material Adverse Effect.

“Governmental Authority” means each of the government of the United States of America or any other nation, or of any respective political subdivision of any of the foregoing, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank and other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies, including, but not limited to, the European Union and the European Central Bank).
“Guarantee” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Debt or obligation or any property constituting security therefor; (b) to advance or supply funds (i) for the purchase or payment of such Debt or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation; (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; or (d) otherwise to assure the owner of such Debt or obligation against loss in respect thereof. In any computation of the Debt or other liabilities of the obligor under any Guarantee, the Debt or other obligations that are the subject of such Guarantee shall be assumed to be direct obligations of such obligor.
“Hazardous Substances” means any dangerous, toxic or hazardous pollutants, contaminants, chemicals, wastes, materials or substances, as defined in or governed by the provisions of any Environmental Laws or any other federal, state or local law, statute, code, ordinance, regulation, requirement or rule, including any such law, statute, code, ordinance, rule, regulation enacted in any foreign country where Borrower has operations or owns property, relating thereto (“Environmental Regulations”), and also including urea formaldehyde, polychlorinated biphenyls, asbestos, asbestos-containing materials, nuclear fuel or waste, and petroleum products, or any other waste, material, substances, pollutant or contaminant which would subject an owner of property to any damages, penalties or liabilities under any applicable Environmental Regulations.
“Indemnified Agency Parties” shall have the meaning set forth in Section 15.19.
“Indemnified Parties” shall have the meaning set forth in Section 13.1.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Individual 5-Year Commitment” means with respect to any Lender the amount shown as its Individual 5-Year Commitment on Schedule 1 hereto, subject to adjustment pursuant to Section 15.30 or in the event of the sale of all or a portion of a Syndication Interest in accordance with Section 16.15 hereof, or a reduction in the 5-Year Commitment in accordance with Section 2.8 hereof, or, if applicable to such Lender, an increase in its Individual 5-Year Commitment in accordance with Section 2.9 hereof.
“Individual 5-Year Lending Capacity” means with respect to any Lender the amount at any time of its Individual 5-Year Commitment, less its Individual Outstanding 5-Year Obligations.
“Individual Outstanding 5-Year Obligations” means with respect to any Lender the total at any time, without duplication, and subject to Section 15.30, of (a) the aggregate outstanding principal amount of all 5-Year Advances (excluding Swingline Advances, in the case of the Swingline Lender, but including risk participations in Swingline Advances pursuant to Section 3.9) made by such Lender, (b) the aggregate outstanding principal amount of all Bid Advances made by such Lender, (c) such Lender’s risk participation interest in the undrawn face amount of all outstanding Letters of Credit; (d) all of such Lender’s Committed 5-Year Advances; and (e) all of such Lender’s Committed Bid Advances.

“Insolvency Proceeding” means, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Governmental Authority under any Debtor Relief Law or other similar law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of the Borrower or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.
“Interest Period” means the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Loans bear interest at the Adjusted Term SOFR Rate. Subject to the last sentence of this definition, such period shall be one (1), three (3) or six (6) months. Such Interest Period shall commence on the effective date of such Term SOFR Rate Loan, which shall be (a) the borrowing date if the Borrower is requesting new Loans, or (b) the date of renewal of or conversion to a Term SOFR Rate Loan if the Borrower is renewing or converting an existing Loan. Notwithstanding the second sentence hereof: (i) any Interest Period that would otherwise end on a date that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the applicable Maturity Date and (iii) if any Interest Period begins on the last Business Day of a month or on a day of a month for which there is no numerically corresponding day in the month in which such Interest Period is to end, such Interest Period shall be deemed to end on the last Business Day of the final month of such Interest Period.
“Investment” means, with respect to any Person, (a) any loan or advance by such Person to any other Person, (b) the purchase or other acquisition by such Person of any capital stock, obligations or securities of, or any capital contribution to, or investment in, or the acquisition by such Person of all or substantially all of the assets of, or any interest in, any other Person, (c) any performance or standby letter of credit where (i) that Person has the reimbursement obligation to the issuer, and (ii) the proceeds of such letter of credit are to be used for the benefit of any other Person, (d) the agreement by such Person to make funds available for the benefit of another Person to either cover cost overruns incurred in connection with the construction of a project or facility, or to fund a debt service reserve account, (e) the agreement by such Person to assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable for the obligations or debts of any other Person (other than by endorsement for collection in the ordinary course of business), (f) an agreement to purchase any obligations, stocks, assets, goods or services but excluding an agreement to purchase any assets, goods or services entered into in the ordinary course of business, (g) an agreement to supply or advance any assets, goods or services not in the ordinary course of business, or (h) an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss.
“IRS” means the United States Internal Revenue Service.
“ISP” shall have the meaning set forth in Section 4.11.
“Issuing Lender” means CoBank.
“Joint Lead Arrangers” means the institutions listed on the cover page to this Credit Agreement.
“KPIs” has the meaning specified in Section 2.12.1.
“Lenders” means those entities listed on Schedule 1 hereto as having an Individual 5-Year Commitment, the Swingline Lender (in the case of Swingline Advances), and such Persons as shall from time to time execute (a) an Assignment and Assumption signifying their election to purchase all or a portion of the Syndication Interest of any Lender, in accordance with Section 16.15 hereof, and to become a Lender hereunder; or (b) an Adoption Agreement substantially in the form of Exhibit 2.9 hereto in connection with any Commitment Increase as provided in Section 2.9 hereof.

“Lender Advance Date” shall have the meaning set forth in Section 6.9.
“Letter of Credit” has the meaning specified in Section 4.1 and includes the Existing Letters of Credit.
“Letter of Credit Borrowing” has the meaning specified in Section 4.3 and includes a borrowing under an Existing Letter of Credit.
“Letter of Credit Expiration Date” means the day that is five (5) days prior to the 5-Year Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 4.2.
“Letter of Credit Obligations” means, as of any date of determination, (a) the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus (b) the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.
“Letter of Credit Request” has the meaning specified in Section 4.1.
“Letter of Credit Sublimit” means $200,000,000.
“Licensing Laws” shall have the meaning set forth in Section 9.4.
“Lien” means with respect to any asset any mortgage, deed of trust, pledge, security interest, hypothecation, assignment for security purposes, encumbrance, lien (statutory or other), or other security agreement or charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale, Capital Lease or other title retention agreement related to such asset, and including, in the case of capital stock, any stockholder agreements, voting trust agreements and all similar arrangements).
“Loan Documents” means this Credit Agreement, the Letters of Credit, the Fee Letters and the Notes.
“Loans” means, collectively, all Bid Advances, all Base Rate Loans, all Term SOFR Rate Loans, and all Swingline Advances outstanding at any time.
“Material Adverse Effect” means a material adverse effect on (a) the financial condition, results of operation, business or property of Borrower, or of Borrower and its Subsidiaries taken as a whole; or (b) the ability of Borrower to perform its obligations under this Credit Agreement and the other Loan Documents; or (c) the ability of the Administrative Agent or the Lenders to enforce their rights and remedies against Borrower under the Loan Documents.
“Material Agreements” means all agreements of Borrower or any of its Subsidiaries, the termination or breach of which, based upon Borrower’s knowledge as of the date of making any representation with respect thereto, would have a Material Adverse Effect.
“Material Debt Agreements” means as to Borrower and any of its Subsidiaries, (a) its private placement debt offerings, the Existing Term Loan Credit Agreement, including any agreement entered into in connection therewith including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof in each case to the extent such financings create or evidence indebtedness for borrowed money in a principal amount outstanding or available for borrowing (whether or not committed) equal to or greater than (x) in the case of Section 16.25, $150,000,000 and (y) in the case of Section 14.1(h), $100,000,000 (or, in each case, the equivalent of such amount in the relevant currency of payment) and (b) any other agreement or series of agreements creating or evidencing Debt the termination or breach of which could reasonably be expected to have a Material Adverse Effect (which, in the case of agreements relating to Funded Debt means any indebtedness with a principal amount outstanding or available for borrowing (whether or not committed) equal to or exceeding (x) in the case of Section 16.25, $150,000,000 and (y) in the case of Section 14.1(h), $100,000,000 (or, in each case, the equivalent of such amount in the relevant currency of payment, determined, as of the date of the closing of such facility based on the exchange rate of such other currency));
provided, however that to the extent all Debt incurred by a Subsidiary which is a CFC under a related credit agreement does not constitute Funded Debt and is used by such CFC solely to finance inventory and receivables (or both) relating to agricultural commodities or crude products, then for so long as such Subsidiary is a CFC, for the purposes of only Section 16.25(c), such credit agreement shall not constitute a Material Debt Agreement.
“Maximum Commitment Increase Amount” means $700,000,000 minus the principal amount of any Commitment Increase implemented pursuant to Section 2.9.
“Multiemployer Plan” means a Plan meeting the definition of a “multiemployer plan” in Section 3(37) of ERISA.
“Non-Consenting Lender” shall have the meaning set forth in Section 16.31.
“Non-Defaulting Lender” means any Lender that is not a Defaulting Lender.
“Non-US Lender” means a Lender that is not a U.S. Person.
“Note or Notes” means the 5-Year Facility Notes, and all amendments, renewals, substitutions and extensions thereof.
“Obligations” means all amounts owing hereunder, including fees, Borrower’s obligations to purchase CoBank Equity, Funding Losses and all principal, interest, expenses, charges and other amounts payable by Borrower pursuant to the Loan Documents (including interest, expenses, charges and other amounts accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Order” has the meaning specified in Section 4.9.
“Operating Lease” means any lease of property (whether real, personal or mixed) by a Person under which such Person is lessee, other than a Capital Lease.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 15.32).
“Participant” has the meaning specified in Section 16.15.
“Participant Register” has the meaning specified in Section 16.15.

“Participation Advance” has the meaning specified in Section 4.3.2.
“Payment Account” shall have the meaning set forth in Section 15.11.
“Payment Distribution” shall have the meaning set forth in Section 15.11.
“PBGC” shall have the meaning set forth in Section 9.10.
“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Borrower Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.
“Permitted Encumbrance” shall have the meaning set forth in Section 12.3.
“Permitted Inventory and Repo Finance Transaction” means one or more purchase and sale or financing transactions entered into from time to time in the ordinary course of business where the Borrower or any of its Subsidiaries sells (or procures the sale of) Commodities to a financier or other commercial counterparty who agrees to sell (or procure the sale of) the same or equivalent Commodities or grants the Borrower or such Subsidiary a right to repurchase the same or equivalent Commodities; provided that (a) such transactions do not provide, directly or indirectly, for recourse against the seller of such Commodities (or against any of such seller’s Affiliates) by way of a guaranty or any other support arrangement, other than such limited recourse as is reasonable given market standards for transactions of a similar type, including without limitation recourse in the form of a repurchase obligation in the case of a breach of a representation and warranty with respect to the sale of one or more particular Commodities; and (b) the aggregate attributed principal amount of such transactions at any one time outstanding shall not exceed an amount equal to the sum of (i) five percent (5%) of Consolidated Net Worth, determined as of the last day of Borrower’s most recently ended fiscal year for which financial statements have been provided pursuant to Section 11.2.1, and (ii) such additional amount as can be incurred under Section 12.5(e) (assuming, for purposes hereof, that such transactions constitute Priority Debt).
“Person(s)” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, cooperative association, institution, government or governmental agency (whether national, federal, state, provincial, country, city, municipal or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof), or other entity.
“Plan” means any plan, agreement, arrangement or commitment which is an employee benefit plan, as defined in Section 3(3) of ERISA, maintained by Borrower or any Subsidiary or any ERISA Affiliate or with respect to which Borrower or any Subsidiary or any ERISA Affiliate at any relevant time has any liability or obligation to contribute.
“Platform” shall have the meaning set forth in Subsection 16.16.2.
“Potential Default” means any event, other than an event described in Section 14.1(a) hereof, which with the giving of notice or lapse of time, or both, would become an Event of Default.
“Prime Rate” means a rate of interest per annum equal to the “prime lending rate” as published from time to time in the “Money Rates” section of The Wall Street Journal, or if more than one rate is published as the prime lending rate, then the highest of such rates (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “prime lending rate” that is different from that published on the preceding Business Day), or if The Wall Street Journal shall cease publication or cease publishing the “prime lending rate” on a regular basis, such other reasonably comparable index or source to use as the basis for the Prime Rate as is acceptable to the Administrative Agent in its reasonable discretion.

“Priority Debt” means, at any time, without duplication, the sum of (a) all then outstanding Debt of Borrower or any Consolidated Subsidiary secured by any Lien on any property of Borrower or any Consolidated Subsidiary (other than Debt secured only by Liens permitted under Section 12.3(a) through (k)), plus (b) all Funded Debt of the Consolidated Subsidiaries of Borrower, plus (c) all Debt (other than Funded Debt) of the Consolidated Subsidiaries of Borrower in the aggregate in excess of an amount equal to eight percent (8%) of Consolidated Net Worth in the aggregate, determined as of the last day of Borrower’s most recently ended fiscal year for which financial statements have been provided pursuant to Section 11.2.1; provided that (i) any CHS Capital Debt in an aggregate amount not to exceed $1,100,000,000 secured only by any Lien on any CHS Capital Loan Asset will not be deemed to constitute Priority Debt and (ii) obligations under Permitted Inventory and Repo Finance Transactions in an aggregate attributed principal amount up to five percent (5%) of Consolidated Net Worth, determined as of the last day of Borrower’s most recently ended fiscal year for which financial statements have been provided pursuant to Section 11.2.1, at any one time outstanding secured only by the assets subject to such Permitted Inventory and Repo Finance Transactions will not be deemed to constitute Priority Debt.
“Prohibited Transaction” means any transaction prohibited under Section 406 of ERISA or Section 4975 of the Code.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Lender, as applicable.
“Register” has the meaning specified in Section 16.15.
“Reimbursement Obligations” has the meaning specified in Section 4.3.1.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Replacement Lender” shall have the meaning set forth in Section 15.32.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or in the regulations thereunder other than events for which the thirty-day notice period has been waived.
“Requested 5-Year Advance” means the amount of the 5-Year Advance requested by Borrower in any 5-Year Borrowing Notice.
“Required Lenders” means Lenders (including Voting Participants) whose aggregate Individual 5-Year Commitments (or if all Individual 5-Year Commitments have been terminated or reduced to zero, the principal amount of the aggregate outstanding Loans) constitute more than fifty percent (50.0%) of the 5-Year Commitment. Pursuant to Section 16.15.4 hereof, Voting Participants shall, under the circumstances set forth therein, be entitled to voting rights and to be included in determining whether certain action is being taken by the Required Lenders. The determination of Required Lenders shall be adjusted pursuant to Section 15.30.
“Required License” shall have the meaning set forth in Section 9.9.

“Rescindable Amount” has the meaning as set forth in Section 6.4.7.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Sanctioned Country” means, at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, any Person that is the subject of any Sanctions, including any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.
“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Governmental Authority of the United States of America, Canada, the United Kingdom, the United Nations Security Council, His Majesty’s Treasury or the European Union.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of Borrower within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act of 1933, or any group of Subsidiaries that together would constitute a Significant Subsidiary.
“SLL Principles” has the meaning specified in Section 2.12.2.
“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Adjustment” means a percentage per annum equal to 0.10%.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Subsidiary” means with respect to any Person: (a) any corporation in which such Person, directly or indirectly, (i) owns more than fifty percent (50%) of the outstanding stock thereof, or (ii) has the power under ordinary circumstances to elect at least a majority of the directors thereof, or (b) any partnership, association, joint venture, limited liability company, or other unincorporated organization or entity, with respect to which such Person, (i) directly or indirectly owns more than fifty percent (50%) of the equity interest thereof, or (ii) directly or indirectly owns an equity interest in an amount sufficient to control the management thereof. All of Borrower’s Subsidiaries owned as of the Closing Date are set forth on Exhibit 1C hereto.
“Sustainability Assurance Provider” has the meaning specified in Section 2.12.2.
“Sustainability Coordinators” means (a) each of CoBank, ACB, Sumitomo Mitsui Banking Corporation and Coöperatieve Rabobank U.A., New York Branch in its capacity as a sustainability coordinator hereunder and (b) any other Lender selected as a sustainability coordinator in their capacity as such by the Borrower, as agreed to by such Lender and the Administrative Agent, such consent not to be unreasonably withheld or delayed.
“Swingline Advance” shall have the meaning set forth in Section 3.9.
“Swingline Advance Request” shall have the meaning set forth in Section 3.9.

“Swingline Funding Commitment” means $200,000,000.
“Swingline Lender” means CoBank.
“Swingline Maturity Date” shall have the meaning set forth in Section 3.9.
“Swingline Rate” shall have the meaning set forth in Section 3.9.
“Syndication Interest” shall have the meaning set forth in Section 6.8.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Rate” means,
(a)    for any calculation with respect to a Term SOFR Rate Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, (i) that if as of 2:00 P.M. (Central time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Transition Event with respect to the Term SOFR Reference Rate has not occurred, then the Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 2:00 P.M. (Central time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Transition Event with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;
provided, further, that if the Term SOFR Rate determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR Rate shall be deemed to be the Floor.
“Term SOFR Rate Loan” means a Loan bearing interest at the Term SOFR Rate Option, other than pursuant to clause (c) of the definition of “Base Rate”. A Term SOFR Rate Loan is a Loan subject to an Interest Period.
“Term SOFR Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 5.1.2.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“UCP” shall have the meaning set forth in Section 4.11.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“United States and U.S.” mean the United States of America.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
“U.S. Borrower” means any Borrower that is a U.S. Person.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 15.31.
“Voting Interest” means membership or other ownership interests in Borrower whose holders are entitled under ordinary circumstances to vote for the election of the directors of Borrower or persons performing similar functions (irrespective of whether at the time membership or other ownership interests of any other class or classes shall have or might have voting power by reasoning of the happening of any contingency).
“Voting Participant” shall have the meaning set forth in Section 16.15.
“Voting Participant Notice” shall have the meaning set forth in Section 16.15.
“Wholly Owned” means, at any time with respect to any Subsidiary, that one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of such Subsidiary are owned by any one or more of Borrower and Borrower’s other Wholly Owned Subsidiaries at such time.
“Wire Instructions” shall have the meaning set forth in Section 15.29.
“Withholding Agent” means Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
ARTICLE 2.

5-YEAR FACILITY
2.1    5-Year Facility Loan. On the terms and conditions set forth in this Credit Agreement, and (except in the case of a 5-Year Advance requested by the Swingline Lender pursuant to Section 3.9 or a 5-Year Advance to be funded pursuant to Section 4.2.4) so long as no Event of Default or Potential Default has occurred (or if a Potential Default or an Event of Default has occurred, it has been waived in writing by the Administrative Agent pursuant to the provisions of Section 16.31 hereof), each of the Lenders severally agrees to advance funds under the 5-Year Facility (each a “5-Year Advance”) upon receipt of a 5-Year Funding Notice from time to time during the 5-Year Availability Period, subject to the following limits:
2.1.1    Individual Lender 5-Year Commitment. No Lender (other than the Swingline Lender, which shall be permitted but not required to do so in the case of Swingline Advances made in accordance with Section 3.9) shall be required or permitted to make a 5-Year Advance which would exceed its Individual 5-Year Lending Capacity as in effect at the time of the Administrative Agent’s receipt of the 5-Year Borrowing Notice requesting such 5-Year Advance.
2.1.2    Individual Lender 5-Year Pro Rata Share. No Lender (other than the Swingline Lender, which shall be permitted but not required to do so in the case of Swingline Advances made in accordance with Section 3.9) shall be required or permitted to fund a 5-Year Advance in excess of an amount equal to its Applicable Percentage multiplied by the amount of the requested 5-Year Advance. Each Lender agrees to fund its Applicable Percentage of each 5-Year Advance.
2.2    5-Year Commitment. Borrower shall not be entitled to request a 5-Year Advance in an amount which, when added to the aggregate Individual Outstanding 5-Year Obligations of all Lenders, would exceed the 5-Year Commitment.
2.3    5-Year Borrowing Notice. Borrower shall give the Administrative Agent prior written notice by telecopier or other electronic transmission (effective upon receipt) of each request for a 5-Year Advance (other than a Swingline Advance, which shall be subject to Section 3.9) (a) in the case of a Base Rate Loan, on or before 11:00 A.M. (Central time) on the requested Business Day of making such Base Rate Loan, and (b) in the case of a Term SOFR Rate Loan, on or before 11:00 A.M. (Central time) at least three (3) U.S. Government Securities Business Days prior to the date of making such Term SOFR Rate Loan. Each notice must be in substantially the form of Exhibit 2.3 hereto (“5-Year Borrowing Notice”) and must specify (w) the amount of such 5-Year Advance (which must be a minimum of $10,000,000 and in incremental multiples of $1,000,000), (x) the proposed date of making such 5-Year Advance, (y) whether Borrower requests that the 5-Year Advance will bear interest at (i) the Base Rate or (ii) the Term SOFR Rate, and (z) in the case of a Term SOFR Rate Loan, the initial Interest Period applicable thereto. The Administrative Agent shall, on or before 12:00 noon (Central time) of the same Business Day, notify each Lender (“5-Year Funding Notice”) of its receipt of each such 5-Year Borrowing Notice and the amount of such Lender’s Funding Share thereunder. Not later than 2:00 P.M. (Central time) on the date of a 5-Year Advance, each Lender will make available to the Administrative Agent at the Administrative Agent’s Office, in immediately available funds, such Lender’s Funding Share of such 5-Year Advance. After the Administrative Agent’s receipt of such funds, but (if so received) not later than 3:00 P.M. (Central time) on such Business Day (or if not so received by such time, promptly following receipt thereof), and upon fulfillment of the applicable conditions set forth in Article 10 hereof, the Administrative Agent will make such 5-Year Advance available to Borrower, in immediately available funds, and will transmit such funds by wire transfer to Borrower’s Account. A 5-Year Advance may be requested by the Swingline Lender as provided in Section 3.9 hereof, by a written notice to the Administrative Agent generally complying with the requirements set forth above for a 5-Year Borrowing Notice, provided that such amount shall initially bear interest at the Base Rate, and such notice may be provided on or before 11:00 A.M. (Central Time) on the day of making such 5-Year Advance (and such notice shall be deemed automatically given upon the occurrence of a Potential Default or Event of Default under Section 14.1(e) or upon the exercise of remedies provided in Section 14.3). Thereafter on or before 1:00 P.M. (Central Time) on the date of such 5-Year Advance the Administrative Agent shall send out a 5-Year Funding Notice, each Lender shall make available to the Administrative Agent such Lender’s Funding Share thereof as provided above on or before 3:00 P.M. (Central Time) on such day, and the Administrative Agent shall transmit such funds by wire transfer to the Swingline Lender promptly thereafter. Each funding of a draw under a Letter of Credit shall be deemed automatically to constitute notice to the Administrative Agent of a 5-Year Advance in the amount of such draw initially bearing interest at the Base Rate, and on or before 1:00 P.M. (Central time) on the date of such draw (or on the following Business Day, if such draw occurs after 1:00 P.M. (Central time)) the Administrative Agent shall send out a 5-Year Funding Notice, each Lender shall make available to the Administrative Agent such Lender’s Funding Share thereof on or before 3:00 P.M. (Central time) on such date, and the Administrative Agent shall transmit such funds by wire transfer to (or as directed by) the Issuing Lender.
2.4    Promise to Pay; 5-Year Facility Promissory Notes. Borrower promises to pay to each Lender, at the office of the Administrative Agent specified pursuant to Subsection 16.4.2, or such other place as the Administrative Agent shall direct in writing, an amount equal to (a) the outstanding amount of (i) 5-Year Advances (including Swingline Advances, if any) and (ii) Bid Advances, in each case made by such Lender; plus (b) any Obligation owing hereunder to such Lender; plus (c) interest as set forth herein, payable to such Lender for the account of its Applicable Lending Office. All such amounts are to be payable in the manner and at the time set forth in this Credit Agreement. At the request of any Lender, made to the Administrative Agent which shall then provide notice to Borrower, Borrower, in order to further evidence its obligations to such Lender as set forth above in this Section 2.4, agrees to execute its promissory note in substantially the form of Exhibit 2.4 hereto duly completed (and in each case, for purposes of cancellation, Borrower shall receive any notes delivered to such Lender pursuant to the Existing Credit Agreement), in the stated maximum principal amount equal to such Lender’s Individual 5-Year Commitment (and the Swingline Funding Commitment, in the case of the Swingline Lender), dated the date of this Credit Agreement, payable to such Lender for the account of its Applicable Lending Office, and maturing as to principal on the 5-Year Maturity Date (or the Swingline Maturity Date, in the case of Swingline Advances) (each a “5-Year Facility Note” and collectively, the “5-Year Facility Notes”).
2.5    Lender Records. Each Lender shall record on its books and records the amount of each 5-Year Advance, the rate and interest period applicable thereto, all payments of principal and interest, and the principal balance from time to time outstanding. The Lender’s record thereof shall be prima facie evidence as to all such amounts and shall be binding on Borrower absent manifest error. Notwithstanding the foregoing, Borrower will never be required to pay as principal more than the principal amount of the 5-Year Advances, Bid Advances and Swingline Advances funded by such Lender.
2.6    Use of Proceeds. The proceeds of the 5-Year Advances will be used by Borrower (a) to fund working capital requirements, (b) for general corporate purposes, including funding capital expenditures, (c) to support the issuance of letters of credit, and (d) to pay off Swingline Advances (at the request of either Borrower or the Swingline Lender), and Borrower agrees not to request or use such proceeds for any other purpose. Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.
2.7    Lender Funding Failure. The failure of any Lender to fund its Funding Share of any requested 5-Year Advance or risk participation to be made by it on the date specified for such Advance shall not relieve any other Lender of its obligation (if any) to fund its Funding Share of any Advance or risk participation on such date, but no Lender shall be responsible for the failure of any other Lender to make any Advance or risk participation to be made by such other Lender.
2.8    Reduction of 5-Year Commitment. Borrower may, by written telecopier or electronic transmission notice to the Administrative Agent on or before 10:00 A.M. (Central time) on any Business Day, irrevocably reduce the 5-Year Commitment; provided that (a) such reduction must be a minimum of $50,000,000 and in increments of $1,000,000 and (b) Borrower must simultaneously make any principal payment necessary (along with any applicable Funding Losses on account of such principal payment) so that (i) the aggregate amount of the Individual Outstanding 5-Year Obligations of all Lenders does not exceed the reduced 5-Year Commitment on the date of such reduction, and (ii) the Individual Outstanding 5-Year Obligations owing to any Lender do not exceed the Individual 5-Year Commitment of that Lender (after reduction thereof in accordance with the following sentence). In the event the 5-Year Commitment is reduced as provided in the preceding sentence, then the Individual 5-Year Commitment of each Lender shall be reduced in the same proportion as the Individual 5-Year Commitment of such Lender bears to the 5-Year Commitment before such reduction.
2.9    Increase of 5-Year Commitment. Borrower shall have the right to increase the 5-Year Commitment (“Commitment Increase”) from time to time by an aggregate amount over the life of this Credit Agreement not to exceed the Maximum Commitment Increase Amount; provided that each of the following conditions has been satisfied: (a) no Event of Default or Potential Default has occurred (or if a Potential Default or an Event of Default has occurred, it has been waived in writing by the Administrative Agent pursuant to the provisions of Section 16.31 hereof); (b) Borrower has submitted to the Administrative Agent a written request for such Commitment Increase, specifying (i) the aggregate dollar amount thereof, which shall be a minimum of $50,000,000 and in increments of $1,000,000, (ii) the name of one or more financial institutions or Farm Credit Lender (which, in any case, may be an existing Lender hereunder, it being understood that any such existing Lender, if requested to participate, shall be entitled to agree or decline to participate) that has committed to provide funding of the Commitment Increase pursuant to the terms of, and as a Lender under, this Credit Agreement (each a “Funding Source”), and (iii) the amount of the Commitment Increase which each such Funding Source has committed to provide, which must be a minimum of $10,000,000 and in increments of $1,000,000; (c) each Funding Source has, unless it is at such time a Lender hereunder, executed an agreement in the form of Exhibit 2.9 hereto (“Adoption Agreement”); (d) the Administrative Agent has approved each Funding Source as a Lender hereunder (unless such Funding Source is already a Lender), which approval shall not be unreasonably withheld; (e) each Funding Source has remitted to the Administrative Agent, by wire transfer in accordance with the Wire Instructions, the amount directed by the Administrative Agent so that such Funding Source will have funded its share (based on such Funding Source’s Applicable Percentage as recalculated as provided in clause (w) below in this Section 2.9) of all outstanding Advances other than Bid Advances and Swingline Advances, to the extent not previously funded by such Funding Source; and (f) Borrower has, if requested by such Funding Source(s), executed such additional 5-Year Facility Notes payable to such Funding Source(s) and in such amounts, as the Administrative Agent shall require to reflect the Commitment Increase. Upon the satisfaction of each of the foregoing conditions, (v) the 5-Year Commitment shall be automatically increased by the amount of the Commitment Increase; (w) the Applicable Percentage of each of the Lenders, including the Funding Source(s) and, if such Funding Source is an existing Lender, the Individual 5-Year Commitment of such existing Lender, shall be recalculated by the Administrative Agent to reflect the amount of the Commitment Increase which each such Funding Source has committed to provide, and the amount of the Commitment Increase; (x) the Funding Source(s) shall be allocated a share of all existing 5-Year Advances, other than Bid Advances and Swingline Advances, and any such amounts remitted pursuant to clause (e) above shall be allocated among, and paid over to, those Persons who were Lenders prior to the Commitment Increase, based on their Applicable Percentages as they existed prior to the Commitment Increase, to reflect a reduction in their share of outstanding 5-Year Advances (other than Bid Advances and Swingline Advances); (y) to the extent that any Lender is entitled to recover Funding Losses on account of having been allocated any portion of the amounts remitted pursuant to clause (e) above, Borrower shall pay to the Administrative Agent the amount of such Funding Losses which the Administrative Agent shall then forward to such Lender; and (z) the Administrative Agent shall revise Schedule 1 to reflect the Commitment Increase.
2.10    Prepayment. If at any time the aggregate principal amount of all the Advances plus the undrawn face amount of all Letters of Credit outstanding exceeds the 5-Year Commitment at such time, then Borrower shall immediately pay to the Administrative Agent for the accounts of the applicable Lenders the amount of such excess.
2.11     Extension of Maturity Date.
2.11.1    Not more than seventy-five (75) days and not less than twenty (20) days prior to each annual anniversary of the Closing Date, Borrower may, in each case, request in writing that the Lenders extend the then current 5-Year Maturity Date for an additional one year (and the Administrative Agent shall promptly give the Lenders notice of any such request); provided, however, that the 5-Year Maturity Date may be extended under this Section 2.11 no more than two (2) times in the aggregate. Each Lender shall provide the Administrative Agent, not more than fifteen (15) days subsequent to any such request by Borrower, with written notice regarding whether it agrees to extend the then current 5-Year Maturity Date. Each decision by a Lender shall be in its sole discretion and failure by a Lender give timely written notice hereunder shall be deemed a decision by such Lender not to extend the 5-Year Maturity Date. If all of the Lenders timely agree in writing to extend the 5-Year Maturity Date, then the 5-Year Maturity Date shall be extended for an additional one year pursuant to a duly executed written amendment to this Credit Agreement.
2.11.2    If any Lender fails to agree to extend the 5-Year Maturity Date (a “Refusing Lender”), then Borrower may, on or before the applicable anniversary date, request, at its own discretion and its own expense, any of the Refusing Lenders (and each Refusing Lender shall be required to transfer and assign upon such request) to transfer and assign in whole (but not in part), without recourse (in accordance with and subject to the terms of Section 16.15) all of its Syndication Interest under this Credit Agreement to an assignee that would be eligible pursuant to Section 16.15 (which may be one or more existing Lenders if any existing Lender accepts such assignment); provided that (A) such assignment or assignments shall not conflict with any law, rule, regulation or order of any court or other Governmental Authority, (B) Borrower or such assignee or assignees shall pay to the Refusing Lenders in immediately available funds the principal of and interest accrued to the date of such payment on the portion of the Loans hereunder held by such Refusing Lenders and all other amounts owed to such Refusing Lenders hereunder, as well as any transfer fee owing to the Administrative Agent under Section 16.15 and (C) such transfer and assignment must occur on or prior to the applicable anniversary date.
2.11.3    If there exists any Refusing Lender, and such Refusing Lender is not required by Borrower to transfer and assign its interests prior to the applicable anniversary date as set forth in subsection 2.11.2 above, then Borrower may, on or before the applicable anniversary date, notify the Administrative Agent in writing that it wishes to (and all Lenders who are not Refusing Lenders (each, a “Consenting Lender”) shall agree to) extend the 5-Year Maturity Date with Individual 5-Year Commitments (for such additional year) equal to the 5-Year Commitments of such Consenting Lenders for such additional year.
2.11.4    If Borrower opts to extend the 5-Year Maturity Date pursuant to subsection 2.11.3 above, then Borrower shall, on the 5-Year Maturity Date in effect immediately prior to such extension, pay to the Refusing Lenders in immediately available funds the principal of and interest accrued on the portion of the Loans hereunder held by the Refusing Lenders, as well as all other amounts due and payable to the Refusing Lenders (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Lender to fund its Term SOFR Rate Loans), on such date. Upon such payment, (i) the 5-Year Commitments of each such Refusing Lender shall terminate, (ii) each such Refusing Lender shall cease to be a Lender hereunder and (iii) the 5-year Commitment shall be reduced by an amount equal to the aggregate Individual 5-Year Commitments of each such Refusing Lender.
2.12    ESG Amendment.
2.12.1    After the Closing Date, the Borrower, in consultation with the Sustainability Coordinators, may establish specified key performance indicators (“KPIs”) with respect to certain environmental, social and governance (“ESG”) targets of the Borrower and its Subsidiaries. The Borrower, the Sustainability Coordinators, the Administrative Agent and the Required Lenders may amend this Credit Agreement (such amendment, an “ESG Amendment”; it being understood and agreed that (x) prior to the effectiveness of an ESG Amendment, the Borrower shall have mandated the Sustainability Coordinators to act as sustainability coordinators in connection with such ESG Amendment and any ESG-related matters in connection therewith (such mandate to be in a writing signed by the Borrower and the Sustainability Coordinators, or otherwise in form and substance reasonably satisfactory to the Sustainability Coordinators), and (y) in connection with the effectiveness of an ESG Amendment, the Borrower shall have paid any fees required to be paid to the Sustainability Coordinators in connection with such ESG Amendment) solely for the purpose of incorporating the KPIs and other related provisions (the “ESG Pricing Provisions”) into this Credit Agreement, and any such amendment shall become effective upon receipt of the consent of the Required Lenders. Upon the effectiveness of any such ESG Amendment, based on the Borrower’s performance against the KPIs, certain adjustments (increase, decrease or no adjustment) to the 5-Year Facility Fee Factor for the 5-Year Facility Fee, the 5-Year Margin for Base Rate Loans and/or Term SOFR Loans and/or the rate for the Letter of Credit Fees, will be made; provided, that, the amount of such adjustments shall not exceed (i) in the case of the 5-Year Facility Fee Factor for the 5-Year Facility Fee, an increase and/or decrease of 0.01%, (ii) in the case of the 5-Year Margin for Base Rate Loans and/or Term SOFR Loans, an increase or decrease of 0.05% and/or (iii) in the case of the rate for the Letter of Credit Fees, an increase or decrease of 0.05% and, in each of clauses (i), (ii) and (iii), such adjustments shall not be cumulative year-over-year; provided, further, that, in no event shall the 5-Year Facility Fee Factor for the 5-Year Facility Fee, the 5-Year Margin for the Base Rate Loans and/or Term SOFR Loans or the rate for the Letter of Credit Fees be less than zero.
2.12.2    The pricing adjustments pursuant to the KPIs will require, among other things, reporting and validation of the measurement of the KPIs in a manner that is aligned with the sustainability linked loan principles, as published in February 2023, and as may be updated, revised or amended from time to time by the Loan Market Association, the Asia Pacific Loan Market Association and the Loan Syndications & Trading Association (the “SLL Principles”). In alignment with the SLL Principles, such ESG Amendment shall also include the ESG Pricing Provisions and shall identify a sustainability assurance provider, provided that any such sustainability assurance provider shall be a qualified external reviewer, independent of the Borrower and its Subsidiaries, with relevant expertise, such as (for illustrative purposes only) an auditor, environmental consultant and/or independent ratings agency of recognized national standing designated by the Borrower (or any replacement qualified external reviewer as designated from time to time by the Borrower in respect thereof); provided that any such sustainability assurance provider shall be reasonably acceptable to the Sustainability Coordinators (the “Sustainability Assurance Provider”).
2.12.3    Following the effectiveness of such ESG Amendment, any amendment or other modification to the ESG Pricing Provisions which does not have the effect of reducing the 5-Year Facility Fee Factor for the 5-Year Facility Fee, the 5-Year Margin for Base Rate Loans and/or Term SOFR Loans or the rate for the Letter of Credit Fees to a level not otherwise permitted by this Section 2.12 shall be subject only to the consent of the Required Lenders.
ARTICLE 3.

BID RATE FACILITY; SWINGLINE FACILITY
3.15-Year Facility Bid Rate Loans. Subject to the terms and conditions of this Credit Agreement, including the procedures set forth in Article 3 hereof, each Lender may in its sole discretion make Advances (each Advance made by a Lender pursuant to this Section 3.1 a “Bid Advance” and the total of such Advances made by the Lenders the “Bid Rate Loans”) to Borrower from time to time during the 5-Year Availability Period, provided that:
3.1.1Individual 5-Year Commitment. No Lender shall be permitted to make a Bid Advance under the 5-Year Facility which, when added to its aggregate Individual Outstanding 5-Year Obligations, would exceed such Lender’s Individual 5-Year Commitment.
3.1.15-Year Commitment. Borrower may not make a Bid Request in an amount which, when added to the aggregate Individual Outstanding 5-Year Obligations of all Lenders, would exceed the 5-Year Commitment.
3.1.3Amounts. Each Bid Request shall be in an amount at least equal to five million dollars ($5,000,000) and in integral multiples of one million dollars ($1,000,000), and each Bid shall be in an amount at least equal to one million dollars ($1,000,000) or the amount remaining under the Individual 5-Year Commitment of the Lender submitting such Bid, if less. Each Bid Advance made by a Lender will be in the amount of its Bids, or portions thereof, under the 5-Year Facility that are accepted by Borrower in accordance with Section 3.4 hereof.

3.2Bid Request. No more frequently than once each Business Day, Borrower may request offers from all Lenders which have an Individual 5-Year Commitment, acting severally and not jointly, to make Bid Advances by giving the Bid Agent notice by telecopier or electronic transmission (effective upon receipt), substantially in the form of Exhibit 3.2 hereto (“Bid Request”) on or before 10:00 A.M. (Central time) on the Business Day the proposed Bid Rate Loan is to be made. By 10:30 A.M. (Central time) of the same Business Day, the Bid Agent shall, by telecopier or electronic transmission, send to all of the Lenders eligible to receive a Bid Request a copy of such Bid Request. Each Bid Request must specify (a) the total amount of such requested Bid Advances, (b) the individual amount of each requested Bid Advance with a different proposed Bid Maturity Date, (c) the proposed Business Day of making such Bid Advance (which shall be the same Business Day on which the Bid is submitted), and (d) the proposed maturity dates for such Bid Advances (each a “Bid Maturity Date”) which must be Business Days and which must not extend beyond the 5-Year Maturity Date. Borrower may request offers to make more than one Bid Rate Loan (up to a maximum of five (5) Bid Rate Loans in a single Bid Request), each with a different Bid Maturity Date, in a single Bid Request.
3.3Bid Procedure. Each Lender with an Individual 5-Year Commitment may, in its sole discretion, submit to the Bid Agent a written quote, substantially in the form of Exhibit 3.3 hereto and signed by an authorized signatory of such Lender as determined by the Bid Agent in its sole discretion (“Bid”), containing an offer or offers to make one or more Bid Advances in a specified amount or amounts in response to such Bid Request (and may elect to bid with respect to any or all Bid Advances with different Bid Maturity Dates specified in the Bid Request); provided, however, each Lender is limited to one Bid submission per Bid Request (which may cover more than one Bid Maturity Date) and a Lender may not submit a Bid in an amount in excess of such Lender’s Individual 5-Year Lending Capacity. A Bid may set forth offers for up to five (5) separate Bid Rates for each of the applicable Bid Advances, provided that each Bid shall specify the aggregate principal amount of Bid Advances for all Bid Maturity Dates that the Lender submitting such Bid is willing to make at the interest rate or rates specified in such Bid (each a “Bid Rate”) pursuant to such Bid. Each Bid by a Lender (other than by the Bid Agent acting in its capacity as a Lender) must be submitted to the Bid Agent by telecopier or electronic transmission not later than 11:15 A.M. (Central time) on the same Business Day. The Bid Agent, in its capacity as a Lender, may submit Bids; provided such Bids must be finalized not later than 11:00 A.M. (Central time) on the same Business Day. Each Bid shall be irrevocable. The Bid Agent shall disregard a Bid if it (a) is not substantially in conformity with Exhibit 3.3 hereto, (b) contains qualifying or conditional language, (c) proposes terms other than or in addition to those set forth in the applicable Bid Request, or (d) arrives after the applicable time set forth in this Section 3.3. By 11:30 A.M. (Central time) on the same Business Day, the Bid Agent shall send copies of all Bids to Borrower by telecopier or electronic transmission (“Bid Results Notice”). At no time shall the Bid Rate specified in a Bid be deemed to be below 0%.
3.4Bid Acceptance Procedure. Not later than 12:00 noon (Central time) on the same Business Day, Borrower shall provide to the Bid Agent by telecopier or electronic transmission notice, in the form of Exhibit 3.4 hereto, of its acceptance or rejection of each of the Bids submitted to Borrower by the Bid Results Notice (“Bid Selection Notice”). In the case of each acceptance the Bid Selection Notice shall specify the aggregate principal amount of Bid Advances for each of the Bids that are accepted. Regardless of the amounts or interest rates bid by any Lender, Borrower may accept or decline any Bid in whole or in part, provided that (a) the aggregate principal amount of Bid Advances accepted may not exceed the applicable amount set forth in the related Bid Request, and (b) Borrower may not accept any offer that fails to comply with this Article 3. Bids not accepted by 12:00 noon (Central time) will be irrevocably deemed to have been rejected by Borrower. No later than 1:00 P.M. (Central time) on the same Business Day, the Bid Agent shall send, by telecopier or electronic transmission, a copy of such Bid Selection Notice to the Administrative Agent and the Administrative Agent shall inform each Lender which submitted a Bid of the acceptance or rejection of such Bid and if accepted the terms thereof.
3.5Bid Rate Loan Funding. Not later than 2:00 P.M. (Central time) on the same Business Day, each Lender that is to make one or more Bid Advances in accordance with the Bid Selection Notice shall make available to the Administrative Agent at the Administrative Agent’s Office, in immediately available funds, an amount sufficient to fund such Bid Advances. After the Administrative Agent’s receipt of such funds, but (if so received) not later than 3:00 P.M. (Central time), and upon fulfillment of the applicable conditions set forth in Article 10 hereof, the Administrative Agent will make the proceeds of such Bid Advances available to Borrower, in immediately available funds, and will transmit such funds by wire transfer to Borrower’s Account.
3.6Lender Funding Failure. In the event any Lender fails to make any requested Bid Advance to be made by it on the date specified for such Advance, the Administrative Agent may, in its sole and absolute discretion and in its role and capacity of the Administrative Agent, advance such funds to Borrower on behalf of such Lender, notwithstanding limitations, if any, contained herein relating to the Administrative Agent in its role as a Lender, including its Individual 5-Year Commitment or Individual 5-Year Lending Capacity. In the event of the funding of any such Advance by the Administrative Agent, the Lender failing to fund such Advance will be treated as a Defaulting Lender under Section 15.30 hereof.
3.7Bid Rate Loans — Bid Maturity Date Beyond Maturity Date. Notwithstanding any other provision in this Credit Agreement that may be construed to the contrary, in the event that a Lender, at its sole discretion, makes a Bid Advance to Borrower with a Bid Maturity Date later than the 5-Year Maturity Date; and (a) (i) the 5-Year Maturity Date is subsequently extended by amendment to this Credit Agreement (pursuant to Section 2.11 hereof or otherwise); and (ii) such Lender does not renew its Individual 5-Year Commitment at a level at least equal to the outstanding amount of such Bid Advance, then, in such case, such outstanding amount will be due and payable by Borrower, and accepted by such Lender, on the 5-Year Maturity Date (as in effect prior to such extension thereof) without any liability for Funding Losses on such amount; or (b) the 5-Year Maturity Date is not subsequently extended by amendment to this Credit Agreement, then, in each such case, such outstanding amount will be repaid by Borrower in accordance with the terms of this Credit Agreement (including provision for Funding Losses) and this Credit Agreement will be deemed to continue in force for the limited purpose of facilitating such payments.
3.8Failure to Implement Bid Process. In the event the Bid Agent fails to hold an auction pursuant to a proper Bid Request, the Administrative Agent may, in its sole and absolute discretion and in its role and capacity of the Administrative Agent, make an Advance to Borrower on behalf of all Lenders in the amount of each Bid Advance requested in such Bid Request to bear interest at the then current Base Rate to be repaid out of proceeds of Bid Advances on the next Business Day, and in such event the Administrative Agent will cause the Bid Agent to hold the auction for such Bid Advances the following Business Day.
3.9Swingline Advances. In addition to Borrower’s right to request a 5-Year Advance under Article 2 hereof or a Bid Advance under Section 3.2 hereof, Borrower may, subject to the terms and conditions of this Section 3.9 and Section 10.2 hereof, at any time before 2:00 P.M. (Central time) on a Business Day, request the Swingline Lender to make an Advance to Borrower under the 5-Year Facility on the same Business Day (“Swingline Advance”) in accordance with the provisions of this Section 3.9. Each Business Day by 10:30 A.M. (Central time) the Swingline Lender may notify Borrower of the interest rate (“Swingline Rate”) that it will charge on all Swingline Advances made that Business Day (provided that if the Swingline Lender does not so notify Borrower, the Swingline Rate shall be equal to the Base Rate as in effect from time to time). Borrower’s request for a Swingline Advance (“Swingline Advance Request”) shall be made in writing by telecopier or electronic transmission, must be directed to the Swingline Lender, and must specify the amount of such Advance. If Borrower submits a Swingline Advance Request, the Swingline Lender shall promptly, but not later than 3:00 P.M. (Central time) on the same Business Day, fund such Swingline Advance and advise the Administrative Agent in writing of the amount and Swingline Rate of such Swingline Advance. Each Swingline Advance shall bear interest at the applicable Swingline Rate and shall be payable in full, including interest, on the earliest of: (a) the fifth day of the next succeeding month following the date of the Advance, (b) one (1) Business Day following demand for repayment by the Swingline Lender at its sole discretion or (c) the 5-Year Maturity Date (the “Swingline Maturity Date”). Such payment may, at Borrower’s discretion, and subject to the conditions of this Credit Agreement, be made by an Advance under the 5-Year Facility. Swingline Advances shall be made only by the Swingline Lender. Borrower’s entitlement to receive, and the Swingline Lender’s obligation to fund, any Swingline Advance shall be subject to the conditions and limitations set forth in Section 2.1 hereof and applicable to 5-Year Advances generally and, in addition, (x) the aggregate outstanding principal amount of all such Swingline Advances shall not at any time exceed the Swingline Funding Commitment, and (y) the aggregate Individual Outstanding 5-Year Obligations of all Lenders (after giving effect to such Swingline Advances and risk participations therein)

shall not exceed the 5-Year Commitment. Immediately upon the making of a Swingline Advance in accordance with the terms hereof, each Lender (other than the Swingline Lender) shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Lender’s Applicable Percentage of such Swingline Advance, which shall be funded in accordance with this Section 3.9. Such obligation to risk participate shall be absolute and unconditional irrespective of any setoff, counterclaim, recoupment, defense or other right which such Lender may have. At the sole discretion of the Swingline Lender, any Swingline Advance may be paid off at any time by a 5-Year Advance requested by the Swingline Lender pursuant to Section 2.3. If for any reason such Swingline Advance cannot be so paid off, each Lender shall, at the request of the Swingline Lender, promptly fund its risk participation in such Swingline Advance directly to the Swingline Lender. The Swingline Lender may terminate or suspend its commitment to make Swingline Advances at any time in its sole discretion upon notice to Borrower and the Swingline Lender shall not be required to fund any Swingline Advances unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Advance.
3.10Swingline Advance Funding Failure. In the event the Swingline Lender fails to make any requested Swingline Advance to be made by it on the date specified for such Advance, the Administrative Agent (in that capacity) may, in its sole and absolute discretion and in its role and capacity of the Administrative Agent, advance such funds to Borrower on behalf of such Swingline Lender, notwithstanding limitations, if any, contained herein relating to the Administrative Agent in its role as a Lender, including its Individual 5-Year Commitment or Individual 5-Year Lending Capacity. In the event of any such advance by the Administrative Agent, the Swingline Lender will be treated as a Defaulting Lender under Section 15.30 hereof. In the event of any failure by a Lender to fund its risk participation of a Swingline Advance in accordance with Section 3.9, such Lender will be treated as a Defaulting Lender under Section 15.30 hereof.
ARTICLE 4.

LETTER OF CREDIT FACILITY
4.1Issuance of Letters of Credit. Subject to the terms and conditions of this Credit Agreement and the other Loan Documents, including Section 10.2, and in reliance upon the representations and warranties set forth in this Credit Agreement and the other Loan Documents and in reliance on the agreements of the Lenders set forth in this Article 4, the Issuing Lender agrees to issue standby and commercial letters of credit (the “Letters of Credit”) for the account of the Borrower on any Business Day from the Closing Date through but not including the Letter of Credit Expiration Date. The Borrower may at any time prior to the Letter of Credit Expiration Date request the issuance of a Letter of Credit, or an amendment or extension of a Letter of Credit, by delivering to the Issuing Lender (with a copy to the Administrative Agent) a completed application and agreement for letters of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time (each a “Letter of Credit Request”) by no later than 4:00 P.M. (Central time) at least two (2) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance, amendment or extension. Promptly after receipt of any Letter of Credit Request, the Issuing Lender shall confirm with the Administrative Agent (in writing) that the Administrative Agent has received a copy of such Letter of Credit Request and if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Unless the Issuing Lender has received notice from any Lender, the Administrative Agent or the Borrower, at least one (1) day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 10.2 is not satisfied, then the Issuing Lender or any of the Issuing Lender’s Affiliates will issue a Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (a) have a maximum maturity of twelve (12) months from the date of issuance, provided, that a Letter of Credit may contain renewal terms reasonably satisfactory to the Issuing Lender, and (b) in no event expire later than the Letter of Credit Expiration Date, and provided, further that at no time shall (i) the Letter of Credit Obligations exceed the Letter of Credit Sublimit or (ii) the aggregate of all Individual Outstanding 5-Year Obligations exceed the 5-Year Commitment. Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the 2nd proviso to the preceding sentence and with Article 4 after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof. The Borrower unconditionally guarantees all Obligations of its Subsidiaries with respect to Letters of Credit issued by the Issuing Lender for the account of such Subsidiary.
4.2Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders the Letter of Credit fee determined as set forth in Schedule 2 hereto and Section 5.6 hereof (such fee, the “Letter of Credit Fee”), which fee shall be computed on the daily average Letter of Credit Obligations and shall be payable quarterly in arrears on the first day of each calendar quarter after the Closing Date and on the Maturity Date. The Borrower shall also pay to the Issuing Lender for the Issuing Lender’s sole account a fronting fee in an amount equal to the percentage or amount separately agreed upon between Borrower and the Issuing Lender, as well as the Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.
4.3Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder, without recourse or warranty, in an amount equal to such Lender’s pro rata share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.
4.3.1In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrower and the Administrative Agent thereof. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 12:00 noon on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender. In the event the Borrower fails to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by date and time required in accordance with the foregoing sentence, then the Administrative Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that a 5-Year Advance be made by the Lenders under the Base Rate to be disbursed on the Business Day immediately following the Drawing Date, subject to the amount of the unutilized portion of the 5-Year Commitment and subject to the conditions set forth in Section 10.2 other than any notice requirements. Any notice given by the Administrative Agent or the Issuing Lender pursuant to this Section 4.3.1 may be by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
4.3.2Each Lender shall upon the Business Day immediately following a Drawing Date with respect to which notice was delivered by the Administrative Agent in accordance with Section 4.3.1 make funds available to the Administrative Agent for the account of the Issuing Lender in an amount equal to its pro rata share of the amount of the drawing. So long as the conditions set forth in Section 10.2 have been satisfied or waived in accordance with this Credit Agreement, each Lender that makes such funds available shall be deemed to have made a Loan at the Base Rate; provided, that if any conditions set forth in Section 10.2 have not been satisfied or waived in accordance with this Credit Agreement, each Lender shall remain obligated to fund its pro rata share of such unreimbursed amount and such amount (each a “Participation Advance”) shall be deemed to be a payment in respect of its participation in the applicable Letter of Credit Borrowing resulting from such drawing in accordance with Section 4.3.1. If any Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s pro rata share of such amount by no later than noon on such date, then interest shall accrue on such Lender’s obligation to make such payment, from such Business Day to the date on which such Lender makes such payment at a rate per annum equal to the Federal Funds Effective Rate. The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 4.3.1 above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this clause (b).
4.3.3With respect to any unreimbursed drawing that is not fully reimbursed by Borrower and is not refinanced by Loans in accordance with Section 4.3.1 because of the Borrower’s failure to satisfy the conditions set forth in Section 10.2, the Borrower shall be deemed to have incurred from the Issuing Lender a borrowing (each, a “Letter of Credit Borrowing”) in an amount equal to the unreimbursed portion of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Loans under the Base Rate.
4.4Repayment of Participation Advances.
4.4.1Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrower (a) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (b) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s pro rata share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the pro rata share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.
4.4.2If the Administrative Agent is required at any time to return to Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by the Borrower to the Administrative Agent for the account of the Issuing Lender pursuant to this Article 4 in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its pro rata share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.
4.5Documentation. The Borrower agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from the Borrower’s own. In the event of a conflict between such application or agreement and this Credit Agreement, this Credit Agreement shall govern. It is understood and agreed that, except in the case of its gross negligence or willful misconduct as determined by a final decision by a court of competent jurisdiction, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
4.6 Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.
4.7Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Credit Agreement to make the Loans or Participation Advances, as contemplated by this Article 4, as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Article 4 under all circumstances, including the following circumstances:
(a)any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or that the Borrower may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;
(b)the failure of the Borrower, any Subsidiary of the Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.3 or 10.2 or as otherwise set forth in this Credit Agreement for the making of a 5-Year Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under this Article 4;
(c)any lack of validity or enforceability of any Letter of Credit;
(d)any claim of breach of warranty that might be made by the Borrower or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right that the Borrower or any Lender may have at any time against a beneficiary, successor beneficiary, any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Credit Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or Subsidiaries of the Borrower and the beneficiary for which any Letter of Credit was procured);
(e)the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;
(f)payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit;
(g)the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
(h)any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by the Borrower, unless the Issuing Lender has received written notice from the Borrower of such failure within three (3) Business Days after the Issuing Lender shall have furnished the Borrower and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
(i)any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or Subsidiaries of the Borrower;
(j)any breach of this Credit Agreement or any other Loan Document by any party thereto;
(k)the occurrence or continuance of an Insolvency Proceeding with respect the Borrower;
(l)the fact that an Event of Default or a Potential Default shall have occurred and be continuing;
(m)the fact that the 5-Year Maturity Date shall have passed or this Credit Agreement or the 5-Year Commitments hereunder shall have been terminated; and

(n)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
4.8Indemnity. The Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) that the Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of the gross negligence or willful misconduct of the Issuing Lender as determined by a final, non-appealable judgment of a court of competent jurisdiction.
4.9Liability for Acts and Omissions. As between the Borrower and the Issuing Lender, or the Issuing Lender’s Affiliates, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to the Borrower or other Person or property relating therefrom: (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (b) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (c) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any such transferee; (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (e) errors in interpretation of technical terms; (f) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (g) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (h) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Governmental Authority, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct or breach in bad faith by the Issuing Lender of its obligations under this Credit Agreement (as determined by a court of competent jurisdiction in a final, non-appealable judgment) in connection with actions or omissions described in such clauses (a) through (h) of such sentence. In no event shall the Issuing Lender or its Affiliates be liable to the Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrower or any Lender.
4.10Issuing Lender Reporting Requirements. The Issuing Lender shall, on the first Business Day of each month, provide to the Administrative Agent and the Borrower a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the Maturity Date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.
4.11UCP and ISP. Unless otherwise expressly agreed by the Issuing Lender, the Borrower and the beneficiary of a Letter of Credit (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the International Standby Practices as most recently published from time to time by the International Chamber of Commerce (the “ISP”) shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits as most recently published from time to time by the International Chamber of Commerce (the “UCP”) shall apply to each commercial Letter of Credit.
4.12Illegality. If, at any time, it becomes unlawful for an Issuing Lender to comply with any of its obligations under any Letter of Credit (including, but not limited to, as a result of any Sanctions), the obligations of such Issuing Lender with respect to such Letter of Credit shall be suspended (and all corresponding rights shall cease to accrue) until such time as it may again become lawful for such Issuing Lender to comply with its obligations under such Letter of Credit, and such Issuing Lender shall not be liable for any losses that the Borrower or its Subsidiaries may incur as a result.
ARTICLE 5.

INTEREST; FEES; AND MARGINS
5.1Interest. Except as provided in Article 3 hereof, interest on all Loans shall be calculated as follows:
5.1.1Base Rate Option. Unless Borrower requests and receives a Term SOFR Rate Loan pursuant to Subsection 5.1.2 hereof, the outstanding principal balance owing hereunder for 5-Year Advances (unless otherwise specified pursuant to Section 3.9, in the case of Swingline Advances) shall bear interest at the Base Rate (each a “Base Rate Loan”) plus the 5-Year Margin for Base Rate Loans.
5.1.2Term SOFR Rate Option. From time to time, and so long as no Event of Default has occurred and is continuing, at the request of Borrower included in a 5-Year Borrowing Notice, all or any part of the outstanding principal balance owing hereunder for 5-Year Advances may bear interest at the Adjusted Term SOFR Rate plus the 5-Year Margin for Term SOFR Rate Loans; provided that Borrower may have no more than ten (10) different Interest Periods for Term SOFR Rate Loans outstanding at any time. To effect this option, the 5-Year Borrowing Notice must specify (a) the principal amount that is to bear interest at the Term SOFR Rate, which must be a minimum of $10,000,000 and in incremental multiples of $1,000,000 and (b) the Interest Period selected by the Borrower. In addition, Borrower may convert any Base Rate Loan to a Term SOFR Rate Loan, or continue a Term SOFR Rate Loan, by making a written request therefor, substantially in the form of Exhibit 5.1 hereto (“Conversion or Continuation Notice”), to the Administrative Agent by telecopier or electronic transmission at least three (3) U.S. Government Securities Business Days prior to the first date of the Interest Period therefor, specifying (y) the principal amount that is to bear interest at the Term SOFR Rate, which must be a minimum of $10,000,000 and in incremental multiples of $1,000,000 and (z) the Interest Period selected by Borrower during which the Term SOFR Rate is to be applied. The Administrative Agent shall incur no liability in acting upon a request which it believed in good faith had been made by a properly authorized employee of Borrower. Following the expiration of the Interest Period for any Term SOFR Rate Loan, interest shall automatically accrue at the Base Rate unless Borrower requests and receives another Term SOFR Rate Loan as provided in this Subsection 5.1.2.
5.1.3LIBO Rate Loans. It is understood and agreed that, with respect to any LIBO Rate Loan outstanding on the Closing Date, (i) such LIBO Rate Loan shall continue to bear interest at the LIBO Rate until the end of the current LIBO Rate Period applicable to such LIBO Rate Loan, and (ii) any LIBO Rate-related provisions of the Existing Credit Agreement applicable to such LIBO Rate Loans are incorporated into this Credit Agreement, mutatis mutandis, and the parties hereto hereby agree that such provisions shall continue to apply to such LIBO Rate Loan until the end of the current LIBO Rate Period applicable thereto.
5.2Additional Provisions for Term SOFR Rate Loans.
5.2.1Inability to Determine Rate; Cost. Subject to Subsection 5.2.3, if, on or prior to the commencement of any Interest Period (or, in the case of any Benchmark that is not subject to an Interest Period, on any Business Day):
(a)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that for any reason (other than a Benchmark Transition Event) any Benchmark cannot be determined pursuant to the definition thereof;
(b)the Required Lenders determine that for any reason in connection with any request for a Loan that is subject to an Interest Period or a conversion thereto or a continuation thereof that the Benchmark for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent; or
(c)the Required Lenders determine that for any reason in connection with any request for a Loan that is not subject to an Interest Period (other than a Base Rate Loan) or a conversion thereto or a continuation thereof or the maintaining thereof that the Benchmark with respect to a proposed Loan or outstanding Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders.
Upon notice thereof by the Administrative Agent to the Borrower,
(i)any obligation of the Lenders to make such Loans that are subject to an Interest Period, and any right of the Borrower to continue such Loans or to convert to such Loans, shall be suspended (to the extent of the affected Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice;
(ii)any obligation of the Lenders to make or maintain such Loans that are not subject to an Interest Period (other than Base Rate Loans), and any right of the Borrower to continue such Loans or to convert to such Loans (other than Base Rate Loans), shall be suspended (to the extent of the affected Loans) until the Administrative Agent (with respect to clause (iii), at the instruction of the Required Lenders) revokes such notice;
(iii)the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Loans (to the extent of the affected Loans or affected Interest Periods) or,

failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein;
(iv)any outstanding affected Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period (or if such Loans are not subject to an Interest Period, immediately) and, upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 6.7; and
(v)in the case of any such notice under Subsection 5.2.1 regarding any Benchmark used as a component of the Base Rate, such component will not be used in any determination of Base Rate Loans until such notice is revoked.
5.2.2Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund any Loans (other than Base Rate Loans) or to determine or charge interest based upon any Benchmark, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of the Lenders to make such Loans, and any right of the Borrower to continue such Loans or to convert Base Rate Loans to such Loans, shall be suspended, and (b), if necessary to avoid such illegality, the interest rate on the Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice,
(a)the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all such Loans to Base Rate Loans (if necessary to avoid such illegality, the interest rate on the Base Rate Loans of such Lender shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”),
(i)if such Loans are not subject to an Interest Period, immediately, or
(ii)if such Loans are subject to an Interest Period, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Loans to such day, and
(b)if necessary to avoid such illegality, the Administrative Agent shall during the period of such suspension compute the Base Rate without reference to clause (c) of the definition of “Base Rate,”
in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon such Benchmark. Upon any such prepayment or conversion, the Borrower shall also pay accrued and unpaid interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Subsection 6.4.3.
5.2.3Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:
(a)Replacement Benchmarks. Upon a date and time determined by the Administrative Agent as to any Benchmark which date shall be no later than the occurrence of a Benchmark Transition Event with respect to such Benchmark, the applicable Benchmark Replacement will replace the applicable then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark at or after 4:00 P.M. (Central time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the affected Lenders without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Required Lenders. At any time that the administrator of the applicable then-current

Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be not representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of the Base Rate based upon such Benchmark (if any) will not be used in any determination of the Base Rate.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, and (ii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Subsection 5.2.3(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Subsection 5.2.3, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto or any other Loan Document, except, in each case, as expressly required pursuant to this Subsection 5.2.3.
(d)Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the applicable then-current Benchmark is a term rate (including the Term SOFR Rate), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for such Benchmark (including any applicable Benchmark Replacement) settings.
5.2.4SOFR. In connection with the use or administration of the Term SOFR Rate and the Adjusted Term SOFR Rate, and clause (c) of the definition of Base Rate, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use or administration of the Term SOFR Rate and the Adjusted Term SOFR Rate or clause (c) of the definition of the Base Rate.
5.3Default Interest Rate. All past due payments on 5-Year Advances (including Swingline Advances), Bid Advances, or of any other Obligation (whether as a result of nonpayment by Borrower when due, at maturity, or upon acceleration) shall bear interest at the Default Interest Rate from and after the due date for the payment, or on the date of maturity or acceleration, as the case may be.
5.4Interest Calculation. Interest on all Loans shall be calculated on the actual number of days the principal owing thereunder is outstanding with the daily rate calculated on the basis of a year consisting of 360 days. In calculating interest, the Advance Date shall be included and the date each payment is received shall be excluded.

5.5Fees. Subject to Section 15.30, Borrower shall pay or cause to be paid the following fees:
5.5.15-Year Facility Fee. A non-refundable fee (“5-Year Facility Fee”) calculated in arrears as of the end of each of Borrower’s Fiscal Quarters following the Closing Date, until the Loans are paid in full, all Letters of Credit are canceled or have expired, and the Lenders have no further obligation to make a 5-Year Advance or issue Letters of Credit hereunder. The 5-Year Facility Fee for each such period shall be equal to (a) the average daily 5-Year Commitment in effect during such period, (b) multiplied by the average daily 5-Year Facility Fee Factor in effect during such period, as converted to a daily rate using a year of 360 days, (c) with the product thereof being further multiplied by the number of days in such period. The 5-Year Facility Fee shall be payable to the Administrative Agent in arrears on the Business Day coinciding with, or immediately preceding the fifth (5th) day after the close of each such Fiscal Quarter, for distribution to each Lender in the ratio that its Individual 5-Year Commitment bears to the 5-Year Commitment as calculated by the Administrative Agent on the last day of each such period. Any amounts of such “5-Year Facility Fee” (as defined in the Existing Credit Agreement) accrued and outstanding under the Existing Credit Agreement shall be due and payable on the Closing Date.
5.5.2Other Fees. The Borrower agrees to pay to the Administrative Agent and the arrangers such other fees as agreed in the Fee Letter or as otherwise provided for in this Credit Agreement. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
5.65-Year Margin; 5-Year Facility Fee Factor; Letter of Credit Fees. If the Compliance Certificate with respect to any Fiscal Quarter or Fiscal Year is not received by the Administrative Agent by the date required as provided in Subsections 11.2.1 and 11.2.2 hereof, the 5-Year Margin, the Letter of Credit Fees and the 5-Year Facility Fee Factor for the period commencing on the first day of the Fiscal Quarter or Fiscal Year commencing immediately after the Fiscal Quarter or Fiscal Year for which such Compliance Certificate was required, shall each be determined based on Tier 4 of Schedule 2 for that entire Fiscal Quarter or Fiscal Year. If at any time within one year of any date of determination of the ratio of Consolidated Funded Debt to Consolidated Cash Flow for purposes of calculating the 5-Year Margin, the Letter of Credit Fees and 5-Year Facility Fee Factor, as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason, (i) the ratio of Consolidated Funded Debt to Consolidated Cash Flow as calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the ratio of Consolidated Funded Debt to Consolidated Cash Flow would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of each Lender promptly, and in any event within ten (10) Business Days, on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.
ARTICLE 6.

PAYMENTS; FUNDING LOSSES
6.1Principal Payments. Principal shall be payable on the 5-Year Maturity Date; provided that (a) principal owing on all Bid Advances shall be payable (i) on the Bid Maturity Date as provided in the Bid under which such Bid Advance was made, if such date is earlier than the 5-Year Maturity Date, and (ii) as provided in Section 3.7 hereof; (b) principal owing on all Swingline Advances shall be payable on the applicable Swingline Maturity Date; and (c) prepayments may be made only as provided in Section 6.5 hereof.
6.2Interest Payments. Interest shall be payable as follows: (a) interest on Base Rate Loans and Swingline Advances shall be payable monthly in arrears on the fifth day of the next succeeding month, (b) interest on Term SOFR Rate Loans shall be payable on the last day of the Interest Period therefor unless the Interest Period is longer than three (3) months, in which case interest shall also be payable on each three month anniversary of the first day of the applicable Interest Period, (c) interest on each Bid Rate Loan shall be payable on the Bid Maturity Date therefor unless the Bid Maturity Date is more than three (3) months from the date of the Advance under such Bid Rate Loan, in which case interest shall also be payable on each three month anniversary of the date of the relevant Advance, (d) interest on Swingline Advances then accrued and unpaid shall be payable on the Swingline Maturity Date, and (e) interest on all Loans then accrued and unpaid shall be payable on the 5-Year Maturity Date.
6.3Application of Principal Payments. Subject to Section 14.4, principal payments and prepayments shall be applied (a) so long as no Event of Default or Potential Default has occurred and is continuing, to principal amounts owing under the 5-Year Facility, including to Swingline Advances, as Borrower directs in writing (provided that Bid Rate Loans may not be prepaid); or (b) if an Event of Default or Potential Default has occurred and is continuing, or if Borrower provides no specific direction, then to principal amounts owing (i) under those Swingline Advances with respect to which the Swingline Maturity Date has occurred, then (ii) under those Bid Rate Loans with respect to which the Bid Maturity Date has occurred, then (iii) under the 5-Year Facility (other than Bid Rate Loans or Swingline Advances), then (iv) under those Swingline Advances with respect to which the Swingline Maturity Date has not occurred, then (v) under the Bid Rate Loans with respect to which the Bid Maturity Date has not occurred (provided that Bid Rate Loans shall not be prepaid unless an Event of Default or Potential Default is continuing, and Borrower will be responsible for all Funding Losses applicable to such prepayment). Subject to the provisions of the foregoing sentence, payments shall be applied first to Base Rate Loans and then to Term SOFR Rate Loans unless Borrower directs otherwise in writing; provided, subject to Section 14.4, upon the occurrence and during the continuance of an Event of Default or Potential Default, such payments shall be applied, first to fees, second to interest, third to principal pro-rata to the applicable Loans, fourth to Cash Collateralize outstanding Letter of Credit Obligations, and last to any other Obligations.
6.4Manner of Payment. All payments, including prepayments, that Borrower is required or permitted to make under the terms of this Credit Agreement and the other Loan Documents shall be made to the Administrative Agent in immediately available federal funds, to be received no later than 1:00 P.M. (Central time) of the date on which such payment is due (or the following Business Day if such date is not a Business Day) by wire transfer, as provided in the Wire Instructions (or to such other account as the Administrative Agent may designate by notice). All payments, including prepayments, to be made by Borrower hereunder and the other Loan Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.
6.4.1Payments to Be Free and Clear. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
6.4.2Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
6.4.3Indemnification by Borrower and by Lenders.
(a)The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender

(with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(b)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 16.15 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 6.4(b).
6.4.4Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to Section 6.4.1 or Section 6.4.2, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
6.4.5Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Section 6.4.1, Section 6.4.2, or Section 6.4.3, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 6.4.5 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 6.4.5, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 6.4.5 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
6.4.6Payments Generally. All payments and prepayments to be made in respect of principal, interest, 5-Year Facility Fee, Letter of Credit Fees, other fees referred to in Section 5.5 or other fees or amounts due from the Borrower hereunder shall be payable prior to 12:00 noon (Central time) on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Administrative Agent Office for the account of the Lenders or the Issuing Lender to which they are owed, in each case in Dollars and in immediately available funds. The Administrative Agent shall promptly distribute such amounts to the Issuing Lender, Swingline Lender and/or applicable Lenders in immediately available funds. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Credit Agreement and shall be deemed an “account stated.”

6.4.7Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due.
With Respect to any payment that the Administrative Agent makes for the account of the Lenders or Issuing Lender hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or Issuing Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 6.4.7 shall be conclusive, absent manifest error.
6.4.8Survival. Each party’s obligations under this Section 6.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Credit Agreement and the repayment, satisfaction or discharge of all obligations under any Loan Document.
6.5Voluntary Prepayments. Borrower shall have the right to prepay all or any part of the outstanding principal balance under the Loans at any time in integral multiples of $1,000,000 (or the entire outstanding balance, if less) and subject to a $5,000,000 minimum prepayment on Term SOFR Rate Loans and Base Rate Loans (or the entire outstanding balance, if less), on any Business Day; provided that (a) in the event of prepayment of any Term SOFR Rate Loan, whether voluntary (including payments pursuant to Section 2.9 hereof) or on account of acceleration (i) Borrower must provide three (3) U.S. Government Securities Business Days’ notice to the Administrative Agent prior to making such voluntary prepayment, and (ii) Borrower must, at the time of making such prepayment, pay all accrued but unpaid interest and all Funding Losses applicable to such payment, (b) in the event of prepayment of any Base Rate Loan, whether voluntary (including payments pursuant to Section 2.9 hereof) or on account of acceleration (i) Borrower must provide one (1) Business Day’s notice to the Administrative Agent prior to making such voluntary prepayment, and (ii) Borrower must, at the time of making such prepayment, pay all accrued but unpaid interest applicable to such prepayment and (c) Borrower shall not have the right to prepay any Bid Rate Loan before the applicable Bid Maturity Date, but if a Bid Rate Loan is deemed prepaid on account of acceleration, Borrower must pay all accrued but unpaid interest and all Funding Losses applicable to such prepayment. Principal amounts prepaid may be reborrowed under the terms and conditions of this Credit Agreement.
6.6Distribution of Principal and Interest Payments. The Administrative Agent shall distribute payments of principal and interest among the Lenders as follows:
6.6.1Principal and Interest Payments on 5-Year Advances. Principal and interest payments on 5-Year Advances shall be remitted to the Lenders in the ratio in which they funded the 5-Year Advance to which such payments are applied.
6.6.2Principal and Interest Payments on Bid Advances. Principal and interest payments on Bid Advances shall be remitted to the Lender which made the Bid Advance to which such payments are applied.

6.6.3Principal and Interest Payments on Swingline Advances. Principal and interest payments on Swingline Advances shall be remitted to the Swingline Lender.
6.7Funding Losses. Borrower will indemnify each Lender against any Funding Losses that such Lender may sustain or incur as a consequence of any event (other than a default by such Lender in the performance of its obligations hereunder) which results in (a) such Lender receiving any amount on account of the principal of any Term SOFR Rate Loan or Bid Rate Loan prior to the last day of the Interest Period in effect therefor (in the case of Term SOFR Rate Loans) or the Bid Maturity Date therefor (in the case of Bid Rate Loans), (b) the conversion of a Term SOFR Rate Loan to a Base Rate Loan, or any conversion of the Interest Period with respect to any Term SOFR Rate Loan, in each case other than on the last day of the Interest Period in effect therefor, or (c) any Term SOFR Rate Loan to be made, converted or continued by such Lender not being made, converted or continued after notice thereof shall have been given by Borrower. “Funding Losses” includes any loss, cost or expenses arising from the liquidation or redeployment of funds or from any fees payable. In the event of any such payment, each Lender which had funded the Term SOFR Rate Loan being paid (or the Lender which made the Bid Advance being prepaid) shall, promptly after being notified of such payment, send written notice (“Funding Loss Notice”) to the Administrative Agent by telecopier or electronic transmission setting forth the amount of attributable Funding Losses. The Administrative Agent shall notify Borrower in writing of the amount of such Funding Losses in the form of a certificate from such Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 6.7. A determination by a Lender as to the amounts payable pursuant to this Section 6.7 shall be conclusive absent manifest error. The obligations of Borrower under this Section 6.7 shall survive the termination of this Credit Agreement and other covenants.
6.8Funding of Syndication Interest. Each Lender, severally but not jointly, hereby irrevocably agrees to fund its Funding Share of the Advances (“Advance Payment”) as determined pursuant to the terms and conditions contained herein and in particular, Articles 2, 3, and 4 hereof. Each Lender’s Individual 5-Year Commitment and its interest in each Advance hereunder (collectively, its “Syndication Interest”) shall be without recourse to the Administrative Agent or any other Lender and shall not be construed as a loan from any Lender to the Administrative Agent or any other Lender.
6.9Lenders’ Obligations to Remit Funds. Each Lender agrees to remit its Funding Share of each Advance to the Administrative Agent as, and within the time deadlines (“Lender Advance Date”), required in this Credit Agreement. Unless the Administrative Agent shall have received notice from a Lender (i) in the case of Term SOFR Rate Loans, prior to the date on which such Lender is to provide funds to the Administrative Agent for an Advance to be made by such Lender or (ii) in the case of Base Rate Loans, prior to the time and date on which such Lender is to provide funds to the Administrative Agent for an Advance to be made by such Lender, that such Lender will not make available to the Administrative Agent such funds, the Administrative Agent may assume that such Lender has made such funds available to the Administrative Agent on the date of such Advance in accordance with the terms of this Credit Agreement and the Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent such Lender shall not have made such funds available to the Administrative Agent by the applicable Lender Advance Date and such Lender has not given the Administrative Agent the notice referenced in the immediately preceding sentence, such Lender agrees to repay the Administrative Agent forthwith on demand such corresponding amount (if any) made available by the Administrative Agent together with interest thereon, for each day from the date such amount is made available to Borrower until the Business Day such amount is repaid to the Administrative Agent (assuming payment is received by the Administrative Agent at or prior to 3:00 P.M. (Central time), and until the next Business Day if payment is not received until after 3:00 P.M. (Central time)), at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Federal Funds Effective Rate. If such Lender shall repay to the Administrative Agent such corresponding amount (if any) made available by the Administrative Agent, such amount so repaid shall constitute such Lender’s Advance for purposes of this Credit Agreement. If such Lender does not pay such corresponding amount (if any) made available by the Administrative Agent forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify Borrower, and Borrower shall immediately pay such corresponding amount to the Administrative Agent with the interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent, at the rate of interest applicable to such Advance at the time.
ARTICLE 7.

[RESERVED]
ARTICLE 8.

SECURITY
The obligations of Borrower under this Credit Agreement shall be unsecured, except (a) with respect to the Cash Collateralization of outstanding Letter of Credit Obligations and Cash Collateral provided under Section 15.30; and (b) the statutory lien in favor of CoBank (but not any other Lender) in the CoBank Equity pursuant to Section 11.16(c).
ARTICLE 9.

REPRESENTATIONS AND WARRANTIES
To induce the Lenders to make the Loans, and the Issuing Lender to issue Letters of Credit, and recognizing that the Lenders, the Administrative Agent, the Issuing Lender, and the Bid Agent are relying thereon, Borrower represents and warrants as follows:
9.1Organization, Good Standing, etc. Borrower: (a) is duly organized, validly existing, and in good standing under the laws of its state of incorporation; (b) qualifies as a cooperative association under the laws of its state of incorporation; (c) is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary, except to the extent that the failure to so qualify has not resulted in, and could not reasonably be expected to cause, a Material Adverse Effect; and (d) has all authority and all requisite corporate and legal power to own and operate its assets and to carry on its business, and to enter into and perform the Loan Documents to which it is a party. Each Subsidiary: (a) is duly organized, validly existing, and in good standing under the laws of its state of incorporation; (b) is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary, except to the extent that the failure to so qualify has not resulted in, and could not reasonably be expected to cause, a Material Adverse Effect; and (c) has all authority and all requisite corporate and legal power to own and operate its assets and to carry on its business.
9.2Corporate Authority, Due Authorization; Consents. Borrower has taken all corporate action necessary to execute, deliver and perform its obligations under the Loan Documents to which it is a party. All consents or approvals of any Person which are necessary for, or are required as a condition of Borrower’s execution, delivery and performance of and under the Loan Documents, have been obtained.
9.3Litigation. Except as described on Exhibit 9.3 hereto, there are no pending legal or governmental actions, proceedings or investigations to which Borrower or any Subsidiary is a party or to which any property of Borrower or any Subsidiary is subject which (a) might reasonably be expected to result in any Material Adverse Effect or (b) involve this Credit Agreement or any of the other Loan Documents and, to Borrower’s knowledge, no such actions or proceedings are threatened or contemplated by any federal, state, county, or city (or similar unit) governmental agency or any other Person.
9.4No Violations. The execution, delivery and performance of its obligations under the Loan Documents will not: (a) violate any provision of Borrower’s articles of incorporation or bylaws, or any law, rule, regulation (including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System), or any judgment, order or ruling of any court or governmental agency; (b) violate, require consent under (except such consent as has been obtained), conflict with, result in a breach of, constitute a default under, or with the giving of notice or the expiration of time or both, constitute a default under, any existing real estate mortgage, indenture, lease, security agreement, contract, note, instrument or any other agreements or documents binding on Borrower or affecting its property; or (c)

violate, conflict with, result in a breach of, constitute a default under, or result in the loss of, or restriction of rights under, any Required License or any order, law, rule, or regulation under or pursuant to which any Required License was issued or is maintained (“Licensing Laws”).
9.5Binding Agreement. Each of the Loan Documents to which Borrower is a party is, or when executed and delivered, will be, the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject only to limitations on enforceability imposed by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity.
9.6Compliance with Laws. Borrower and each Subsidiary are in compliance with all federal, state, and local laws, rules, regulations, ordinances, codes and orders, including without limitation all Environmental Laws and all Licensing Laws, with respect to which noncompliance could reasonably be expected to result in a Material Adverse Effect.
9.7Principal Place of Business; Place of Organization. Borrower’s place of business, or chief executive office if it has more than one place of business, and the place where the records required by Section 11.1 hereof are kept, is located at the address specified pursuant to Section 16.4. Borrower is a cooperative corporation formed under the laws of the State of Minnesota.
9.8Payment of Taxes. Except as shown on Exhibit 9.8 hereto, Borrower and each Subsidiary have filed all required federal, state and local tax returns and have paid all taxes as shown on such returns as they have become due, and have paid when due all other taxes, assessments or impositions levied or assessed against Borrower or any Subsidiary, or their business or properties, except where the failure to make such filing or payment could not reasonably be expected to result in a Material Adverse Effect. Exhibit 9.8 specifically indicates all such taxes, if any, which are subject to a Good Faith Contest.
9.9Licenses and Approvals. Borrower and each Subsidiary have ownership of, or license to use, or have been issued, all trademarks, patents, copyrights, franchises, certificates, approvals, permits, authorities, agreements, and licenses which are used or necessary to permit it to own its properties and to conduct the business as presently being conducted as to which the termination or revocation thereof could reasonably be expected to have a Material Adverse Effect (“Required Licenses”). Each Required License is in full force and effect, and there is no outstanding notice of cancellation or termination or, to Borrower’s knowledge, any threatened cancellation or termination in connection therewith, nor has an event occurred with respect to any Required License which, with the giving of notice or passage of time or both, could result in the revocation or termination thereof or otherwise in any impairment of Borrower’s rights with respect thereto, which impairment could reasonably be expected to have a Material Adverse Effect. No consent, permission, authorization, order, or license of any Governmental Authority, is necessary in connection with the execution, delivery, performance, or enforcement of and under the Loan Documents to which Borrower is a party except such as have been obtained and are in full force and effect.
9.10Employee Benefit Plans. Borrower and its Subsidiaries are in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder (“ERISA”), to the extent applicable to them, and have not received any notice to the contrary from the Pension Benefit Guaranty Corporation (“PBGC”). The Borrower represents and warrants as of the Closing Date that the Borrower is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the 5-Year Commitments or this Credit Agreement.
9.11[Reserved].
9.12Title to Real and Personal Property. Borrower and each Subsidiary have good and marketable title to, or valid leasehold interests in, all of their material properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements of Borrower and its Subsidiaries referred to in Section 9.13 hereof, except (a) any properties or assets disposed of in the ordinary course of business, and (b) for defects in title and encumbrances which could not reasonably be expected to result in a Material Adverse Effect; and none of the properties of Borrower or any Consolidated Subsidiary are subject to any Lien, except as permitted by Section 12.3 hereof. All such property is in good operating condition and repair, reasonable wear and tear excepted, and suitable in all material respects for the purposes for which it is being utilized except where their failure to be in good operating condition could not reasonably be expected to result in a Material Adverse Effect. All of the leases of Borrower and each Subsidiary which constitute Material Agreements are in full force and effect and afford Borrower or such Subsidiary peaceful and undisturbed possession of the subject matter thereof.
9.13Financial Statements. The (a) consolidated balance sheets of Borrower and its Subsidiaries for the Fiscal Year ended August 31, 2022 and (b) consolidated balance sheets of Borrower and its Subsidiaries for the Fiscal Quarter ended February 28, 2023, and in each case the related consolidated statements of operations, cash flows and consolidated statements of capital shares and equities for the Fiscal Year or Fiscal Quarter then ended, and with respect to clause (a) above, the accompanying footnotes, together with the unqualified opinion thereon, dated August 31, 2022 of PricewaterhouseCoopers LLP, independent certified public accountants, copies of which have been furnished to the Administrative Agent and the Lenders, fairly present in all material respects the consolidated financial condition of Borrower and its Subsidiaries as at such dates and the results of the consolidated operations of Borrower and its Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied. Since August 31, 2022, there has been no material adverse change in the financial condition, results of operations, business or prospects of Borrower or any of its Subsidiaries. As of the Closing Date, there are no liabilities of Borrower or any of its Subsidiaries, fixed or contingent, which are material but are not reflected in the financial statements of Borrower and its Subsidiaries referred to above or referred to in the notes thereto, other than liabilities arising in the ordinary course of business since August 31, 2022. No information, exhibit, or report furnished by Borrower or any of its Subsidiaries to the Administrative Agent or the Lenders in connection with the negotiation of this Credit Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which they were made and taken together with the other information, exhibits and reports furnished to the Administrative Agent and/or the Lenders.
9.14Environmental Compliance. Except as set forth on Exhibit 9.14 hereto, Borrower and each Subsidiary have obtained all permits, licenses and other authorizations which are required under all applicable Environmental Laws, except to the extent failure to have any such permit, license or authorization could not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Exhibit 9.14 hereto, Borrower and each Subsidiary are in compliance with all Environmental Laws and the terms and conditions of the required permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, obligations, schedules and timetables contained in those laws or contained in any plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent, in each case, failure to comply has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.
9.15Fiscal Year. Each fiscal year of Borrower begins on September 1 of each calendar year and ends on August 31 of the following calendar year.
9.16No Existing Default.
9.16.1Neither Borrower nor, to Borrower’s knowledge, any other party to any Material Agreement, is in default thereunder, and no facts exist which with the giving of notice or the passage of time, or both, would constitute such a default.
9.16.2Borrower and each Subsidiary have satisfied all judgments and Borrower and each Subsidiary are not in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign, except to the extent such failure to satisfy any or all such judgments or to be in such a default has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

9.16.3Neither Borrower nor any Subsidiary is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any certificate of incorporation or corporate restriction which has resulted in, or could reasonably be expected to result in, a Material Adverse Effect. Neither Borrower nor any Subsidiary is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument where such failure to perform, observe or fulfill has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
9.17Regulations U and X. No portion of any Advance or Letter of Credit will be used for the purpose of purchasing, carrying, or making loans to finance the purchase of, any “margin security” or “margin stock” as such terms are used in Regulations U or X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.
9.18[Reserved].
9.19[Reserved].
9.20[Reserved].
9.21[Reserved].
9.22Governmental Regulation. Neither Borrower nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, the Interstate Commerce Act, the Federal Power Act or any statute or regulation, in each case, limiting its ability to incur indebtedness for money borrowed as contemplated hereby.
9.23Labor Matters and Labor Agreements. Except as set forth in Exhibit 9.23 hereto: (a) as of the Closing Date, there are no collective bargaining agreements or other labor agreements covering any employees of Borrower or any Subsidiary the termination, cessation, or breach of which could reasonably be expected to result in a Material Adverse Effect, and a true and correct copy of each such agreement will be furnished to the Administrative Agent upon its written request from time to time, (b) there is no organizing activity involving Borrower pending or, to Borrower’s knowledge, threatened by any labor union or group of employees, (c) there are, to Borrower’s knowledge, no representation proceedings pending or threatened with the National Labor Relations Board, and no labor organization or group of employees of Borrower has made a pending demand for recognition, (d) there are no complaints or charges against Borrower pending or, to Borrower’s knowledge threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Borrower of any individual, (e) there are no strikes or other labor disputes against Borrower that are pending or, to Borrower’s knowledge, threatened, and (f) hours worked by and payment made to employees of Borrower or any Subsidiary have not been in violation of the Fair Labor Standards Act (29 U.S.C. § 201 et seq.) or any other applicable law dealing with such matters. The representations made in clauses (b) through (f) of this Section 9.23 are made with respect to those occurrences described which could, considered in the aggregate, reasonably be expected to have a Material Adverse Effect.
9.24Anti-Corruption; Anti-Terrorism and Sanctions.
(a)The Borrower and its Subsidiaries and their respective officers and directors, and to the knowledge of the Borrower, its employees, Affiliates and agents are in compliance, in all respects, with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.
(b)The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries, controlled Affiliates, officers, directors, employees and agents, and to the knowledge of the Borrower, its other Affiliates, with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.

(c)None of (i) the Borrower, any of its Subsidiaries, any of their respective officers, directors or, to the knowledge of the Borrower or any such Subsidiary, any of their respective employees or Affiliates, or (ii) to the knowledge of the Borrower, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the 5-Year Facility are Sanctioned Persons or have engaged in, or are now engaged in, or will engage in, any dealings or transactions with any Sanctioned Person.
(d)No proceeds of any Loan have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors or officers, or to the knowledge of the Borrower, its employees and agents, in violation of any applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws or (iii) Sanctions.
(e)The Borrower has provided to the Administrative Agent and the Lenders all information reasonably requested by the Administrative Agent and the Lenders regarding the Borrower and its Subsidiaries, Affiliates, officers, directors, employees and agents that is necessary or advisable for the Administrative Agent and the Lenders to collect to comply with all applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.
9.25[Reserved].
9.26Disclosure. The representations and warranties contained in this Article 9 and in the other Loan Documents or in any financial statements provided to the Administrative Agent do not contain any untrue statement of a material fact or omit to state a material fact necessary to make such representations or warranties not misleading; and all projections provided to the Administrative Agent were prepared in good faith based on reasonable assumptions. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
9.27No Affected Financial Institution. Borrower is not an Affected Financial Institution.
9.28No Covered Entity. Borrower is not a Covered Entity.
ARTICLE 10.

CONDITIONS TO CLOSING AND ADVANCES
10.1Conditions to Closing. The obligation of the Lenders to make any Advances, and the obligation of the Issuing Lender to issue any Letters of Credit hereunder are subject to satisfaction, in the sole discretion of the Administrative Agent and the Lenders (except that satisfaction of Subsection 10.1.7 shall be determined in the reasonable discretion of the Administrative Agent and the Lenders), of each of the following conditions precedent:
10.1.1Loan Documents. The Administrative Agent shall have received duly executed copies of the Loan Documents.
10.1.2Approvals. The Administrative Agent shall have received evidence reasonably satisfactory to it of all consents and approvals of governmental authorities and third parties which are with respect to Borrower, necessary for, or required as a condition of the validity and enforceability of the Loan Documents to which it is a party.
10.1.3Organizational Documents. The Administrative Agent shall have received: (a) a good standing certificate, dated no more than thirty (30) days prior to the Closing Date, for Borrower for its state of incorporation; (b) a copy of the articles of incorporation of Borrower (and any amendments thereto) certified by the Secretary of State of its state of organization; and (c) a copy of the bylaws of Borrower, certified as true and complete by the Secretary or Assistant Secretary of Borrower.
10.1.4Evidence of Corporate Action. The Administrative Agent shall have received in form and substance reasonably satisfactory to the Administrative Agent: (a) documents evidencing all corporate action taken by Borrower to authorize (including the specific names and titles of the Persons authorized to so act (each an “Authorized Officer”)) the execution, delivery and performance of the Loan Documents to which it is a party, certified to be true and correct by the Secretary or Assistant Secretary of Borrower; and (b) a certificate of the Secretary or Assistant Secretary of Borrower, dated the Closing Date, certifying the names and true signatures of the Authorized Officers.
10.1.5[Reserved].
10.1.6[Reserved].
10.1.7No Material Change. (a) No material adverse change shall have occurred since August 31, 2022 (i) in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries, taken as a whole, or (ii) in facts and information regarding such entities as represented to the Administrative Agent or any Lender on or prior to the Closing Date; and (b) no change shall have occurred in the condition or operations of Borrower since August 31, 2022 which could reasonably be expected to result in a Material Adverse Effect.
10.1.8Fees and Expenses. Borrower shall have paid the Administrative Agent, by wire transfer of immediately available federal funds all fees set forth in Section 5.5 hereof and any other fees owing to the Administrative Agent or the Lenders which are due on the Closing Date, and all expenses owing pursuant to Section 16.1 hereof.
10.1.9CoBank Equity Purchase Obligation. Borrower shall have purchased such CoBank Equity as CoBank may require pursuant to Section 11.16 hereof.
10.1.10Opinion of Counsel. Borrower shall have provided a favorable opinion of its counsel addressed to the Administrative Agent and each of the present and future Lenders, covering such matters as the Administrative Agent may reasonably require.
10.1.11Further Assurances. Borrower shall have provided and/or executed and delivered to the Administrative Agent such further assignments, documents or financing statements, in form and substance reasonably satisfactory to the Administrative Agent, which Borrower is to execute and/or deliver pursuant to the terms of the Loan Documents or as the Administrative Agent may reasonably request.
10.1.12Amendment to Existing Term Loan Credit Agreement. Borrower shall have entered into an amendment to the Existing Term Loan Credit Agreement which shall be in form and substance satisfactory to the Administrative Agent.
10.1.13No Default. As of the Closing Date, no Event of Default or Potential Default shall have occurred and be continuing.
10.1.14Accuracy of Representations and Warranties. The representations and warranties of Borrower herein shall be true and correct in all material respects on and as of the Closing Date.
10.1.15Documentation Required by Regulatory Authorities. The Lenders shall have received, to the extent requested on or prior to five (5) Business Days before the Closing Date, (a) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (b) a Beneficial Ownership Certification in relation to Borrower.
10.2Conditions to Advances and to Issuance of Letters of Credit. The Lenders’ obligation to fund each Advance (other than a 5-Year Advance requested by the Swingline Lender pursuant to Section 3.9 or a 5-Year Advance to be funded pursuant to Section 4.2.4), and the obligation of the Issuing Lender to issue, or make any amendments to or extensions of, Letters of Credit is subject to the satisfaction, in the sole discretion of the Administrative Agent and the Lenders, of each of the following conditions precedent, as well as those set forth in Section 10.1 hereof (other than the condition set forth in Section

10.1.7, in the case of fundings or issuances occurring after the Closing Date), and each request by Borrower for an Advance or Letter of Credit shall constitute a representation by Borrower, upon which the Administrative Agent may rely, that the conditions set forth in Subsections 10.2.1 and 10.2.2 hereof have been satisfied:
10.2.1Default. As of the Advance Date or the issuance date of a Letter of Credit, as the case may be, no Event of Default or Potential Default shall have occurred and be continuing, and the disbursing of the amount of the Advance requested shall not result in an Event of Default or Potential Default.
10.2.2Representations and Warranties. The representations and warranties of Borrower herein (other than the representation and warranty set forth in the second sentence of Section 9.13, in the case of fundings or issuances occurring after the Closing Date) shall be true and correct in all material respects on and as of the date on which the Advance is to be made or the Letter of Credit is to be issued as though made on such date. Borrower shall have paid the Administrative Agent, by wire transfer of immediately available U.S. funds all fees set forth in Section 5.5 hereof which are then due and payable, including all expenses owing pursuant to Section 16.1 hereof.
ARTICLE 11.

AFFIRMATIVE COVENANTS
From and after the date of this Credit Agreement and until the Obligations are indefeasibly paid in full, all Letters of Credit have expired or been fully drawn or terminated, and the Lenders have no obligation to make any Advance, and the Issuing Lender has no obligation to issue any Letters of Credit hereunder, Borrower agrees that it will observe and comply with the following covenants for the benefit of the Administrative Agent, the Lenders, and the Issuing Lender:
11.1Books and Records. Borrower shall at all times keep, and cause each Subsidiary to keep, proper books of record and account, in which correct and complete entries shall be made of all its dealings, in accordance with GAAP.
11.2Reports and Notices. Borrower shall provide to the Administrative Agent the following reports, information and notices:
11.2.1Annual Financial Statements. As soon as available, but in no event later than one hundred and thirty (130) days after the end of any Fiscal Year of Borrower occurring during the term hereof one copy of the audit report for such year and accompanying consolidated financial statements (including all footnotes thereto), including a consolidated balance sheet, a consolidated statement of earnings, a consolidated statement of capital, and a consolidated statement of cash flow for Borrower and its Subsidiaries, showing in comparative form the figures for the previous Fiscal Year, all in reasonable detail, prepared in conformance with GAAP consistently applied and certified without qualification by PricewaterhouseCoopers, or other independent public accountants of nationally recognized standing selected by Borrower and reasonably satisfactory to the Administrative Agent. Delivery to the Administrative Agent within the time period specified above of copies of Borrower’s Annual Report on Form 10-K as prepared and filed in accordance with the requirements of the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Subsection 11.2.1 if accompanied by the required unqualified accountant’s certification. Such annual financial statements or Form 10-Ks required pursuant to this Subsection 11.2.1 shall be accompanied by a Compliance Certificate signed by Borrower’s Chief Financial Officer or other officer of Borrower acceptable to the Administrative Agent. Borrower shall be deemed to have complied with this Section 11.2 if such financial statements are delivered to the Administrative Agent by electronic transmission, or in the case of the Form 10-K, such Form 10-K is available on the EDGAR system, and an electronic copy of the signed Compliance Certificate is delivered to the Administrative Agent.
11.2.2Quarterly Financial Statements. As soon as available but in no event more than fifty-five (55) days after the end of each Fiscal Quarter (except the last Fiscal Quarter of Borrower’s Fiscal Year) the following financial statements or other information concerning the operations of

Borrower and its Subsidiaries for such Fiscal Quarter, the Fiscal Year to date, and for the corresponding periods of the preceding Fiscal Year, all prepared in accordance with GAAP consistently applied: (a) a consolidated balance sheet, (b) a consolidated summary of earnings, (c) a consolidated statement of cash flows, and (d) such other statements as the Administrative Agent may reasonably request. Delivery to the Administrative Agent within the time period specified above of copies of Borrower’s Quarterly Report on Form 10-Q as prepared and filed in accordance with the requirements of the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Subsection 11.2.2 other than clause (d) hereof. Such quarterly financial statements or Form 10-Qs required pursuant to this Subsection 11.2.2 shall be accompanied by a Compliance Certificate signed by Borrower’s Chief Financial Officer or other officer of Borrower acceptable to the Administrative Agent (subject to normal year-end adjustments). Borrower shall be deemed to have complied with this Section 11.2 if such financial statements are delivered to the Administrative Agent by electronic transmission, or in the case of the Form 10-Q, such Form 10-Q is available on the EDGAR system, and an electronic copy of the signed Compliance Certificate is delivered to the Administrative Agent.
11.2.3Notice of Default. As soon as the existence of any Event of Default or Potential Default becomes known to any officer of Borrower, prompt written notice of such Event of Default or Potential Default, the nature and status thereof, and the action being taken or proposed to be taken with respect thereto.
11.2.4ERISA Reports. As soon as possible and in any event within twenty (20) days after Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or Borrower or any Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any Borrower Pension Plan, or that Borrower, any Subsidiary or any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan, or that a Plan which is a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or is terminating, a certificate of Borrower’s Chief Financial Officer setting forth details as to such Reportable Event or Prohibited Transaction or Borrower Pension Plan termination or withdrawal or insolvency and the action Borrower or such Subsidiary proposes to take with respect thereto, provided, however, that notwithstanding the foregoing, no reporting is required under this Subsection 11.2.4 unless the matter(s), individually or in the aggregate, result, or could be reasonably expected to result in a Material Adverse Effect.
11.2.5Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, arbitration and any other proceedings before any Governmental Authority, affecting Borrower or any Subsidiary which, if determined adversely to Borrower or any Subsidiary, could reasonably be expected to result in a Material Adverse Effect.
11.2.6Notice of Material Adverse Effect. Promptly after Borrower obtains knowledge thereof, notice of any matter which, alone or when considered together with other matters, has resulted or could reasonably be expected to result in a Material Adverse Effect.
11.2.7[Reserved].
11.2.8[Reserved].
11.2.9[Reserved].
11.2.10[Reserved].
11.2.11Beneficial Ownership. Concurrently with the delivery of each Compliance Certificate pursuant to Section 11.2.1 or 11.2.2 above, or if separately requested, promptly following receipt of a written request from the Administrative Agent or any Lender, written notice of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

11.2.12Additional Information. With reasonable promptness, such other information respecting the condition or operations, financial or otherwise, of Borrower or any Subsidiary as the Administrative Agent or any Lender may from time to time reasonably request.
11.3Maintenance of Existence and Qualification. Borrower shall, and shall cause each Subsidiary to, maintain its corporate existence in good standing under the laws of its state of organization; provided any Subsidiary of Borrower shall be permitted to dissolve, merge, consolidate with any entity, convey, transfer, or lease all or substantially all of its assets to the extent otherwise permitted under this Credit Agreement, so long as such event could not reasonably be expected to result in a Material Adverse Effect. Borrower shall, and shall cause each Subsidiary to, qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary in view of its business, operations and properties except where the failure to so qualify has not and could not reasonably be expected to result in a Material Adverse Effect.
11.4Compliance with Legal Requirements and Agreements. Borrower shall, and shall cause each Subsidiary to: (a) comply with all laws, rules, regulations and orders applicable to Borrower (or such Subsidiary, as applicable) or its business unless such failure to comply is the subject of a Good Faith Contest; and (b) comply with all agreements, indentures, mortgages, and other instruments to which it (or any Subsidiary, as applicable) is a party or by which it or any of its (or any Subsidiary, or any of such Subsidiary’s, as applicable) property is bound; provided, however, that the failure of Borrower to comply with this sentence in any instance not directly involving the Administrative Agent or a Lender shall not constitute an Event of Default unless such failure could reasonably be expected to have a Material Adverse Effect.
11.5Compliance with Environmental Laws. Without limiting the provisions of Section 11.4 of this Credit Agreement, Borrower shall, and shall cause Subsidiary to, comply in all material respects with, and take all reasonable steps necessary to cause all persons occupying or present on any properties owned or leased by Borrower (or any Subsidiary, as applicable) to comply with, all Environmental Regulations, the failure to comply with which would have a Material Adverse Effect or unless such failure to comply is the subject of a Good Faith Contest.
11.6Taxes. Borrower shall pay or cause to be paid, and shall cause each Subsidiary to pay, when due all taxes, assessments, and other governmental charges upon it, its income, its sales, its properties (or upon such Subsidiary and its income, sales, and properties, as applicable), and federal and state taxes withheld from its (or such Subsidiary’s, as applicable) employees’ earnings, unless (a) the failure to pay such taxes, assessments, or other governmental charges could not reasonably be expected to result in a Material Adverse Effect, or (b) such taxes, assessments, or other governmental charges are the subject of a Good Faith Contest and Borrower has established adequate reserves therefor in accordance with GAAP.
11.7Insurance. Borrower shall maintain, and cause each Subsidiary to maintain, insurance with one or more financially sound and reputable insurance carrier or carriers reasonably acceptable to the Administrative Agent, in such amounts (including deductibles and self-insurance retention levels) and covering such risks (including fidelity coverage) as are usually carried by companies engaged in the same or a similar business and similarly situated, provided, however, that Borrower may, to the extent permitted by applicable law, provide for appropriate self-insurance with respect to workers’ compensation. Borrower agrees to pay all premiums on such insurance as they become due (including grace periods), and will not permit any condition to exist which would wholly or partially invalidate any insurance thereon.
11.8Maintenance of Properties. Borrower shall maintain, keep and preserve, and cause each Subsidiary to maintain, keep and preserve, all of its material properties (tangible and intangible) necessary or used in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and shall cause to be made all repairs, renewals, replacements, betterments and improvements thereof, all as in the sole judgment of Borrower may be reasonably necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

11.9Payment of Liabilities. Borrower shall pay, and shall cause its Subsidiaries to pay, all liabilities (including, without limitation: (a) any indebtedness for borrowed money or for the deferred purchase price of property or services; (b) any obligations under leases which have or should have been characterized as Capital Leases; and (c) any contingent liabilities, such as guaranties, for the obligations of others relating to indebtedness for borrowed money or for the deferred purchase price of property or services or relating to obligations under leases which have or should have been characterized as Capital Leases) as they become due beyond any period of grace under the instrument creating such liabilities, unless (with the exception of the Obligations) (x) the failure to pay such liabilities within such time period could not reasonably be expected to result in a Material Adverse Effect or (y) they are contested in good faith by appropriate actions or legal proceedings, Borrower establishes adequate reserves therefor in accordance with GAAP, and such contesting will not result in a Material Adverse Effect.
11.10Inspection. Absent an Event of Default, no more than two (2) times per calendar year, Borrower shall permit, and cause its Subsidiaries to permit, the Administrative Agent and any Lender or their agents, during normal business hours or at such other times as the parties may agree, to inspect the assets and operations of Borrower and its Subsidiaries and to examine, and make copies of or abstracts from, Borrower’s properties, books, and records, and to discuss the affairs, finances, operations, and accounts of Borrower and its Subsidiaries with their respective officers, directors, employees, and independent certified public accountants (and by this provision Borrower authorizes said accountants to discuss with the Administrative Agent or any Lender or their agents the finances and affairs of Borrower); provided, that, in the case of each meeting with the independent accountants Borrower is given an opportunity to have a representative present at such meeting.
11.11Required Licenses; Permits; Intellectual Property; etc. Borrower shall duly and lawfully obtain and maintain in full force and effect, and shall cause its Subsidiaries to obtain and maintain in full force and effect, all Required Licenses and intellectual property as appropriate for the business being conducted and properties owned by Borrower or such Subsidiaries at any given time.
11.12ERISA. Borrower shall make or cause to be made, and cause each Subsidiary to make or cause to be made, all payments or contributions to all Borrower Pension Plans covered by Title IV of ERISA, which are necessary to enable those Borrower Pension Plans to continuously meet all minimum funding standards or requirements.
11.13[Reserved].
11.14Financial Covenants. Borrower shall maintain the following financial covenants:
11.14.1Minimum Consolidated Net Worth. Borrower shall have as of the end of each Fiscal Quarter, a Consolidated Net Worth equal to or greater than $4,000,000,000.
11.14.2Consolidated Funded Debt to Consolidated Cash Flow. Borrower shall have as of the end of each Fiscal Quarter, a ratio of Consolidated Funded Debt divided by Consolidated Cash Flow, as measured on the previous consecutive four Fiscal Quarters, of no greater than 3.50 to 1.00.
11.14.3Adjusted Consolidated Funded Debt to Consolidated Net Worth. Borrower shall not permit the ratio of Adjusted Consolidated Funded Debt to Consolidated Net Worth to exceed .80 to 1.00, as measured at the end of each Fiscal Quarter.
11.15Anti-Corruption Laws; Anti-Terrorism Laws and Sanctions. The Borrower shall, and shall cause each of its Subsidiaries, Affiliates, officers, directors, employees and agents to, comply with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions. The Borrower shall implement and maintain in effect policies and procedures designed to ensure compliance by the Borrower and its respective Subsidiaries, Affiliates, officers, directors, employees and agents with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.
11.16CoBank Equity and Securities.

(a)So long as CoBank (or its affiliate) is a Lender hereunder, the Borrower shall (a) maintain its status as an entity eligible to borrow from CoBank (or its affiliate) and (b) acquire equity in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank’s bylaws and capital plan (as each may be amended from time to time), except that the maximum amount of equity that the Borrower may be required to purchase in CoBank in connection with the Loans made by CoBank (or its affiliate) may not exceed the maximum amount permitted by the bylaws and the capital plan at the time this Credit Agreement is entered into. The Borrower acknowledges receipt of a copy of (i) CoBank’s most recent annual report, and if more recent, CoBank’s latest quarterly report, (ii) CoBank’s Notice to Prospective Stockholders and (iii) CoBank’s bylaws and capital plan, which describe the nature of all of the CoBank Equities as well as capitalization requirements, and agrees to be bound by the terms thereof.
(b)Each party hereto acknowledges that CoBank’s bylaws and capital plan (as each may be amended from time to time) shall govern (i) the rights and obligations of the parties with respect to the CoBank Equities and any patronage refunds or other distributions made on account thereof or on account of the Borrower’s patronage with CoBank, (ii) the Borrower’s eligibility for patronage distributions from CoBank (in the form of CoBank Equities and cash) and (iii) patronage distributions, if any, in the event of a sale of a participation interest. CoBank reserves the right to assign or sell participations in all or any part of its (or its affiliate’s) Syndication Interests or outstanding Loans hereunder on a non-patronage basis.
(c)Notwithstanding anything herein or in any other Loan Document to the contrary, each party hereto acknowledges that: (i) CoBank has a statutory first Lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on all CoBank Equities that the Borrower may now own or hereafter acquire, which statutory Lien shall be for CoBank’s (or its affiliate’s) sole and exclusive benefit; (ii) during the existence of any Event of Default, CoBank may at its sole discretion, but shall not be required to, foreclose on its statutory first Lien on the CoBank Equities and/or set off the value thereof or of any cash patronage against the Obligations of the Borrower under this Credit Agreement; (iii) during the existence of any Event of Default, CoBank may at its sole discretion, but shall not be required to, without notice except as required by applicable law, retire and cancel all or part of the CoBank Equities owned by or allocated to the Borrower in accordance with the Farm Credit Act of 1971 (as amended from time to time) and any regulations promulgated pursuant thereto in total or partial liquidation of the Obligations of the Borrower under this Credit Agreement for such value as may be required pursuant applicable law and CoBank’s bylaws and capital plan (as each may be amended from time to time); (iv) these CoBank Equities shall not constitute security for the Obligations of the Borrower under this Credit Agreement due to the Administrative Agent, any other Lender; (v) to the extent that any of the Loan Documents create a Lien on the CoBank Equities, such Lien shall be for CoBank’s (or its affiliate’s) sole and exclusive benefit and shall not be subject to pro rata sharing hereunder; (vi) any setoff effectuated pursuant to the preceding clauses (ii) or (iii) may be undertaken whether or not the Obligations of the Borrower under this Credit Agreement are currently due and payable; and (vii) CoBank shall have no obligation to retire the CoBank Equities upon any Event of Default, Potential Default or any other default by the Borrower, or at any other time, either for application to the Obligations of the Borrower under this Credit Agreement or otherwise. The Borrower acknowledges that any corresponding tax liability associated with CoBank’s application of the value of the CoBank Equities to any portion of the Obligations of the Borrower under this Credit Agreement is the sole responsibility of the Borrower.
ARTICLE 12.

NEGATIVE COVENANTS
From and after the date of this Credit Agreement until the Obligations are indefeasibly paid in full, all Letters of Credit have expired or been fully drawn or terminated, the Lenders have no obligation to make any Advance, and the Issuing Lender has no obligation to issue any Letters of Credit hereunder, Borrower agrees that it will observe and comply with the following covenants:

12.1[Reserved].
12.2No Other Businesses. Borrower shall not (nor shall it permit any of its Consolidated Subsidiaries to) engage in any material respects in any business activity or operations other than operations or activities (a) in the agriculture industry, (b) in the food industry, (c) in the energy industry, (d) in the financial services industry consisting of the financing of member cooperatives, producers and other commercial businesses, insurance and bonding services, and hedging brokerage, in each case conducted in the ordinary course of business or (e) which are not substantially different from or are related to its present business activities or operations.
12.3Liens. Borrower shall not (nor shall it permit any of its Consolidated Subsidiaries to) create, incur, assume or suffer to exist any Lien on any of its real or personal properties (including, without limitation, leasehold interests, leasehold improvements and any other interest in real property or fixtures), now owned or hereafter acquired, except the following Liens (“Permitted Encumbrances”):
(a)Liens for taxes, assessments or other governmental charges or levies securing obligations not overdue, or if overdue, being actively contested in good faith by appropriate proceedings that will prevent the forfeiture or sale of any property, provided that adequate reserves are established in accordance on the books of the Borrower and its Subsidiaries in accordance with GAAP;
(b)Liens imposed by law, such as mechanic’s, worker’s, repairman’s, miner’s, agister’s, attorney’s, materialmen’s, landlord’s, warehousemen’s and carrier’s Liens and other similar Liens which are securing obligations incurred in the ordinary course of business for sums not yet due and payable or if due and payable which are the subject of a Good Faith Contest;
(c)Liens under workers’ compensation, unemployment insurance, social security or similar legislation (other than ERISA), or to secure payments of premiums for insurance purchased in the ordinary course of business, or to secure the performance of tenders, statutory obligations, surety and appearance bonds and bids, bonds for release of an attachment, stay of execution or injunction, leases, government contracts, performance and return-of-money bonds and other similar obligations, all of which are incurred in the ordinary course of business of Borrower or such Consolidated Subsidiary, as applicable, and not in connection with the borrowing of money;
(d)attachment, judgment and other similar Liens arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith in such manner that the property subject to such Liens is not subject to forfeiture or sale, and further provided that adequate reserves are established on the books of the Borrower and its Subsidiaries in accordance with GAAP;
(e)Easements, rights-of-way, restrictions, encroachments, covenants, servitudes, zoning and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by Borrower or any Consolidated Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;
(f)Liens arising in the ordinary course of business and created in connection with amounts on deposit in charge card and like accounts (such as Visa or MasterCard);
(g)Any Lien created to secure all or any part of the purchase price or cost of construction, or to secure Debt incurred or assumed to pay all or a part of the purchase price or cost of construction, of any property (or any improvement thereon) acquired or constructed by Borrower or a Consolidated Subsidiary after the date of this Credit Agreement, provided that
(i)no such Lien shall extend to or cover any property other than the property (or improvement thereon) being acquired or constructed or rights relating solely to such item or items of property (or improvement thereon),

(ii)the principal amount of Debt secured by any such Lien shall at no time exceed an amount equal to the lesser of (A) the cost to Borrower or such Consolidated Subsidiary of the property (or improvement thereon) being acquired or constructed or (B) the “Fair Market Value” (defined as the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell, respectively)) (as determined in good faith by Borrower) of such property, determined at the time of such acquisition or at the time of substantial completion of such construction, and
(iii)such Lien shall be created contemporaneously with, or within 180 days after, the acquisition or completion of construction of such property (or improvement thereon);
(h)Any Lien existing on property acquired by Borrower or any Consolidated Subsidiary at the time such property is so acquired (whether or not the Debt secured thereby is assumed by Borrower or such Consolidated Subsidiary) or any Lien existing on property of a Person immediately prior to the time such Person is merged into or consolidated with Borrower or any Consolidated Subsidiary, provided that
(i)no such Lien shall have been created or assumed in contemplation of such acquisition of property or such consolidation or merger,
(ii)such Lien shall extend only to the property acquired or the property of such Person merged into or consolidated with Borrower or such Consolidated Subsidiary which was subject to such Lien as of the time of such consolidation or merger, and
(iii)the principal amount of the Debt secured by any such Lien shall at no time exceed an amount equal to one hundred percent (100%) of the Fair Market Value (as determined in good faith by the board of directors of Borrower or such Consolidated Subsidiary) of the property subject thereto at the time of the acquisition thereof or at the time of such merger or consolidation;
(i)Liens of CoBank and other cooperatives, respectively, on Investments by Borrower in the stock, participation certificates, or allocated reserves of CoBank or other cooperatives, respectively, owned by Borrower;
(j)All precautionary filings of financing statements under the Uniform Commercial Code which cover property that is made available to or used by Borrower or any Consolidated Subsidiary pursuant to the terms of an Operating Lease or Capital Lease;
(k)Liens consisting of the Cash Collateralization of obligations in respect of Letters of Credit;
(l)Liens created over assets which are the subject of Permitted Inventory and Repo Finance Transactions; provided, that the aggregate attributed principal amount of liabilities of Borrower and its Consolidated Subsidiaries so secured, at any one time outstanding, shall not be in excess of five percent (5%) of Consolidated Net Worth, determined as of the last day of Borrower’s most recently ended fiscal year for which financial statements have been provided pursuant to Section 11.2.1;
(m)Liens on CHS Capital Loan Assets to secure CHS Capital Debt; provided, that the aggregate amount of liabilities of Borrower and its Consolidated Subsidiaries so secured (including interest) shall not be in excess of $1,100,000,000 at any one time outstanding; and
(n)other Liens not otherwise permitted under clauses (a) through (m) of this Section 12.3 securing Debt, provided that the existence, creation, issuance, incurrence or assumption of such Debt is permitted under Sections 12.5(e) and 11.14 hereof.

12.4Sale of Assets. Borrower shall not (nor shall it permit any of its Consolidated Subsidiaries to) sell, convey, assign, lease or otherwise transfer or dispose of, voluntarily, by operation of law or otherwise, any material part of its now owned or hereafter acquired assets during any twelve (12) month period commencing September 1, 2022 and each September 1 thereafter, except: (a) the sale of inventory, equipment and fixtures disposed of in the ordinary course of business, (b) the sale or other disposition of assets no longer necessary or useful for the conduct of its business, (c) leases or sales of assets of Borrower or any Subsidiary of Borrower to any joint venture entity, of which Borrower or any Subsidiary of Borrower holds an ownership interest and shares in the earnings; provided, that the terms of any such lease or sale and the division of the joint venture’s earnings, when viewed as a whole, can be reasonably expected to generate the same or greater book earnings and cash flow for Borrower or such Subsidiary of Borrower as would be generated absent such lease or sale, (d) sales or other dispositions pursuant to a Permitted Inventory and Repo Finance Transaction, and (e) the sale by CHS Capital of loans and commitments originated by it in the ordinary course of business. For purposes of this Section 12.4, “material part” shall mean ten percent (10%) or more of the lesser of the book value or the market value of the assets of the Borrower and its Consolidated Subsidiaries, on a consolidated basis, as shown on the balance sheets thereof as of the August 31 immediately preceding each such twelve (12) month measurement period.
12.5Indebtedness. Borrower shall not (nor shall it permit any of its Consolidated Subsidiaries to) (x) create, incur, assume or permit to exist, directly or indirectly, any Priority Debt or (y) assume, Guarantee, become liable as a surety, endorse, contingently agree to purchase, or otherwise be or become liable, directly or indirectly (including, but not limited to, by means of a maintenance agreement, an asset or stock purchase agreement, or any other agreement designed to ensure any creditor against loss), for or on account of the obligation of any Person, except: (a) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s or any Consolidated Subsidiary’s business; (b) Guarantees of obligations pursuant to a Permitted Inventory and Repo Finance Transaction; (c) Guarantees made from time to time, whether in existence on the Closing Date or made subsequent thereto, among Borrower and its Consolidated Subsidiaries; provided, that Guarantees of obligations of CHS Capital by Borrower and its Consolidated Subsidiaries (other than CHS Capital) shall not exceed in the aggregate (x) $1,100,000,000 minus (y) the amount of loans or advances by Borrower and such Consolidated Subsidiaries to CHS Capital under Section 12.8(l)(iii) and other Investments by Borrower and such Consolidated Subsidiaries in CHS Capital under Section 12.8(g); (d) Guarantees made from time to time (including, for the avoidance of doubt, guarantees of producer loans and guarantees of loans to member cooperatives), whether in existence on the Closing Date or made subsequent thereto, by Borrower and its Consolidated Subsidiaries in the ordinary course of their respective businesses with respect to the liabilities and obligations of other Persons (other than CHS Capital), provided, however, that the aggregate amount of all indebtedness guaranteed under this clause (d) shall not exceed $1,100,000,000 in the aggregate; and (e) any Priority Debt so long as after giving effect thereto the aggregate outstanding principal amount of all Priority Debt does not exceed 20% of Consolidated Net Worth.
12.6[Reserved].
12.7Merger; Acquisitions; Business Form; etc. Borrower shall not (nor shall it permit any of its Consolidated Subsidiaries to) merge or consolidate with any entity, or acquire all or substantially all of the assets of any person or entity, or convey, transfer or lease all or substantially all of its assets to any Person, in a single transaction or in a series of transactions, or form or create any new Subsidiary (other than a Consolidated Subsidiary formed by Borrower), acquire the controlling interest in any Person, change its business form from a cooperative corporation, or commence operations under any other name, organization, or entity, including any joint venture; provided, however,
(a)The foregoing shall not prevent any consolidation, acquisition, or merger if after giving effect thereto:
(i)Borrower is the surviving entity; and
(ii)no Event of Default or Potential Default shall have occurred and be continuing.

(b)The foregoing shall not prevent Borrower from forming or creating any new Subsidiary provided:
(i)the Investment in such Subsidiary does not violate any provision of Section 12.8 hereof; and
(ii)such Subsidiary shall not acquire all or substantially all of the assets of any Person except through an acquisition, consolidation, or merger satisfying the requirements of clause (a) of this Section 12.7.
(c)The foregoing shall not prevent Borrower from acquiring the controlling interest of any entity described in Exhibit 12.8(f) hereto or pursuant to Section 12.8(k).
(d)CHS Capital shall be permitted to acquire the assets of, or a controlling interest in, any Person in connection with a workout, exercise of remedies or restructuring related to CHS Capital’s financing activities in the ordinary course of business.
(e)CHS Capital may transfer CHS Capital Loan Assets to a Wholly Owned Subsidiary in the ordinary course of business.
No such conveyance, transfer or lease of substantially all of the assets of Borrower shall have the effect of releasing Borrower or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 12.7 from its liability under this Credit Agreement or the Notes.
12.8Investments. Except for the purchase of CoBank Equity, Borrower shall not (nor shall it permit any of its Consolidated Subsidiaries to) own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, or otherwise make an Investment in, any Person, except that Borrower and the Consolidated Subsidiaries may own, purchase or acquire:
(a)commercial paper maturing not in excess of one year from the date of acquisition and rated P1 by Moody’s Investors Service, Inc. or A1 by Standard & Poor’s Corporation on the date of acquisition;
(b)demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks that are organized under the laws of the United States or any state thereof or that is a foreign bank or branch or agency thereof acceptable to the Administrative Agent and, in any case, having combined capital, surplus and undivided profits in an amount equal to at least $1,000,000,000;
(c)obligations of the United States government or any agency thereof, the obligations of which are guaranteed by the United States government, maturing, in each case, not in excess of one (1) year from the date of acquisition;
(d)repurchase agreements of any bank or trust company incorporated under the laws of the United States of America or any state thereof and fully secured by a pledge of obligations issued or fully and unconditionally guaranteed by the United States government;
(e)Investments permitted under Sections 12.5, 12.8(l), and 12.7;
(f)Investments in any Person either (x) that have a value of less than $5,000,000 for each such Investment (valued at the greater of the book value or the market value) or (y) that are set forth on Exhibit 12.8(f) hereto; provided that, in the case of clause (y), the amount of any such Investment shall not increase above the amount shown in Exhibit 12.8(f) (it being understood and agreed that, to the extent there has been a reduction in the value of any such initial Investment as a result of dividends or distributions on such

Investment, then additional Investments may be made in an aggregate amount not to exceed such reduction);
(g)Investments by Borrower or Consolidated Subsidiaries in Consolidated Subsidiaries; provided that Investments in CHS Capital by Borrower and its Consolidated Subsidiaries (other than CHS Capital) shall not exceed in the aggregate (x) $1,100,000,000 in cash equity Investments minus (y) the amount of Guarantees by Borrower and such Consolidated Subsidiaries in favor of CHS Capital under Section 12.5(b) and loans or advances by Borrower and such Consolidated Subsidiaries to CHS Capital under Section 12.8(l)(iii);
(h)Investments in the form of non-cash patronage dividends or retained earnings in any Person;
(i)insurance and bonding services provided by CHS Insurance Services, LLC and its Subsidiaries in the ordinary course of business;
(j)Investment in CF Industries Nitrogen LLC in an amount not to exceed $2,800,000,000;
(k)Investments in addition to those permitted by clauses (a) through (i) above in other Persons (other than CHS Capital) in an aggregate amount outstanding at any point in time not exceeding the greater of (a) $1,500,000,000 and (b) 10% of the total assets of Borrower as set forth on Borrower’s balance sheet for the most recent Fiscal Year, determined in accordance with GAAP (for the avoidance of doubt, without regard to any limit on the amount of intangible assets included in other provisions of this Credit Agreement); and
(l)loans or advances of money, credit, or property to any Person, except for: (i) loans to Consolidated Subsidiaries (other than to CHS Capital, except in the case of loans or advances made by CHS Capital); (ii) money or property extended pursuant to a Permitted Inventory and Repo Finance Transaction or trade credit extended in the ordinary course of business and advances against the purchase price for the purchase by Borrower of goods or services in the ordinary course of business including extensions of credit in the form of clearing accounts for settlement of grain purchases and related cash management activities to cooperative association members; (iii) loans to CHS Capital in an aggregate outstanding principal amount not to exceed in the aggregate (x) $1,100,000,000 minus (y) the amount of guarantees by Borrower and its Consolidated Subsidiaries (other than CHS Capital) in favor of CHS Capital under Section 12.5(b) and Investments by Borrower and such Consolidated Subsidiaries in CHS Capital under Section 12.8(g); (iv) other loans (other than loans to CHS Capital), provided that at all times the aggregate outstanding principal amount of all such other loans retained by Borrower and any such Consolidated Subsidiary shall not exceed $500,000,000; (v) [reserved]; and (vi) loans by CHS Capital in the ordinary course of business.
12.9Transactions With Related Parties. Borrower shall not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or material group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, except in the ordinary course and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable than would be obtained by Borrower or such Subsidiary in a comparable arm’s-length transaction with an unrelated Person.
12.10[Reserved].
12.11Change in Fiscal Year. Borrower shall not change its Fiscal Year from a year ending on August 31 unless required to do so by the Internal Revenue Service, in which case Borrower agrees to such amendment of the terms Fiscal Quarter and Fiscal Year, as used herein, as the Administrative Agent reasonably deems necessary.

12.12ERISA. Borrower shall not: (a) engage in or permit any transaction which could result in a “prohibited transaction” (as such term is defined in Section 406 of ERISA) or in the imposition of an excise tax pursuant to Section 4975 of the Code with respect to any Borrower Benefit Plan; (b) engage in or permit any transaction or other event which could result in a “reportable event” (as such term is defined in Section 4043 of ERISA) for any Borrower Pension Plan; (c) fail to make full payment when due of all amounts which, under the provisions of any Borrower Benefit Plan, Borrower is required to pay as contributions thereto; (d) the determination that any Borrower Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA ; (e) fail to make any payments to any Multiemployer Plan that Borrower may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto; (f) terminate any Borrower Pension Plan in a manner which could result in the imposition of a lien on any property of Borrower pursuant to Section 4068 of ERISA. Borrower shall not terminate any Borrower Pension Plan so as to result in any liability to the PBGC; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate or (h) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Borrower Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.
12.13Anti-Corruption; Anti-Terrorism; Sanctions.
(a)Neither the Borrower nor its respective Subsidiaries, Affiliates, officers, directors, employees or agents will engage in any dealings or transactions with any Sanctioned Person or in violation of any applicable Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.
(b)The Borrower shall not fund all or any part of any payment under this Credit Agreement or any other Loan Document out of proceeds derived from transactions that violate Sanctions, Anti-Corruption Laws or Anti-Terrorism Laws, or with any Sanctioned Person, or with or connected to any Sanctioned Country.
(c)The Borrower shall not request any Loan or Letter of Credit or use (or permit the use by any of its Subsidiaries or its or their respective Affiliates, directors, officers, employees or agents) the proceeds of any Loan or Letter of Credit, whether directly or indirectly, in violation of Anti-Corruption Laws, Anti-Terrorism Laws, Sanctions or other applicable Law.
ARTICLE 13.

INDEMNIFICATION
13.1General. Borrower agrees to indemnify and hold the Administrative Agent, each Sustainability Coordinator, each Lender and each of their respective Affiliates, together with each of their respective directors, officers, employees, agents, professional advisers and representatives (“Indemnified Parties”) harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Administrative Agent or any other Indemnified Party may incur (or which may be claimed against any such Indemnified Party by any Person), including attorneys’ fees incurred by any Indemnified Party, arising out of or resulting from: (a) the execution or delivery of this Credit Agreement or any other Loan Document or any agreement or instrument contemplated thereby; (b) the use of the proceeds of the Loans or issuances of Letters of Credit; (c) the material inaccuracy of any representation or warranty of or with respect to Borrower in this Credit Agreement or the other Loan Documents; (d) the material failure of Borrower to perform or comply with any covenant or obligation of Borrower under this Credit Agreement or the other Loan Documents; (e) the exercise by the Administrative Agent of any right or remedy set forth in this Credit Agreement or the other Loan Documents; (f) all acts or omissions of the beneficiary of any Letter of Credit, and for such purposes, such beneficiary shall be deemed Borrower’s agent; (g) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not an Indemnified Party is a party thereto (and regardless of whether such matter is initiated by a third party or by Borrower or any of its Subsidiaries or Affiliates) or (h) the facilitation of the ESG Amendment and assistance in establishing KPIs; provided that Borrower shall have no obligation to indemnify any

Indemnified Party against claims, damages, losses, liabilities, costs or expenses to the extent that a court of competent jurisdiction renders a final non-appealable determination that the foregoing are solely the result of the willful misconduct or gross negligence of such Indemnified Party. Borrower shall have the right to assume the defense of any claim as would give rise to Borrower’s indemnification obligation under this Section 13.1 with counsel of Borrower’s choosing so long as such defense is being diligently and properly conducted and Borrower shall establish to the Indemnified Party’s satisfaction that the amount of such claims are not, and will not be, material in comparison to the liquid and unrestricted assets of Borrower available to respond to any award which may be granted on account of such claim. So long as the conditions of the preceding sentence are met, Indemnified Party shall have no further right to reimbursement of attorneys’ fees incurred thereafter. To the fullest extent permitted by applicable law Borrower shall not assert and hereby waives any claim against any Indemnified Party on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance, or the use of the proceeds thereof. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. The obligation to indemnify set forth in this Section 13.1 shall survive the termination of this Credit Agreement and other covenants.
13.2Indemnification Relating to Hazardous Substances. Borrower shall not locate, produce, treat, transport, incorporate, discharge, emit, release, deposit or dispose of any Hazardous Substance in, upon, under, over or from any property owned or held by Borrower, except in accordance with all Environmental Regulations; Borrower shall not permit any Hazardous Substance to be located, produced, treated, transported, incorporated, discharged, emitted, released, deposited, disposed of or to escape in, upon, under, over or from any property owned or held by Borrower, except in accordance with Environmental Regulations; and Borrower shall comply with all Environmental Regulations which are applicable to such property. Borrower shall indemnify the Indemnified Parties against, and shall reimburse the Indemnified Parties for, any and all claims, demands, judgments, penalties, liabilities, costs, damages and expenses, including court costs and attorneys’ fees incurred by the Indemnified Parties (prior to trial, at trial and on appeal) in any action against or involving the Indemnified Parties, resulting from any breach of the foregoing covenants in this Section 13.2 or the covenants in Section 11.5 hereof, or from the discovery of any Hazardous Substance in, upon, under or over, or emanating from, such property, it being the intent of Borrower and the Indemnified Parties that the Indemnified Parties shall have no liability or responsibility for damage or injury to human health, the environmental or natural resources caused by, for abatement and/or clean-up of, or otherwise with respect to, Hazardous Substances as the result of the Administrative Agent or any Lender exercising any of its rights or remedies with respect thereto, including but not limited to becoming the owner thereof by foreclosure or conveyance in lieu of foreclosure of a judgment lien; provided that such indemnification as it applies to the exercise by the Administrative Agent or any Lender of its rights or remedies with respect to the Loan Documents shall not apply to claims arising solely with respect to Hazardous Substances brought onto such property by the Administrative Agent or such Lender while engaged in activities other than operations substantially the same as the operations previously conducted on such property by Borrower. The foregoing covenants of this Section 13.2 shall be deemed continuing covenants for the benefit of the Indemnified Parties, and any successors and assigns of the Indemnified Parties, including but not limited to, any transferee of the title of the Administrative Agent or any Lender or any subsequent owner of the property, and shall survive the satisfaction or release of any lien, any foreclosure of any lien and/or any acquisition of title to the property or any part thereof by the Administrative Agent or any Lender, or anyone claiming by, through or under the Administrative Agent or any Lender or Borrower by deed in lieu of foreclosure or otherwise. Any amounts covered by the foregoing indemnification shall bear interest from the date incurred at the Default Interest Rate, shall be payable on demand. The indemnification and covenants of this Section 13.2 shall survive the termination of this Credit Agreement and other covenants.
ARTICLE 14.

EVENTS OF DEFAULT; RIGHTS AND REMEDIES

14.1Events of Default. The occurrence of any of the following events (each an “Event of Default”) shall, at the option of the Administrative Agent or at the direction of the Required Lenders, make the entire Obligations immediately due and payable and outstanding Letters of Credit Cash Collateralized pursuant to the terms hereof (provided, that in the case of an Event of Default under Subsection 14.1(e) with respect to Borrower all amounts owing hereunder and under the other Loan Documents shall automatically and immediately become due and payable, and Letters of Credit shall be Cash Collateralized pursuant to the terms hereof without any action by or on behalf of the Administrative Agent), and the Administrative Agent may exercise all rights and remedies for the collection of any amounts outstanding hereunder and take whatever action it deems necessary to secure itself, all without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character:
(a)Failure of Borrower to pay (i) when due, whether by acceleration or otherwise, any principal (or any reimbursement obligation under any Letter of Credit) in accordance with this Credit Agreement or the other Loan Documents, or (ii) within five (5) days of the date when due, whether by acceleration or otherwise, any interest or amounts other than principal in accordance with this Credit Agreement or the other Loan Documents.
(b)Any representation or warranty set forth in any Loan Document, any 5-Year Borrowing Notice, any financial statements or reports or projections or forecasts, or in connection with any transaction contemplated by any such document, shall prove in any material respect to have been false or misleading when made or furnished by Borrower.
(c)Any default by Borrower in the performance or compliance with the covenants, promises, conditions or provisions of Sections 11.2.1, 11.2.2, 11.2.3, 11.2.10, 11.2.11, 11.3 (with respect to Borrower’s existence) 11.10, 11.14 or Article 12 of this Credit Agreement.
(d)The failure of Borrower to pay when due, or failure to perform or observe any other obligation or condition with respect to any of the following obligations to any Person, beyond any period of grace under the instrument creating such obligation: (i) any indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) any obligations under leases which have or should have been characterized as Capital Leases, or (iii) any contingent liabilities, such as guaranties, for the obligations of others relating to indebtedness for borrowed money or for the deferred purchase price of property or services or relating to obligations under leases which have or should have been characterized as Capital Leases; provided that no such failure will be deemed to be an Event of Default hereunder unless and until the aggregate amount owing under any obligation with respect to which such failures have occurred and are continuing is at least $100,000,000.
(e)Borrower or any Significant Subsidiary applies for or consents to the appointment of a trustee or receiver for any part of its properties; any bankruptcy, reorganization, debt arrangement, dissolution or liquidation proceeding is commenced or consented to by Borrower or any Significant Subsidiary; or any application for appointment of a receiver or a trustee, or any proceeding for bankruptcy, reorganization, debt management or liquidation is filed for or commenced against Borrower or any Significant Subsidiary, and is not withdrawn or dismissed within sixty (60) days thereafter.
(f)Failure of Borrower to comply with any other provision of this Credit Agreement or the other Loan Documents not constituting an Event of Default under any of the preceding subclauses of this Section 14.1, and such failure continues for thirty (30) days after Borrower learns of such failure to comply, whether by Borrower’s own discovery or through notice from the Administrative Agent.
(g)The entry of one or more judgments in an aggregate amount in excess of $50,000,000 against Borrower not stayed, discharged or paid within thirty (30) days after entry.
(h)The occurrence of an “Event of Default” under any Material Debt Agreement.

(i)The occurrence of a Change of Control.
14.2No Advance. The Lenders shall have no obligation to make any Advance, and the Issuing Lender shall have no obligation to issue a Letter of Credit, if a Potential Default or an Event of Default shall occur and be continuing.
14.3Rights and Remedies. In addition to the remedies set forth in Section 14.1 and 14.2 hereof, upon the occurrence of an Event of Default, the Administrative Agent shall be entitled to exercise, subject to the provisions of Section 14.5 hereof, all the rights and remedies provided in the Loan Documents and by any applicable law. Each and every right or remedy granted to the Administrative Agent pursuant to this Credit Agreement and the other Loan Documents, or allowed the Administrative Agent by law or equity, shall be cumulative. Failure or delay on the part of the Administrative Agent to exercise any such right or remedy shall not operate as a waiver thereof. Any single or partial exercise by the Administrative Agent of any such right or remedy shall not preclude any future exercise thereof or the exercise of any other right or remedy.
14.4Allocation of Proceeds. If an Event of Default has occurred and is continuing and the maturity of all or any portion of the Obligations have been accelerated pursuant to this Article 14, all payments received by the Administrative Agent hereunder, in respect of any principal of or interest on the Obligations or any other amounts payable by Borrower hereunder (other than amounts deposited with the Administrative Agent pursuant to Section 15.30, which shall be applied to repay any unreimbursed drawings or payments under Letters of Credit) shall be applied by the Administrative Agent in the following order, in each case whether or not allowed or allowable in any applicable bankruptcy, insolvency, receivership or other similar proceeding:
(i)amounts due to the Administrative Agent and the Bid Agent hereunder in their capacity as such;
(ii)payments of accrued interest and outstanding principal amounts owing to the Swingline Lender in respect of Swingline Advances;
(iii)amounts due to the Issuing Lender pursuant to Sections 4.2.3, 5.5 and 16.1;
(iv)payment of cash amounts to the Administrative Agent in respect of Letters of Credit pursuant to Section 15.30 hereof;
(v)amounts due to the Lenders pursuant to Sections 5.5 and 16.1, on a pro rata basis;
(vi)payments of accrued interest in respect of Advances, to be applied ratably between 5-Year Advances and Bid Advances and thereafter applied in accordance with Section 6.6.1 or 6.6.2, as applicable;
(vii)payments of outstanding principal amounts in respect of Advances, to be applied ratably between 5-Year Advances and Bid Advances and thereafter applied in accordance with Section 6.6.1 or 6.6.2, as applicable;
(viii)all other Obligations, on a pro rata basis;
(ix)all other obligations of Borrower and its Subsidiaries owing to any Lender, to the extent evidenced in writing to Borrower and the Administrative Agent, on a pro rata basis; and
(x)any surplus remaining after application as provided for herein, to Borrower or otherwise as may be required by applicable law.
14.5Action Upon Default. Each Lender agrees that upon its learning of any facts which would constitute a Potential Default or Event of Default, it shall promptly notify the Administrative Agent by a writing designated as a notice of default specifying in detail the nature of such facts and default, and the

Administrative Agent shall promptly send a copy of such notice to all other Lenders. The Administrative Agent shall be entitled to assume that no Event of Default or Potential Default has occurred or is continuing unless it has received written notice from Borrower of such fact, or has received written notice of default from a Lender. In the event the Administrative Agent has received written notice of the occurrence of a Potential Default or Event of Default as provided in the preceding sentences, the Administrative Agent may, but is not required to exercise or refrain from exercising any rights which may be available under the Loan Documents or at law on account of such occurrence and shall be entitled to use its discretion with respect to exercising or refraining from exercising any such rights, unless and until the Administrative Agent has received specific written instruction from the Required Lenders to refrain from exercising such rights or to take specific designated action, in which case it shall follow such instruction; provided that the Administrative Agent shall not be required to take any action which will subject it to personal liability, or which is or may be contrary to any provision of the Loan Documents or applicable law. The Administrative Agent shall not be subject to any liability by reason of its acting or refraining from acting pursuant to any such instruction.
14.5.1Indemnification as Condition to Action. Except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include Cash Collateral) of the indemnification obligations of the Lenders under Section 15.19 hereof in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
ARTICLE 15.

AGENCY AGREEMENT
15.1[Reserved].
15.2[Reserved].
15.3[Reserved].
15.4[Reserved].
15.5Appointment and Authority. Each of the Lenders and the Issuing Lender (on behalf of itself and each of its Affiliates) hereby irrevocably appoints CoBank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 15 are solely for the benefit of the Administrative Agent, the Lenders, and the Issuing Lender, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
15.6Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

15.7No Fiduciary Duty. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
15.8[Reserved].
15.9Bid Agent’s Appointment, Power, Authority, Duties and Resignation or Removal; Fee. Each of the Lenders hereby designates and appoints the Bid Agent to act as such and to take such action on behalf of such Lender with respect to the acceptance and processing of Bid Requests and Bids as provided herein, as well as to exercise such powers and to perform such duties as are reasonably incidental thereto, and to receive and benefit from such fees and indemnifications as are provided for or set forth herein, until such time as a successor is appointed and qualified to act as the Bid Agent. The Bid Agent shall have such duties as specified in this Credit Agreement. The resignation, removal, and designation of a successor for the Bid Agent shall be in accordance with the procedures set forth in Section 15.22 hereof with respect to the Administrative Agent. The Bid Agent and any successor Bid Agent shall be entitled to such fee as agreed upon between Borrower and the Bid Agent for acting as the Bid Agent. The indemnification, expense and exculpatory provisions in this Credit Agreement with respect to the Administrative Agent shall apply equally to the Bid Agent, as applicable.
15.10Exculpation.
(a)The Administrative Agent and/or the Sustainability Coordinators shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 16.31 and 14.3) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.
(b)The Administrative Agent and/or the Sustainability Coordinators shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement, such ESG Amendment or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 10 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
15.11[Reserved].
15.12[Reserved].
15.13Sharing; Collateral Application. The Lenders shall have no interest in any other loans made to Borrower by any other Lender other than the Loans, or in any property taken as security for any other loan or loans made to Borrower by any other Lender, or in any property now or hereinafter in the possession or control of any other Lender, which may be or become security for the Loans solely by reason of the provisions of a security instrument that would cause such security instrument and the property covered thereby to secure generally all indebtedness owing by Borrower to such other Lender. Notwithstanding the foregoing, to the extent such other Lender applies such funds or the proceeds of such property to reduction of one or more of the Loans, such other Lender shall share such funds or proceeds with all Syndication Lenders according to their respective Individual 5-Year Commitments. In the event that any Lender shall obtain payment, whether partial or full, from any source in respect of one or more of the Loans other than as provided in this Credit Agreement, including without limitation payment by reason of the exercise of a right of offset, banker’s lien, general lien, or counterclaim, such Lender shall promptly make such adjustments (which may include payment in cash or the purchase of further Syndication Interests or participations in the Loans) to the end that such excess payment shall be shared with all other Lenders in accordance with their respective Individual 5-Year Commitments. Notwithstanding any of the foregoing provisions of this Section 15.13 or Article 8 hereof, this Section 15.13 shall not apply to any action taken by CoBank with respect to any CoBank Equities held by the Borrower or any cash patronage, whether on account of foreclosure of any Lien thereon, retirement and cancellation of the same, exercise of setoff rights or otherwise.
15.14Amounts Required to be Returned. Without limitation of any other provision in this Credit Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or Issuing Lender (the “Credit Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount. If the Administrative Agent is required at any time to return to Borrower or a trustee, receiver, liquidator, custodian, or similar official any portion of the payments made by Borrower to the Administrative Agent, whether pursuant to any bankruptcy or insolvency law or otherwise, then each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent any such payments transferred to such Lender by the Administrative Agent but without interest or penalty (unless the Administrative Agent is required to pay interest or penalty on such amounts to the person recovering such payments).
15.15Information to Lenders; Confidentiality. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Borrower or any of the Consolidated Subsidiaries that is communicated to or obtained by the Administrative Agent. The Lenders acknowledge and agree that all information and reports received pursuant to this Credit Agreement will be received in confidence in connection with their Syndication Interest, and that such information and reports constitute confidential information and shall not, without the prior written consent of the Administrative Agent or Borrower (which consent will not be unreasonably withheld, provided that Borrower shall have no consent rights upon the occurrence and during the continuance of an Event of Default), be used by the Lender except in connection with the Loans and their respective Syndication Interests.
15.16Reliance by the Administrative Agent. The Administrative Agent and/or the Sustainability Coordinators shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and/or the Sustainability Coordinators also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent and/or the Sustainability Coordinators may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
15.17No Trust or Fiduciary Relationship. Neither the execution of this Credit Agreement, nor the sharing in the Loans, nor the holding of the Loan Documents in its name by the Administrative Agent, nor the management and administration of the Loans and Loan Documents by the Administrative Agent ( holding certain payments and proceeds in the Payment Account for the benefit of the Lenders), nor any other right, duty or obligation of the Administrative Agent under or pursuant to this Credit Agreement is intended to be or create, and none of the foregoing shall be construed to be or create, any express, implied or constructive trust or fiduciary relationship between the Administrative Agent or the Bid Agent and any Lender. Each Lender hereby agrees and stipulates that neither the Administrative Agent nor the Bid Agent is acting as trustee or fiduciary for such Lender with respect to the Loans, this Credit Agreement, or any aspect of either, or in any other respect.
15.18Sharing of Costs and Expenses. To the extent not paid by Borrower, each Lender will promptly upon demand reimburse the Administrative Agent for its proportionate share (based on its Applicable Percentage), for all reasonable costs, disbursements, and expenses incurred by the Administrative Agent on or after the date of this Credit Agreement for legal, accounting, consulting, and other services rendered to the Administrative Agent in its role as the Administrative Agent in the administration of the Loans, interpreting the Loan Documents, and protecting, enforcing, or otherwise exercising any rights, both before and after default by Borrower under the Loan Documents, and including, without limitation, all costs and expenses incurred in connection with any bankruptcy proceedings and the exercise of any remedies with respect to the Cash Collateralization outstanding Letter of Credit Obligations or otherwise. To the extent not paid by Borrower, each Lender will promptly upon demand reimburse each Sustainability Coordinator for all reasonable costs, disbursements, and expenses incurred by such Sustainability Coordinator on or after the date of this Credit Agreement for services rendered to the Borrower in its role as a Sustainability Coordinator in connection with such ESG Amendment and any ESG-related matters in connection therewith.
15.19Lenders’ Indemnification of the Administrative Agent, Bid Agent, and Sustainability Coordinators. Each of the Lenders agrees to indemnify the Administrative Agent, including any successor administrative agent, the Bid Agent and each Sustainability Coordinator, including any successor sustainability coordinator, in each case in its capacity as such, and their respective directors, officers, employees, agents, professional advisers and representatives (“Indemnified Agency Parties”) (to the extent not reimbursed by Borrower, and without in any way limiting the obligation of Borrower to do so), ratably (based on its Applicable Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans and/or the expiration or termination of this Credit Agreement) be imposed on, incurred by or asserted against the Administrative Agent, the Bid Agent or any Sustainability Coordinator (or any of the Indemnified Agency Parties while acting for the Administrative Agent or for any successor administrative agent) in any way relating to or arising out of this Credit Agreement or the Loan Documents, or the performance of the duties of the Administrative Agent, the Bid Agent or any Sustainability Coordinator hereunder or thereunder or any action taken or omitted while acting in the capacity of the Administrative Agent, the Bid Agent or Sustainability Coordinator under or in connection with any of the foregoing; provided that the Lenders shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Indemnified Agency Party to the extent that a court of competent jurisdiction renders a final non-appealable judgment that the foregoing are the result of the willful misconduct or gross negligence of such Indemnified Agency Party. The agreements and obligations in this Section 15.19 shall survive the payment of the Loans and the expiration or termination of this Credit Agreement.
15.20Books and Records. The Administrative Agent shall maintain such books of account and records relating to the Loans as it reasonably deems appropriate in its sole discretion, and which shall accurately reflect the Syndication Interest of each Lender and shall be conclusive and binding on Borrower and the Lenders absent manifest error. The Lenders, or their agents, may inspect such books of account and records at all reasonable times during the Administrative Agent’s regular business hours.
15.21Administrative Agent Fee. The Administrative Agent and any successor administrative agent shall be entitled to such fees as agreed upon between Borrower and the Administrative Agent for acting as the Administrative Agent.
15.22Resignation or Removal.
15.22.1The Administrative Agent’s Resignation or Removal. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. (a) Upon receipt of any such notice of resignation or (b) if the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, upon receipt of notice in writing to the Borrower from the Required Lenders removing, if permitted by applicable law, such Person as Administrative Agent, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent so long as such successor Administrative Agent is a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation or the Required Lenders provide notice of removal (or such earlier date as the Required Lenders may approve), then the retiring (but, for the avoidance of doubt, not the removed) Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent; provided, that if the Administrative Agent shall notify the Borrower and the Lenders that no Person has accepted such appointment, then the Administrative Agent’s resignation shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 15.22.1. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 15.22.1). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article 15 and Section 16.1 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
Any resignation or removal by CoBank as Administrative Agent pursuant to this Section 15.22.1 shall also automatically constitute its resignation as the Issuing Lender and the Swingline Lender, with replacement of the Administrative Agent as Issuing Lender and Swingline Lender conducted in accordance with Section 15.22.2 below
15.22.2The Swingline Lender or the Issuing Lender may at any time give notice of its resignation to the Lenders, the Administrative Agent and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing) to appoint a successor Swingline Lender or Issuing Lender, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Swingline Lender or Issuing Lender (as applicable) gives notice of its resignation, then the Administrative Agent may on behalf of the Lenders, appoint a successor Swingline Lender or Issuing Lender (as applicable); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and the retiring Swingline Lender or Issuing Lender (as applicable) shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the retiring Swingline Lender or Issuing Lender (as applicable) on behalf of the Lenders or the Swingline Lender or Issuing Lender under any of the Loan Documents, the retiring Swingline Lender or Issuing Lender (as applicable) shall continue to hold such collateral security until such time as a successor Swingline Lender or Issuing Lender (as applicable) is appointed). Upon the acceptance of a successor’s appointment as a Swingline Lender or Issuing Lender (as applicable) hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Swingline Lender or Issuing Lender (as applicable), and the retiring Swingline Lender or Issuing Lender (as applicable) shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Swingline Lender or Issuing Lender (as applicable) shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Swingline Lender’s or Issuing Lender’s (as applicable) resignation hereunder and under the other Loan Documents as a Swingline Lender or Issuing Lender, as applicable, the provisions of Section 16.1 11.3 (and Article 15 if the Administrative Agent is the resigning Issuing Lender and Swingline Lender) shall continue in effect for the benefit of such retiring Swingline Lender or Issuing Lender (as applicable), its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Swingline Lender or Issuing Lender (as applicable) was acting as the Swingline Lender or Issuing Lender (as applicable).
In addition to the foregoing requirements, upon the acceptance of a successor’s appointment as Issuing Lender hereunder, the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit issued by the retiring Issuing Lender, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.
15.23ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the 5-Year Commitments or this Credit Agreement,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Syndication Interests and this Credit Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Syndication Interests and this Credit Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the 5-Year Commitments and this Credit Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Syndication Interests and this Credit Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Syndication Interests and this Credit Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Credit Agreement, any Loan Document or any documents related hereto or thereto).
15.24Representations and Warranties of CoBank. Except as expressly set forth in Section 15.23 hereof, CoBank, in its role as a Lender and as the Administrative Agent, makes no express or implied representation or warranty and assumes no responsibilities with respect to the due authorization, execution, or delivery of the Loan Documents; the accuracy of any information, statements, or certificates provided by Borrower; the legality, validity, or enforceability of the Loan Documents; the filing or recording of any document; the collectability of the Loans; the performance by Borrower of any of its obligations under the Loan Documents; or the financial condition or solvency of Borrower or any other party obligated with respect to the Loans or the Loan Documents.
15.25Non-Reliance on the Administrative Agent, Joint Lead Arrangers and Other Lenders. Each Lender and the Issuing Lender expressly acknowledges that the Administrative Agent, the Joint Lead Arrangers or the Sustainability Coordinators has not made any representation or warranty to it, and that no act by the Administrative Agent, the Joint Lead Arrangers or the Sustainability Coordinators hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or any warranty by the Administrative Agent, the Joint Lead Arrangers or the Sustainability Coordinators to any Lender or the Issuing Lender as to any matter, including whether the Administrative Agent, the Joint Lead Arrangers or the Sustainability Coordinators have disclosed material information in their (or their Related Parties’)

possession. Each Lender and the Issuing Lender represents to the Administrative Agent, the Joint Lead Arrangers and the Sustainability Coordinators that it has, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers, the Sustainability Coordinators, the Issuing Lender or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrower hereunder. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers, the Sustainability Coordinators, the Issuing Lender or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Each Lender and the Issuing Lender represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities set forth herein and (b) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Credit Agreement as a Lender or Issuing Lender for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and the Issuing Lender agrees not to assert a claim in contravention of the foregoing. Each Lender and the Issuing Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender or the Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans, issue or participate in letters of credit or providing such other facilities.
15.26Enforcement. By its acceptance of the benefits of this Credit Agreement and the other Loan Documents, each Lender agrees that (a) the Loan Documents may be enforced only by the Administrative Agent, subject to Section 16.15 and (b) no Lender shall have any right individually to enforce or seek to enforce this Credit Agreement or the other Loan Documents.
15.27[Reserved].
15.28[Reserved].
15.29Method of Making Payments. Payment and transfer of all amounts owing or to be paid or remitted hereunder, including, without limitation, payment of the Advance Payment by Lenders, and distribution of principal or interest payments or fees or other amounts by the Administrative Agent, shall be by wire transfer in accordance with the instructions contained on Exhibit 15.29 hereto (“Wire Instructions”).
15.30Defaulting Lenders.
15.30.1Lender Default. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(a)Waivers and Amendments. The Individual 5-Year Commitment of such Defaulting Lender (and any Voting Participant entitled to vote on behalf of such Defaulting Lender) shall not be included in determining whether the Required Lenders have taken or may take any action under this Credit Agreement or the Loan Documents (including any consent to any action, amendment or waiver pursuant to Subsection 15.10.2).

(b)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 14 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 15.36 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Subsection 15.30.3; fourth, as Borrower may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Credit Agreement, in accordance with Section 15.30; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 10.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swingline Advances are held by the Lenders pro rata in accordance with their respective Applicable Percentage without giving effect to Subsection 15.30.1(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Subsection 15.30.1(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)Certain Fees.
(i)No Defaulting Lender shall be entitled to receive any 5-Year Facility Fee for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(ii)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 15.30.
(iii)With respect to any 5-Year Facility Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clauses (i) or (ii) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause (d) below, (y) pay to the Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such

Defaulting Lender to the extent allocable to the Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(d)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentage (calculated without regard to such Defaulting Lender’s 5-Year Commitment) but only to the extent that (x) the conditions set forth in Section 10.2 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified the Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Individual 5-Year Lending Capacity of any Non-Defaulting Lenders to be less than zero. Subject to Section 16.29, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(e)Cash Collateral, Repayment of Swingline Advances. If the reallocation described in clause (d) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Advances in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 15.30.3.
15.30.2Defaulting Lender Cure. If Borrower, the Administrative Agent, the Swingline Lender and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par (and reimburse any Lender for its Funding Losses attributable to such purchase) that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Advances to be held pro rata by the Lenders in accordance with the 5-Year Commitments under the applicable facility (without giving effect to Subsection 15.30.1(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
15.30.3Cash Collateral. (a) At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent) Borrower shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Subsection 15.30.1(d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the outstanding Fronting Exposure of the Issuing Lender.
(b)Grant of Security Interest. To the extent provided by any Defaulting Lender, such Defaulting Lender hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (c) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the outstanding Fronting Exposure of the Issuing Lender, Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative

Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(c)Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under this Section 15.30 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Subsection 15.30.3(d) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that, subject to this Section 15.30, the Person providing Cash Collateral, the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.
15.31Status of Lenders.
(a)Any Lender that is entitled to an exemption from or reduction in withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 15.31(b)(i), (b)(ii) and (b)(iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(b)Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,
(i)any Lender that is a U.S. Person shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(ii)any Non-US Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-US Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), whichever of the following is applicable: (A) in the case of a Non-US Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding

Tax pursuant to the “business profits” or “other income” article of such tax treaty; (B) executed copies of IRS Form W-8ECI; (C) in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 15.31A to the effect that such Non-US Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or (D) to the extent a Non-US Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8-BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 15.31B or Exhibit 15.31C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-US Lender is a partnership and one or more direct or indirect partners of such Non-US Lender are claiming the portfolio interest exemption, such Non-US Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 15.31D on behalf of each such direct and indirect partner;
(iii)any Non-US Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-US Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(iv)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.
15.32Mitigation Obligations; Replacement of Lenders.
15.32.1Designation of a Different Lending Office. If any Lender requests compensation under Section 16.12, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 16.12, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 16.12, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
15.32.2Replacement of Lenders. If any Lender requests compensation under Section 16.12, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 16.12 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 15.32.1 above or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 16.22), all of its interests, rights (other than its existing rights to payments pursuant to Section 16.12) and obligations under this Credit Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 16.15;
(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit drawings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Article 13) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)in the case of any such assignment resulting from a claim for compensation under Section 16.12 or payments required to be made pursuant to Section 16.12, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with applicable law; and
(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
15.32.3A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
15.33Amendments Concerning Agency Function. None of the Administrative Agent, the Bid Agent, the Issuing Lender or the Swingline Lender shall be bound by any waiver, amendment, supplement or modification of this Credit Agreement or any other Loan Document which affects its rights, duties or obligations hereunder or thereunder unless it shall have given its prior written consent thereto.
15.34Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 15 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

15.35Filing Proofs of Claim. In case of the pendency of any proceedings under any Debtor Relief Law or any other judicial proceeding relating to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand therefor) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the owing and unpaid principal and interest in respect to the Obligations of the Borrower under this Credit Agreement and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under this Credit Agreement) allowed in such proceeding;
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and
(c)any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Credit Agreement.
15.36Setoff. If an Event of Default shall have occurred and be continuing, each Lender and the Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, the Issuing Lender, or any such Affiliate, to or for the credit or the account of Borrower against any and all of the Obligations of Borrower now or hereafter existing under this Credit Agreement or any other Loan Document to such Lender, the Issuing Lender or their respective Affiliates, irrespective of whether or not such Lender, the Issuing Lender or Affiliate shall have made any demand under this Credit Agreement or any other Loan Document and although such Obligations of Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the Issuing Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 15.30 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, and the Lender, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section 15.36 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates may have. Each Lender and the Issuing Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
15.37Further Assurances. The Administrative Agent and each Lender agree to take whatever steps and execute such documents as may be reasonable and necessary to implement this Article 15 and to carry out fully the intent thereof.
15.38No Reliance on the Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti-terrorism law, Anti-Corruption Law or Sanctions, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or its agents, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Laws.
15.39Rate Disclaimer. The Administrative Agent does not warrant or accept responsibility for, and each of the parties to this Credit Agreement hereby acknowledge and agree (for the benefit of the Administrative Agent) that the Administrative Agent shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, any Benchmark, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, any initial Benchmark or any other Benchmark or Benchmark Replacement prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, or any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, any initial Benchmark or any other Benchmark or Benchmark Replacement, in each case pursuant to the terms of this Credit Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
ARTICLE 16.

MISCELLANEOUS
16.1Costs and Expenses. To the extent permitted by law, Borrower agrees to pay to the Administrative Agent, the Lenders, the Sustainability Coordinators and the Issuing Lender, on demand, all out-of-pocket costs and expenses (a) incurred by the Administrative Agent (including, without limitation, the reasonable fees and expenses of counsel retained by the Administrative Agent, and including fees and expenses incurred for consulting, appraisal, engineering, inspection, and environmental assessment services) in connection with the preparation, negotiation, and execution of the Loan Documents and the transactions contemplated thereby, and processing the 5-Year Borrowing Notices; (b) incurred by the Administrative Agent, any Lender or the Issuing Lender (including, without limitation, the reasonable fees and expenses of counsel retained by the Administrative Agent, the Lenders and the Issuing Lender) in connection with the enforcement or protection of the Lenders rights under the Loan Documents upon the occurrence of an Event of Default or upon the commencement of an action by Borrower against the Administrative Agent, any Lender or the Letter of Credit, including without limitation collection of the Loan (regardless of whether such enforcement or collection is by court action or otherwise); and (c) incurred by each Sustainability Coordinator in connection with such ESG Amendment and any ESG-related matters in connection therewith. Borrower shall not be obligated to pay the costs or expenses of any Person whose only interest in the Loan is as a holder of a participation interest. In addition, to the extent permitted by law, Borrower agrees to pay to the Bid Agent, on demand, all out-of-pocket costs and expenses incurred by the Bid Agent in connection with the processing of Bid Rate Loans, including the Bid Requests, Bids, Bid Results Notices, and Bid Selection Notices and the procedures related thereto.
16.2Service of Process and Consent to Jurisdiction. Borrower and each Lender hereby agrees that any litigation with respect to this Credit Agreement or to enforce any judgment obtained against such Person for breach of this Credit Agreement or under the Notes or other Loan Documents may be brought in any New York State court or (if applicable subject matter jurisdictional requirements are present) Federal court of the United States of America, in each case sitting in New York County, New York, and any appellate court from any thereof, as the Administrative Agent may elect; and, by execution and delivery of this Credit Agreement, Borrower and each Lender irrevocably submits to such jurisdiction. With respect to litigation concerning this Credit Agreement or under the Notes or other Loan Documents, Borrower and each Lender hereby appoints, until six (6) months after the expiration of the 5-Year Maturity Date (as it may be extended at anytime), Corporation Service Company, or such other Person as it may designate to the Administrative Agent, in each case with offices in New York, New York and otherwise reasonably acceptable to the Administrative Agent to serve as the agent of Borrower or such Lender to receive for and on its behalf at such agent’s New York, New York office, service of process, which service may be made by mailing a copy of any summons or other legal process to such Person in care of such agent. Borrower and each Lender agrees that it shall maintain a duly appointed agent in New York, New York for service of summons and other legal process as long as it remains obligated under this Credit Agreement and shall keep the Administrative Agent advised in writing of the identity and location of such agent. The receipt by such agent and/or by Borrower or such Lender, as applicable, of such summons or other legal process in any such litigation shall be deemed personal service and acceptance by Borrower or such Lender, as applicable, for all purposes of such litigation. Borrower and each Lender hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
16.3Jury Waiver. IT IS MUTUALLY AGREED BY AND BETWEEN THE ADMINISTRATIVE AGENT, THE BID AGENT, EACH LENDER, AND BORROWER THAT THEY EACH WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANY OTHER PARTY ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS CREDIT AGREEMENT, THE NOTES, OR THE OTHER LOAN DOCUMENTS.
16.4 All notices, requests and demands required or permitted under the terms of this Credit Agreement shall be in writing and (a) shall be addressed as set forth below or at such other address as either party shall designate in writing, (b) shall be deemed to have been given or made: (i) if delivered personally, immediately upon delivery, (ii) if by telecopier transmission, immediately upon sending and upon confirmation of receipt, (iii) if by electronic transmission, unless the Administrative Agent otherwise prescribes, and as further set forth in Section 16.16, immediately upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic transmission (other than an automatically generated reply), or other written acknowledgement), provided that if such notice or other communication is not sent during normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of the next Business Day for the recipient, (iv) if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending, and (v) if by United States Mail, certified mail, return receipt requested, five (5) days after mailing.
16.4.1Borrower:
CHS Inc.
5500 Cenex Drive
Inver Grove Heights, Minnesota 55077
FAX:
Attention:
e-mail address:
with a copy to:
CHS Inc.
5500 Cenex Drive
Inver Grove Heights, Minnesota 55077

FAX:
Attention:
e-mail address:
16.4.2Administrative Agent:
CoBank, ACB
6340 South Fiddlers Green Circle
Greenwood Village, Colorado 80111
FAX:
Attention:
e-mail address:
16.4.3Bid Agent:
CoBank, ACB
6340 South Fiddlers Green Circle
Greenwood Village, Colorado 80111
FAX:
Attention:
e-mail address:
16.4.4Lenders:
On file with Administrative Agent.
16.5Liability of Administrative Agent and Bid Agent. Neither the Administrative Agent nor the Bid Agent shall have any liabilities or responsibilities to Borrower or any Subsidiary on account of the failure of any Lender to perform its obligations hereunder or to any Lender on account of the failure of Borrower or any Subsidiary to perform their respective obligations hereunder or under any other Loan Document.
16.6[Reserved].
16.7Severability. In the event any one or more of the provisions contained in this Credit Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
16.8Entire Agreement. This Credit Agreement (together with all exhibits hereto, which are incorporated herein by this reference) and the other Loan Documents represent the entire understanding of the Administrative Agent, the Bid Agent, each Lender, and Borrower with respect to the subject matter hereof and shall replace and supersede any previous agreements of the parties with respect to the subject matter hereof.
16.9Applicable Law. TO THE EXTENT NOT GOVERNED BY FEDERAL LAW, THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
16.10Captions. The captions or headings in this Credit Agreement and any table of contents hereof are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Credit Agreement.

16.11Complete Agreement; Amendments. THIS CREDIT AGREEMENT AND THE NOTES ARE INTENDED BY THE PARTIES HERETO TO BE A COMPLETE AND FINAL EXPRESSION OF THEIR AGREEMENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS ORAL AGREEMENT. THE ADMINISTRATIVE AGENT, THE BID AGENT, EACH LENDER, AND BORROWER ACKNOWLEDGE AND AGREE THAT NO UNWRITTEN ORAL AGREEMENT EXISTS BETWEEN THEM WITH RESPECT TO THE SUBJECT MATTER OF THIS CREDIT AGREEMENT. This Credit Agreement may not be modified or amended unless such modification or amendment is in writing and is signed by Borrower, the Administrative Agent, the Bid Agent, and the requisite Lenders necessary to approve such modification or amendment pursuant to Section 16.31 hereof (and each such modification or amendment shall thereupon be binding on Borrower, the Administrative Agent, the Bid Agent, all Lenders and all other parties to this Credit Agreement). Borrower agrees that it shall reimburse the Administrative Agent for all fees and expenses incurred by the Administrative Agent in retaining outside legal counsel in connection with any amendment or modification to this Credit Agreement requested by Borrower.
16.12Increased Costs.
16.12.1Increased Costs Generally. If any Change in Law shall:
(a)impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(b)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(c)impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Loans made by such Lender;
(d)and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
16.12.2Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Credit Agreement, the 5-Year Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

16.12.3Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in this Section 16.12 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
16.12.4Delay In Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 16.12 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 16.12 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
16.12.5Survival. The obligations of the Borrower under this Section 16.12 shall survive the termination of this Credit Agreement and other covenants.
16.13[Reserved].
16.14Replacement Notes. Upon receipt by Borrower of evidence satisfactory to it of: (a) the loss, theft, destruction or mutilation of any Note, and (in case of loss, theft or destruction) of the agreement of the Lender to which the Note was payable to indemnify Borrower, and upon surrender and cancellation of such Note, if mutilated; or (b) the assignment by any Lender of its interest hereunder and the Notes, if any, relating thereto, or any portion thereof, pursuant to this Credit Agreement, then Borrower will pay any unpaid principal and interest (and Funding Losses, if applicable) then or previously due and payable on such Notes and, if the Lender requests a Note as provided in Section 2.4 hereof, will (upon delivery of such Notes for cancellation, unless covered by subclause (a) of this Section 16.14) deliver in lieu of each such Note a new Note or, in the case of an assignment of a portion of any such Lender’s Syndication Interest, new Notes, for any remaining balance. Each new or replacement Note shall be dated as of the Closing Date.
16.15Successors and Assigns.
16.15.1Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 16.15.2, (ii) by way of participation in accordance with the provisions of Section 16.15.4, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 16.15.5 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 16.15.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.
16.15.2Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Individual 5-Year Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(a)Minimum Amounts.
(i)in the case of an assignment of the entire remaining amount of the assigning Lender’s Individual 5-Year Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 16.15.2(a)(ii) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(ii)in any case not described in Section 16.15.2(a)(i) above, the aggregate amount of the Individual 5-Year Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Individual 5-Year Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(b)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Individual 5-Year Commitment assigned, except that this clause (b) shall not (A) apply to rights in respect of Bid Rate Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate facilities on a non-pro rata basis.
(c)Required Consents. No consent shall be required for any assignment except to the extent required by Section 16.15.2(a)(ii) and, in addition:
(i)the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;
(ii)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(iii)the consent of the Issuing Lender and Swingline Lender shall be required.
(d)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire in form and substance satisfactory to the Administrative Agent.
(e)No Assignment to Certain Persons. No such assignment shall be made to (A) Borrower or any of Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.
(f)No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(g)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Advances in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 16.15.3, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 6.7 and 16.1 and Article 13 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lenders’ having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 16.15.4.
16.15.3 Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at the address listed in Section 16.4.2 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the 5-Year Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
16.15.4 Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, a Defaulting Lender or any of its Subsidiaries or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its 5-Year Commitment and/or the Loans owing to it); provided that, (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, the Administrative Agent, the Issuing Lender and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 15.19 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 16.31(a) through (e) that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 6.4.1, 6.4.2, 6.4.3, 6.4.4, 6.4.5, 6.7, 15.31, 16.12 and 16.12.2 (subject to the requirements and limitations therein, including the requirements under Section 15.31(g) (it being understood that the documentation required under Section 15.31(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 16.15.2; provided that such Participant (A) agrees to be subject to the provisions of Sections 15.32 as if it were an assignee under Section 16.15.2; and (B) shall not be entitled to receive any greater payment under Sections 6.4.1, 6.4.2, 6.4.3, 6.4.4, 6.4.5, 15.31 or 16.12, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 15.32 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 15.36 as though it were a Lender; provided that such Participant agrees to be subject to Section 15.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. CoBank reserves the right to sell participations on a non-patronage basis; provided that CoBank shall use commercially reasonable efforts to sell participations on a patronage basis.
Notwithstanding the preceding paragraph, any Participant that is a Farm Credit Lender that (i) has purchased a participation in a minimum amount of $10,000,000, (ii) has been designated as a voting Participant (a “Voting Participant”) in a notice (a “Voting Participant Notice”) sent by the relevant Lender (including any existing Voting Participant) to the Administrative Agent and (iii) receives, prior to becoming a Voting Participant, the consent of the Administrative Agent (such Administrative Agent consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with Section 16.15 and such consent is not required for an assignment to an existing Voting Participant, shall be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by Lenders, and the voting rights of the selling Lender (including any existing Voting Participant) shall be correspondingly reduced, on a dollar-for-dollar basis. Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Exhibit 16.15.4 shall be a Voting Participant without delivery of a Voting Participant Notice and without the prior written consent of the Administrative Agent. The selling Lender (including any existing Voting Participant) and the purchasing Voting Participant shall notify the Administrative Agent within three (3) Business Days of any termination, reduction or increase of the amount of, such participation. The Administrative Agent shall be entitled to conclusively rely on information contained in Voting Participant Notices and all other notices delivered pursuant hereto. The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of such Voting Participant that is not a Farm Credit Lender.
16.15.5 Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender,

including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
16.16Direct Website Communications; Electronic Transmission Communications.
16.16.1Delivery.
(a)Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Credit Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but, subject to the provisions of Subsection 16.16.3 hereof, excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Credit Agreement prior to the scheduled date therefor, (iii) provides notice of any Potential Default or Event of Default under this Credit Agreement, or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Credit Agreement and/or any borrowing, issuance or reissuance of a Letter of Credit, or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium and in a format acceptable to the Administrative Agent as follows (A) all financial statements to CIServices@cobank.com and (B) all other Communications to MB_CapitalMarkets@cobank.com. In addition, Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Credit Agreement but only to the extent requested by the Administrative Agent. Receipt of the Communications by the Administrative Agent at the appropriate e-mail address as set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Credit Agreement and any other Loan Documents. Nothing in this Section 16.16 shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to this Credit Agreement or any other Loan Document in any other manner specified in this Credit Agreement or any other Loan Document.
(b)Each Lender agrees that receipt of e-mail notification that such Communications have been posted pursuant to Subsection 16.16.2 below at the e-mail address(es) set forth beneath such Lender’s name on its signature page hereto or pursuant to the notice provisions of any Assignment and Assumption shall constitute effective delivery of the Communications to such Lender for purposes of this Credit Agreement and any other Loan Document. Each Lender further agrees to notify the Administrative Agent in writing (including by electronic communication) promptly of any change in its e-mail address or any extended disruption in its internet delivery services.
16.16.2Posting. Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on “SyndTrak” (“Platform”). The Platform is secured with a dual firewall and a User ID/Password Authorization System and through a single user per deal authorization method whereby each user may access the Platform only on a deal-by-deal basis. Borrower acknowledges that the distribution of Communications through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.
16.16.3Additional Communications. The Administrative Agent reserves the right and Borrower and each Lender consents and agrees thereto, to, upon written notice to Borrower and all Lenders, implement and require use of a secure system whereby any notices or other communications required or permitted by this Credit Agreement, but which are not specifically covered by Subsection 16.16.1 hereof, and including, without limitation, 5-Year Borrowing Notices, 5-Year Funding Notices, Bid Requests, Bids, Bid Results Notices, Bid Selection Notices, notices of Swingline Rates, Swingline Advance Requests, and any communication described in clauses (i) through (iv) of Subsection 16.16.1(a)

hereof, shall be sent and received via electronic transmission to the e-mail addresses described in Subsection 16.16.1(b) hereof.
16.16.4Disclaimer. The Communications transmitted pursuant to this Section 16.16 and the Platform are provided “as is” and “as available.” CoBank does not warrant the accuracy, adequacy or completeness of the Communications or the Platform and CoBank expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by CoBank in connection with the Communications or the Platform. In no event shall CoBank or any of its Related Parties have any liability to Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s or the Administrative Agent’s transmission of communications or notices through the Platform.
16.16.5Termination. The provisions of this Section 16.16 shall automatically terminate on the date that CoBank ceases to be the Administrative Agent under this Credit Agreement.
16.17Accounting Terms. All accounting terms used herein which are not expressly defined in this Credit Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (a) all computations made pursuant to this Credit Agreement shall be made in accordance with GAAP (except as provided otherwise in the definition of Capital Leases), and (b) all financial statements shall be prepared in accordance with GAAP. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Borrower and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. Without limiting the foregoing, any operating lease properly classified as an operating lease as of December 31, 2015 shall be classified and accounted for as an operating lease during the term of this Credit Agreement for all purposes of this Credit Agreement, notwithstanding any changes in GAAP relating thereto.
Notwithstanding the foregoing, if Borrower notifies the Administrative Agent that, in Borrower’s reasonable opinion, or if the Administrative Agent notifies Borrower that, in the Administrative Agent’s reasonable opinion (or at the reasonable request of the Required Lenders), as a result of a change in GAAP after the date hereof, any covenant contained in Sections 11.14, 12.5(e), 12.3 and 12.4 or 12.8, or any of the defined terms used therein no longer apply as intended such that such covenants are materially more or less restrictive to Borrower than as at the date of this Credit Agreement, Borrower shall negotiate in good faith with the Administrative Agent and the Lenders to make any necessary adjustments to such covenant or defined term to provide the Lenders with substantially the same protection as such covenant provided prior to the relevant change in GAAP. Until Borrower and the Administrative Agent (with the approval of the Required Lenders) so agree to reset, amend or establish alternative covenants or defined terms, (a) the covenants contained in Sections 11.14, 12.5(e), 12.3 and 12.4 or 12.8, together with the relevant defined terms, shall continue to apply and compliance therewith shall be determined on the basis of GAAP in effect at the date of this Credit Agreement and (b) each set of financial statements delivered to the Administrative Agent pursuant to Section 11.2 after such time shall include detailed reconciliations reasonably satisfactory to the Required Lenders and the Administrative Agent as to the effect of such change in GAAP.
16.18Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
16.19Mutual Release. Upon full indefeasible payment and satisfaction of the Obligations and the other obligations contained in this Credit Agreement, the parties, including Borrower, the Administrative Agent, the Bid Agent, and each Lender shall, except as provided in Article 13 hereof and except with respect to Borrower’s reimbursement obligation to the issuer of each Letter of Credit with an expiry date beyond the 5-Year Maturity Date, thereupon automatically each be fully, finally, and forever released and discharged from any further claim, liability, or obligation in connection with the Obligations.
16.20Liberal Construction. This Credit Agreement constitutes a fully negotiated agreement between commercially sophisticated parties, each assisted by legal counsel, and shall not be construed and interpreted for or against any party hereto.
16.21Counterparts. This Credit Agreement may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto. Copies of documents or signature pages bearing original signatures, and executed documents or signature pages delivered by a party by telecopier, or electronic transmission of an Adobe® file format document (also known as a PDF file) shall, in each such instance, be deemed to be, and shall constitute and be treated as, an original signed document or counterpart, as applicable. Any party delivering an executed counterpart of this Credit Agreement by telecopier, or electronic transmission (in “.pdf” or similar format) also shall deliver an original executed counterpart of this Credit Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Credit Agreement.
16.22Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lender agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Credit Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Credit Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the 5-Year Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the 5-Year Facility; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any Subsidiary of the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Credit Agreement and information about this Credit Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Credit Agreement, the other Loan Documents and the 5-Year Commitments.
For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
In addition to the foregoing, the Administrative Agent and the Borrower hereby agree that, with the prior written consent of the Borrower (such consent not to be unreasonably conditioned, withheld or delayed), the Administrative Agent may, in its discretion, place advertisements in financial and other newspapers and periodicals, and on a home page or similar place for dissemination of information on the Internet or worldwide web. The Borrower hereby agrees that the Administrative Agent and the Lenders may, in their discretion and without any additional consent of or notice to the Borrower or any other Person, circulate and/or publish similar promotional materials after the Closing Date in the form of a “tombstone” or otherwise describing the names and including the logo(s) of the Borrower and its affiliates (or any of them), and/or the amount, type and Closing Date. All such advertisements and promotional materials shall be at the Administrative Agent’s or the applicable Lender’s expense.
16.23USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the USA PATRIOT Act.
16.24Waiver of Borrower’s Rights Under Farm Credit Act. Borrower, having been represented by legal counsel in connection with this Credit Agreement and, in particular, in connection with the waiver contained in this Section 16.24, does hereby voluntarily and knowingly waive, relinquish, and agree not to assert at any time, any and all rights that Borrower may have or be afforded under the sections of the Agricultural Credit Act of 1987 designated as 12 U.S.C. Sections 2199 through 2202e and the implementing Farm Credit Administration regulations as set forth in 12 C.F.R Sections 617.7000 through 617.7630, including those provisions which afford Borrower certain rights, and/or impose on any lender to Borrower certain duties, with respect to the collection of any amounts owing hereunder or the foreclosure of any liens securing any such amounts, or which require the Administrative Agent or any present or future Lender to disclose to Borrower the nature of any such rights or duties. This waiver is given by Borrower pursuant to the provisions of 12 C.F.R. Section 617.7010(c) to induce the Lenders to fund and extend to Borrower the credit facilities described herein and to induce those Lenders which are Farm Credit Lenders to agree to provide such credit facilities commensurate with their Individual 5-Year Commitments as they may exist from time to time.
16.25More Restrictive Covenants.
(a)If at any time, Borrower or any of its Subsidiaries enters into any Material Debt Agreement pursuant to which Borrower or such Subsidiary is required to comply with any covenant or provision that is more restrictive in any respect than the covenants and provisions contemplated in this Credit Agreement (such covenant or provision, an “Additional Provision”), Borrower shall promptly give notice to the Administrative Agent and shall, at the request of the Administrative Agent, whether acting on behalf of the Lenders or on the instructions of the Required Lenders, execute and deliver such amendments and/or supplements to this Credit Agreement to evidence the agreement of Borrower and its Subsidiaries and the Administrative Agent and the Lenders to comply with such more restrictive covenant or provision;
(b)so long as no Potential Default or Event of Default has occurred and is continuing on the date on which any Additional Provision is amended or modified in the relevant Material Debt Agreement such that such Additional Provision is less restrictive on Borrower in a manner consistent with this Credit Agreement, any Additional Provision is removed from such Material Debt Agreement or such Material Debt Agreement shall be terminated, any Additional Provision incorporated into this Credit Agreement pursuant to this Section 16.25: (x) shall be deemed amended, modified or removed as a result of any amendment, modification or removal of such Additional Provision under such Material Debt Agreement and (y) shall be deemed deleted from this Credit Agreement at such time as such Material Debt Agreement shall be terminated and no amounts shall be outstanding thereunder; provided, that, (i) other than as provided in this Section 16.25, this Credit Agreement shall not be amended to delete any covenant, undertaking, event of default, restriction or other provision included in this Credit Agreement (other than by operation of Section 16.25(a)) or to make any such provision less restrictive on Borrower and its Consolidated Subsidiaries; and (ii) if any lender, noteholder or agent under any Material Debt Agreement is paid any remuneration as consideration for any amendment, modification or removal of such Additional Provision under such Material Debt Agreement, then such remuneration shall be concurrently paid, on the same equivalent terms, ratably to each Lender hereunder; and
(c)Borrower will not at any time permit any Subsidiary to guaranty, become a co-borrower or otherwise become obligated in respect of any Debt owing under any Material Debt Agreement unless contemporaneously such Subsidiary guaranties, or becomes similarly obligated in respect of Obligations, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.
16.26LLC Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s law): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Voting Interests at such time.
16.27Amendment and Restatement of the Existing Credit Agreement.
(a)The parties to this Credit Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Credit Agreement and (ii) satisfaction of the conditions set forth in Section 10.1, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Credit Agreement. This Credit Agreement is not intended to and shall not constitute a novation. All “Loans” made and “Bank Debt” incurred or arising under the Existing Credit Agreement which are outstanding on the Closing Date shall continue and be re-evidenced as Obligations under (and shall be governed by the terms of) this Credit Agreement and the other Loan Documents (such existing “Loans” being referred to herein as the “Existing Loans”). Without limiting the foregoing, upon the effectiveness hereof: (A) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Credit Agreement and the Loan Documents, (B) all obligations constituting “Bank Debt” (as defined in the Existing Credit Agreement) with any Lender or any Affiliate of any Lender (other than a Departing Lender) which are outstanding on the Closing Date shall continue as Obligations under this Credit Agreement and the other Loan Documents, (C) the

Administrative Agent shall, in consultation with Borrower, make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit and loan exposure under the Existing Credit Agreement as are necessary in the judgment of the Administrative Agent in order that each such Lender’s outstanding Loans hereunder reflect such Lender’s ratable share of the Loans on the Closing Date, (D) the “Bank Debt” (as defined in the Existing Credit Agreement) (excluding contingent indemnification obligations to the extent no unsatisfied claim giving rise thereto has been asserted and any obligations referred to in clause (E) hereof) under the Existing Credit Agreement of each Departing Lender shall be repaid in full, each Departing Lender’s “Individual 5-Year Commitment” under the Existing Credit Agreement shall be terminated and each Departing Lender shall not be a Lender hereunder and has no further rights as a Lender under the Existing Credit Agreement or hereunder; provided that it shall continue to be entitled to the benefits of Sections 6.7, 13.1, 13.2, 16.12 and 16.12.2 of the Existing Credit Agreement and the other provisions of the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) that expressly survive the termination hereof with respect to facts and circumstances occurring prior to the date hereof, and (E) Borrower hereby agrees to compensate each Lender (including each Departing Lender) for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any LIBO Rate Loans (as defined in Existing Credit Agreement) (including the “LIBO Rate Loans” under the Existing Credit Agreement) and such reallocation described above, in each case on the terms and in the manner set forth in Section 6.7 of the Existing Credit Agreement.
(b)[reserved].
(c)Without limiting the foregoing, the parties hereto (including, without limitation, each Departing Lender) hereby agree that the consent of any Departing Lender shall be limited to the acknowledgement and agreement of the provisions in this Section 16.27 and shall not be required as a condition to the effectiveness of any other amendments, restatements, supplements or modifications to the Existing Credit Agreement or the Loan Documents.
16.28No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees that (a)(i) the arranging and other services regarding this Credit Agreement provided by the Administrative Agent and Lenders are arm’s-length commercial transactions between Borrower and its respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (ii) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) Borrower is capable of evaluating, and understands and accepts, the term, risks and conditions of the transactions contemplated hereby and by the other Loan Documents, (b)(i) the Administrative Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (ii) neither the Administrative Agent or any Lender has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and each Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its respective Affiliates, and neither Administrative Agent nor any Lender has any obligation to disclose any of such interests to Borrower or any of its Affiliates.
16.29Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
16.30Terms Generally. Defined terms shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” unless already followed by such phrase. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Credit Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Credit Agreement, and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.
16.31Modifications, Amendments or Waivers. With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, may from time to time enter into written agreements amending or changing any provision of this Credit Agreement or any other Loan Document or the rights of the Lenders or the Borrower hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Borrower; provided, that no such agreement, waiver or consent may be made that will:
(a)extend or increase the Individual 5-Year Commitment of any Lender (or reinstate any obligation to make Loans terminated pursuant to Article 14) without the written consent of such Lender whose Individual 5-Year Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 10.2 or of any Potential Default, Event of Default, mandatory prepayment or a mandatory reduction in Individual 5-Year Commitment is not considered an extension or increase in Individual 5-Year Commitment of any Lender);
(b)postpone any date fixed by this Credit Agreement or any other Loan Document for any payment (excluding other mandatory prepayments of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the 5-Year Commitment hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Individual 5-Year Commitments are to be reduced, it being understood that the waiver of any mandatory prepayment of Loans (or any definition relating thereto), shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(c)reduce the principal of, or the rate of interest specified herein on, any Loan or Letter of Credit Borrowing or any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including the applicable defined terms) used in determining the 5-Year Margin in a manner that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Interest Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Interest Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;
(d)change Section 15.13, Section 6.3 or Section 14.4, in each case, in a manner that would alter the pro rata sharing of payments required thereby or the order thereof without the written consent of each Lender directly affected thereby; or
(e)change any provision of this Section 16.31 or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;
provided that (i) no agreement, waiver or consent that would modify the interests, rights or obligations of the Administrative Agent, the Swingline Lender or the Issuing Lender may be made without the written consent of such Administrative Agent, the Swingline Lender or the Issuing Lender, as applicable, (ii) only the consent of the parties thereto shall be required for any amendment to a Fee Letter, (iii) the Schedules to this Credit Agreement may be modified as provided in and subject to the terms described herein, (iv) in order to implement an ESG Amendment in accordance with Section 2.12.1, this Credit Agreement may be amended (or amended and restated) for such purpose (but solely to the extent necessary to implement an ESG Amendment in accordance with Section 2.12.1) by the Borrower, the Administrative Agent, the Sustainability Coordinators and the Required Lenders, (v) the Administrative Agent and the Borrower may, without the consent of any Lender, enter into amendments or modifications to this Credit Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 5.2.3(b) in accordance with the terms of Section 5.2.3(b); and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 16.31(a) through 16.31(e) above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 15.32.
No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Individual 5-Year Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding anything to the contrary herein, this Credit Agreement may be amended and restated or amended without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement or amendment, such Lender shall no longer be a party to this Credit Agreement (as so amended and restated or amended), the Individual 5-Year Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Credit Agreement.
Notwithstanding anything to the contrary contained herein, if following the Closing Date, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of this Credit Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof. It is understood that posting such amendment electronically on SyndTrak or another relevant website with notice of such posting by the Administrative Agent to the Required Lenders shall be deemed adequate receipt of notice of such amendment.
[Signature pages commence on the next page]

IN WITNESS WHEREOF, the parties have executed Credit Agreement as of the date first above written.
BORROWER:
CHS INC., a COOPERATIVE corporation formed under the laws of the State of Minnesota
By:
Name:
Title:

1

ADMINISTRATIVE AGENT, BID AGENT AND ISSUING LENDER:
COBANK, ACB
By:
Name:
Title:

2

LENDERS:
COBANK, ACB
By:
Name:
Title:
SUMITOMO MITSUI BANKING CORPORATION
By:
Name:
Title:
VOTING PARTICIPANTS:

By:
Name:
Title:

3